Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:	)	Case No. 02-B02474
	)	Jointly Administered
KMART CORPORATION, et al.,	)	Chapter 11
	)	Hon. Susan Pierson Sonderby
)
Debtors.	)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
UNDER 11 U.S.C. §§ 1129(a) AND (b) AND FED. R. BANKR.
P. 3020 CONFIRMING THE FIRST AMENDED JOINT PLAN OF
REORGANIZATION OF KMART CORPORATION AND ITS AFFILIATED DEBTORS AND
DEBTORS-IN-POSSESSION, AS MODIFIED

     Upon the motion, dated February 11, 2003 (the “Motion”), of Kmart Corporation (“Kmart”) and certain of its subsidiaries and affiliates (the “Affiliate Debtors”),1 debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”), for the entry of an order approving the Debtors’ Disclosure Statement (as defined below); determining the treatment of certain claims for notice and voting purposes; establishing a record date for voting and solicitation purposes and procedures for filing objections to the First Amended Joint Plan of Reorganization of Kmart Corporation and Its Affiliated Debtors and Debtors-in-Possession (Docket No. 8384) (the “Original Plan”)2 and temporary allowance of claims for

[1]	The Debtors are the following entities: Kmart Corporation, Kmart Corporation of Illinois, Inc., Kmart of Indiana, Kmart of Pennsylvania LP, Kmart of North Carolina LLC, Kmart of Texas LP, Bluelight.com LLC, Big Beaver of Florida Development LLC, The Coolidge Group, n/k/a, TC Group I LLC, Kmart Michigan Property Services, L.L.C., Kmart Financing I, Troy CMBS Property, L.L.C., Big Beaver Development Corporation, Big Beaver of Guaynabo Development Corporation, Kmart International Services, Inc., Big Beaver of Caguas Development Corporation, Bluelight.com, Inc., Kmart Holdings, Inc., Kmart of Amsterdam, NY Distribution Center, Inc., Kmart Stores of Indiana, Inc., f/k/a Kmart Logistics Services, Inc., Kmart of Michigan, Inc., Kmart Stores of TCNP, Inc., f/k/a Kmart Trading Services, Inc., Kmart Overseas Corporation, JAF, Inc., VTA, Inc., Big Beaver of Caguas Development Corporation II, Big Beaver of Carolina Development Corporation, Kmart Pharmacies, Inc., Builders Square, Inc., and Sourcing & Technical Services Inc.

[2]	Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Original Plan. Any term used in the Original Plan or this order (the “Confirmation Order”) that is not defined in the Original Plan or this Confirmation Order, but that is used in the United
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voting purposes; and approving solicitation procedures for confirmation and seeking confirmation of the Plan (defined below); and based upon (i) the Court’s review of the Trumbull Certificate of Publication, the Trumbull Affidavit of Mailing with Respect to Solicitation Materials (the “Trumbull Affidavit”), the Innisfree Affidavit of Mailing with Respect to Solicitation Materials (the “Innisfree Affidavit”), the Declaration of William R. Gruber, Jr., Certifying Tabulation of Ballots Regarding Vote on First Amended Joint Plan of Reorganization of Kmart Corporation and Its Affiliated Debtors and Debtors-in-Possession (the “Voting Report”) (Undocketed), each filed on April 10, 2003, (ii) the Memorandum of Law in Support of Confirmation of the Original Plan as modified by the modifications set forth herein (the “Plan”), a copy of which is attached hereto as Exhibit A, filed by the Debtors on April 10, 2003, (iii) the Declarations of Julian C. Day (the “Day Declaration”), Ronald B. Hutchison (the “Hutchison Declaration”), Albert A. Koch (the “Koch Declaration”), Edward J. Stenger (the “Stenger Declaration”), Henry Miller (the “Miller Declaration”), and Michael Deighan (the “Deighan Declaration”) and in support of Confirmation of the Plan filed by the Debtors on April 11, 2003, (iv) all of the evidence proffered or adduced at, objections filed in connection with, and

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Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”), or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

arguments of counsel made at, the Confirmation Hearing (as defined below), and (v) the entire record of these Chapter 11 Cases; and after due deliberation thereon and good and sufficient cause appearing therefor, the Court hereby makes the following findings of fact and conclusions of law.3

              THE COURT FINDS AND CONCLUDES THAT:

     A.     Filing Of First Amended Plan. On February 26, 2003, the Debtors filed the Plan and the Disclosure Statement with Respect to First Amended Joint Plan of Reorganization of Kmart Corporation and Its Affiliated Debtors and Debtors-in-Possession (as transmitted to parties-in-interest, the “Disclosure Statement”).

     B.     Solicitation Procedures Order. On February 25, 2003, the Court entered an order (the “Solicitation Procedures Order”) that, among other things, (i) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, (ii) fixed April 14, 2003, as the date for the commencement of the hearing to consider confirmation of the Original Plan (the “Confirmation Hearing”), (iii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (iv) established certain procedures for soliciting and tabulating votes with respect to the Original Plan.

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

     C.     Transmittal Of Solicitation Package. The Confirmation Hearing Notice, the Disclosure Statement, the Original Plan, the Solicitation Procedures Order, the Financial Institutions’ Committee’s solicitation statement with respect to the Original Plan, the Unsecured Creditors’ Committee’s solicitation statement with respect to the Original Plan and, as to Classes 3, 4, 5, 6, 7, and 8 (collectively, the “Voting Classes”), a ballot and return envelope (such ballot and envelope being referred to as a “Ballot”), were transmitted in accordance with Fed. R. Bankr. P. 3017(d) and the Solicitation Procedures Order, all as set forth in the Trumbull Affidavit and Innisfree Affidavit. In addition, as to Classes 10 and 11, the Notice of Nonvoting Status With Respect to Class 10 Subordinated Securities Claims and Class 11 Common Stock Interests as set forth in the Innisfree Affidavit, and as to Class 12, the Notice of Nonvoting Status With Respect to Class 12 Other Interests was transmitted, also as set forth in the Innisfree Affidavit.

     D.     Publication Of Confirmation Hearing Notice. The Debtors published the Confirmation Hearing Notice in The Wall Street Journal (National Edition), The New York Times (National Edition) and USA Today (National Edition) on March 7, 2003, as evidenced by the Affidavit by Trumbull Services Company, LLC, Regarding Publication.4

[4]	The full title of such pleadings is as follows: Affidavit by Trumbull Services Company, LLC, Regarding Publication of Debtors’ Notice of (1) Approval of
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     E.     Voting Reports. On April 11, 2003, the Debtors filed the Voting Report (Undocketed), certifying the method and results of the Ballot tabulation for each of the Voting Classes voting to accept or reject the Original Plan.

     F.     Bankruptcy Rule 3018(a) Stipulations. Prior to the Confirmation Hearing, multiple motions were filed for temporary allowance of claims for voting purposes pursuant to Bankruptcy Rule 3018(a) (the “3018(a) Motions”). The 3018(a) Motions include:

(a) Dorel Juvenile Group (Docket No. 9548); (b) Dorel Industries, Inc.-Ridgewood Industries (Docket No. 9550); (c) John L. Loflin (Docket No. 9578); (d) HSBC Bank USA (Docket No. 9626); (e) P.M.C. Associates, Inc. (Docket No. 9628); (f) HSBC Bank USA (Docket No. 9630); (g) SRK Broadway Associates LP (Docket No. 9632); (h) CRICKM San Jose Trust (Docket No. 9634); (i) Devon Lincoln Properties (Docket No. 9698); (j) Wells Fargo Bank Minnesota, N.A., as Trustee, through Orix Capital Markets, LLC (Docket Nos. 9700, 9702, and 9704); (k) LaSalle Bank, N.A., as Trustee, through Orix Capital Markets, LLC (Docket Nos. 9708, 9710, 9712, 9714, 9716 and 9718); (l) Wells Fargo Bank Minnesota, N.A., as Trustee, through Orix Capital Markets, LLC (Docket No. 9720); Kimco Realty Corporation (Docket No. 9721); (m) GMAC Commercial Mortgage Corporation (Docket Nos. 9724 and 9731 — 9788); (n) The Bank of New York and BNY Trust Company (Docket No. 9725); (o) Florida Tax Collectors (Docket No. 9730).

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Disclosure Statement; (2) Hearing on Confirmation of Plan; (3) Deadline and Procedures for Filing Objections to Confirmation of Plan; (4) Deadline and Procedures for Temporary Allowance of Certain Claims for Voting Purposes; (5) Treatment of Certain Claims for Notice and Voting Purposes; (6) Record Date; and (7) Voting Deadline for Receipt of Ballots (Docket No. 9899).

In addition, several stipulations were filed with the Court pursuant to Bankruptcy Rule 3018(a) (the “3018(a) Stipulations”) in which several Claim holders and the Debtors stipulated and the Court ordered that certain Claims be temporarily allowed for voting purposes only, each of which has been incorporated in the results set forth in the Voting Reports.

     G.     Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2) and 1334(a)). The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2), and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

     H.     Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases.

     I.     Transmittal And Mailing Of Materials; Notice. Due, adequate and sufficient notice of the Disclosure Statement and Plan and of the Confirmation Hearing, along with all deadlines for voting on or filing objections to the Plan, has been given to all known holders of Claims in accordance with the procedures set forth in the Solicitation Procedures Order. The Disclosure Statement, Original Plan, Ballots, Solicitation Procedures Order, Confirmation Hearing Notice, Unimpaired Creditors Notice, Notice of Nonvoting Status, the Unsecured Creditors’ Committee’s solicitation statement with respect to the Original Plan, and the Financial Institution’s Committee’s solicitation statement with respect to the Original Plan were transmitted and served in substantial compliance with the Solicitation Procedures Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required.

     J.     Solicitation. Votes for acceptance or rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations.

     K.     Ballots. All procedures used to distribute solicitation materials to the applicable holders of Claims and Interests and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy

Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Northern District of Illinois, Eastern Division and all other applicable rules, laws, and regulations.

     L.     Impaired Classes That Have Voted To Accept The Plan. As evidenced by the Voting Reports, which certified both the method and results of the voting, pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class of Claims, determined without including any acceptance by an insider of any of the Debtors, has voted to accept the Plan with respect to each Debtor.

     M.     Classes Deemed To Have Rejected The Plan. Holders of Claims and Interests in Classes 10 and 11 are not entitled to receive any distribution under the Plan on account of their Claims and Interests unless Classes 3, 4, 5, 6, 7, and 8 vote to accept the Plan. Holders of Interests in Class 12 are not entitled to receive any distribution under the Plan under any circumstance on account of their Interests. Since none of the holders of Claims and Interests in Class 10, Class 11, or Class 12 are unconditionally entitled to receive a distribution under the Plan, pursuant to Section 1126(g) of the Bankruptcy Code, each of such Classes is conclusively presumed to have rejected the Plan, and the votes of Claimholders and Interestholders in such Classes therefore will not be solicited.

     N.     Burden Of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code, by a preponderance of the evidence, which is the applicable evidentiary standard in this Court. The Court also finds that the Debtors have satisfied the elements of sections 1129(a) and (b) of the Bankruptcy Code under the clear and convincing standard of proof.

     O.     Plan Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(1)) . The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

          1. Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims (which are not required to be classified), Article III of the Plan designates between six (6) and ten (10) Classes of Claims and two (2) Classes of Interests for each of the Debtors. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

          2. Specification Of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article 4.1 of the Plan specifies the Classes of Claims that are Unimpaired. Thus, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code.

          3. Specification Of Treatment Of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article 4.2 of the Plan specifies the Classes of Claims and Interests that are Impaired under the Plan. Article V of the Plan specifies the treatment of Claims and Interests in all such Classes. Thus, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

          4. No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the relevant Debtor for each Claim in each respective Class unless the holder of a particular Claim has agreed to less favorable treatment with respect to such Claim. Thus, the Plan satisfies section 1123(a)(4) of the Bankruptcy Code.

          5. Implementation Of Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, including, without limitation, (a) the continued corporate existence of the Debtors; (b) the corporate constituent documents that will govern New Holding Company, New Operating Company and the other Reorganized Debtors after the Effective Date; (c) entry into the Exit Financing Facility, the Investment Agreement, Registration Rights Agreement, and the Trade Vendors’ Lien Program; (d) issuance of the New Holding Company Common Stock, New Holding Company Preferred Stock, New Operating Company Common Stock; and (e) the execution, delivery, filing or recording of all contracts, instruments, releases, indentures, and other agreements or documents related to the foregoing. Thus, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.

          6. Prohibition Against Issuance Of Non-Voting Equity Securities And Provisions For Voting Power Of Classes Of Securities (11 U.S.C. § 1123(a)(6)). Article 7.4 of the Plan provides that the articles of incorporation of New Holding Company will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Such statutory provisions have been incorporated into the articles of incorporation of New Holding Company, as set forth in Plan Exhibit A.

          7. Selection Of Officers, Directors And The Trustee (11 U.S.C. § 1123(a)(7)). In Article 7.5 and Article 7.6 of the Plan, as identified publicly prior to the Confirmation Hearing, or as otherwise announced at the Confirmation Hearing, the Debtors properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers or directors of the Reorganized Debtors. The appointment or employment of such individuals or entities and the proposed compensation and indemnification arrangements for officers and directors are consistent with the interests of Claimholders and with public policy. Thus, section 1123(a)(7) of the Bankruptcy Code is satisfied.

          8. Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan’s provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for (a) distributions to holders of Claims, (b) the disposition of executory contracts and unexpired leases,

(c)  the retention of, and right to enforce, sue on, settle or compromise (or refuse to do any of the foregoing with respect to) certain claims or causes of action against third parties, to the extent not waived and released under the Plan, (d) resolution of Disputed Claims, (e) allowance of certain Claims, (f) indemnification obligations, (g) releases by the Debtors and Debtors-in-Possession, and (h) releases by holders of Claims and Interests.

          9. Fed. R. Bankr. P. 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

     P.     Debtors’ Compliance With Bankruptcy Code (11 U.S.C.§ 1129(a)(2)). It appearing to the Court that the Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. The Debtors have complied with the applicable provisions of the Bankruptcy Code, including as provided or permitted by orders of the Court. The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Plan, the Disclosure Statement, the Ballots and related documents and notices, and in soliciting and tabulating votes on the Plan.

     Q.     Plan Proposed In Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases and the formulation of the Plan. See Bankruptcy Rule 3020(b). The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purpose of reorganizing and maximizing the value of each of the Debtors and the recovery to Claimholders under the circumstances of these cases.

     R.     Payments For Services Or Costs And Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, including all administrative expense and substantial contribution claims under sections 503 and 507 of the Bankruptcy Code, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. Any amounts allocated by the Debtors for the payment of such services, costs and expenses, or any recoveries or disgorgements subsequently ordered by the Court on account of payments to professionals prior to final allowance of such amounts shall constitute assets owned exclusively by the Reorganized Debtors except as otherwise provided in Section 10.2(c) of the Plan.

     S.     Directors, Officers, And Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code and have disclosed the initial officers of the Reorganized Debtors. The Debtors have disclosed the manner for selection of the initial board of directors of New Holding Company. Specifically, the initial board of directors of New Holding Company shall consist of nine (9) directors. One (1) member of senior management of the Reorganized Debtors will serve on the initial board of directors of New Holding Company. Other board members shall include (i) four (4) directors selected by the Plan Investors, at least one of whom shall not be an officer or employee of the Plan Investors or a family member of any of the foregoing, (ii) two (2) directors selected by the Unsecured Creditors’ Committee, and (iii) two (2) directors selected by the Financial Institutions’ Committee, neither of which shall be an officer or employee of ESL Investments, Inc. or a family member thereof. In addition, members of the board of directors were designated by the respective designating parties in accordance with Article 7.5(b) of the Plan as follows: Plan Investors’ Notice of Designation of Directors (Docket No. 9624) (entered on March 31, 2003); Official Unsecured Creditors’ Committee’s Notice of Designation of Individuals to Serve as Directors of New Holding Company (Docket No. 9636) (entered on March 31, 2003); Notice of Filing of Selections of Official Financial Institutions’ Committee for the (1) Board of Directors of the Reorganized Debtors’ New Holding Company, (2) Trust Advisory Board and (3) Post-Effective Date Committee (Undocketed). The existing senior officers and members of the boards of directors of each of the Affiliate Debtors other than New Holding Company shall continue to serve in their current capacities after the Effective Date; provided, however, that New Holding Company reserves the right to identify new officers and members of the board of directors of each such Affiliate Debtors at any time thereafter. On March 28, 2003, the Debtors filed Plan Exhibit L-2 which describes Assumed Employee-Related Agreements, including various employee compensation and benefit programs as well as severance and indemnification agreements assumed by the Debtors. Accordingly, because the Debtors have fully disclosed compensation to be paid to management in the Plan Exhibit L-2, the requirements of section 1129(a)(5) of the Bankruptcy Code have been met.

     T.     No Rate Changes (11 U.S.C. § 1129(a)(6)). Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

     U.     Best Interests Test (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis in Appendix B to the Disclosure Statement, the Koch Declaration, the Stenger Declaration and evidence adduced at the Confirmation Hearing (1) are persuasive, credible and accurate as of the dates such evidence was prepared, presented, or proffered, (2) either have not been controverted by other persuasive evidence or have not been challenged, (3) are based upon reasonable and sound assumptions, (4) provide a reasonable estimate of the liquidation values of the Debtors upon conversion to a case under chapter 7 of the Bankruptcy Code, and (5) establish that each holder of a

Claim or Interest in an Impaired Class that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

     V.     Acceptance By Impaired Classes (11 U.S.C. § 1129(a)(8)). On a substantively consolidated basis, all voting Impaired Classes have voted to accept the Plan. On a Debtor by Debtor basis, the following classes have voted to reject the Plan:

     Class 5 creditors of the following Debtors:
Big Beaver of Caguas Development Corporation Bluelight.com LLC Builders Square, Inc. Kmart of Michigan, Inc. Kmart of Texas, LP

     Class 6 creditors of the following Debtors:
Big Beaver Development Corporation Troy CMBS Property, LLC

     Class 7 creditors of the following Debtors:
Big Beaver of Florida Development, LLC KBL Holding, Inc. Kmart of Michigan, Inc. Kmart of North Carolina, LLC

Further, Classes 10, 11 and 12 are deemed to have rejected the Plan and, accordingly, confirmation as to Kmart Corporation is sought pursuant to 11 U.S.C. § 1129(b).

     W.     Treatment Of Administrative And Priority Tax Claims And Other Priority Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims and Other Priority Claims under the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

     X.     Acceptance By Impaired Class (11 U.S.C. § 1129(a)(10)). Each Impaired Classes of Claims other than those listed in paragraph V above have voted to accept the Plan and, to the best of the Debtors’ knowledge, do not contain “insiders.” Thus, section 1129(a)(10) of the Bankruptcy Code is satisfied.

     Y.     Feasibility (11 U.S.C. § 1129(a)(11)) . The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The financial projections in Appendix C to the Disclosure Statement, the Day Declaration, the Koch Declaration, the Miller Declaration and evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence or sufficiently challenged in any of the objections to the Plan, and (iii) establish that the Plan is feasible and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors.

     Z.     Payment Of Fees (11 U.S.C. § 1129(a)(12)). The Debtors have paid or, pursuant to Sections 1.2 and 2.1 of the Plan, will pay by the Effective Date fees payable under 28 U.S.C. § 1930, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

     AA.     Continuation Of Retiree Benefits (11 U.S.C. § 1129(a)(13)). As required by section 1129(a)(13) of the Bankruptcy Code, Section 7.7 of the Plan provides that, following the Effective Date of the Plan, the payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code) will continue at the levels established pursuant to subsections (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to the entry of this Confirmation Order, for the duration of the periods the Debtors have obligated themselves to provide such benefits, thereby satisfying section 1129(a)(13) of the Bankruptcy Code.

     AB.     Section 1129(b)/Confirmation Of The Plan Over Nonacceptance Of Impaired Classes. On a consolidated basis, all voting impaired Classes voted to accept the Plan. On a Debtor by Debtor basis, all classes of impaired claims voted to accept the Plan other than those Classes identified in paragraph V above. Pursuant to section 1129(b) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that not all Impaired Classes have voted to accept the Plan. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8), with respect to such Classes, have been met. Specifically, on a consolidated basis, the only rejecting Classes are the Deemed Rejected Classes. With respect to the Deemed Rejecting Classes, no holders of Claims or Interests junior to the holders of such Classes will receive or retain any property under the Plan on account of such Claims or Interests, and, as evidenced by the uncontroverted valuations and estimates contained in the Disclosure Statement and put into evidence at the Confirmation Hearing, no Class of Claims or Interests senior to any such Classes is receiving more than full payment on account of such Claims or Interests. Section 1129(b) therefore is satisfied on a consolidated basis. Section 1129(b) is also satisfied on a de-consolidated basis. Specifically, Section 1129(b) is satisfied on a de-consolidated basis for the following reasons: (i) the Debtors are retaining their existing corporate structure under the Plan, including ownership interests by certain Debtors in the equity or stock of other Debtors, on account of new value in the form of, among other things, the new Exit Financing Facility, the investments to be made by the Plan Investors, and the greater value to be afforded to all creditors of all Debtors under the Plan in light of the substantive consolidation for distribution purposes, and (ii) the Existing Common Stock of Kmart Corporation and Other

Interests will be cancelled under the Plan. Accordingly, the Plan is fair and equitable and does not discriminate unfairly, as required by section 1129(b) of the Bankruptcy Code.

     AC.     Principal Purpose Of Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. § 77e).

     AD.     Modifications To The Plan. The modifications to the Original Plan described and/or set forth beginning at paragraph 54 hereof constitute technical changes and/or changes with respect to particular Claims by agreement with holders of such Claims, and do not materially adversely affect or change the treatment of any Claims or Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Original Plan.

     AE.     Good Faith Solicitation (11 U.S.C. § 1125(e)) . The Debtors and their agents, representatives, attorneys, and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Procedures Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 12.8 of the Plan.

     AF.     The Reorganized Debtors Will Not Be Insolvent Nor Left With Unreasonably Small Capital. As of the occurrence of the Effective Date and after taking into account the transactions contemplated by the Plan, on a consolidated basis (1) the fair saleable value of the property of the Reorganized Debtors will be not less than the amount that will be required to pay the probable liabilities on the Reorganized Debtors’ then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to the Reorganized Debtors and (2) the Reorganized Debtors’ capital is not unreasonably small in relation to their business or any contemplated or undertaken transaction.

     AG.     Executory Contracts. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts and unexpired leases as set forth in Article VIII of the Plan. Each assumption or rejection of an executory contract or unexpired lease pursuant to Article 8.1 of the Plan shall be legal, valid and binding upon the applicable Debtor or Reorganized Debtor and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

     AH.     Adequate Assurance. The Debtors have cured, or provided adequate assurance that the Reorganized Debtors will cure, defaults (if any) under or relating to each of the Assumed Contracts and Leases which are being assumed by the Debtors pursuant to the Plan.

     AI.     Releases And Discharges. The releases and discharges of Claims and Causes of Action described in Article XII of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of holders of Claims, are fair, equitable, reasonable, and are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan: (1) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b), and (d); (2) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (3) is an integral element of the transactions incorporated into the Plan; (4) confers material benefit on, and is in the best interest of, the Debtors, their estates and their creditors; (5) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation and reorganization; and (6) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

     AJ.     Conditions To Confirmation. The conditions to Confirmation set forth in Article 13.1 of the Plan have been satisfied, waived or will be satisfied by entry of this Confirmation Order.

     AK.     Conditions To Consummation. Each of the conditions to the Effective Date, as set forth in Article 13.2 of the Plan, is reasonably likely to be satisfied. The conditions to the Effective Date, set forth in Article 13.2 of the Plan, shall be subject to waiver by the Debtors in their sole discretion, such waiver to be reasonably acceptable to the Plan Investors and the Statutory Committees, without any further notice to parties-in-interest or the Court and without a hearing.

     AL.     Retention Of Jurisdiction. The Court properly may retain jurisdiction over the matters set forth in Article XIV of the Plan.

     AM.     Agreements And Other Documents. The Debtors have made adequate and sufficient disclosure of: (1) the adoption of new or amended and restated certificates of incorporation and bylaws or similar constituent documents for the Reorganized Debtors; (2) the distributions to be made pursuant to the Plan; (3) the issuance for distribution, in accordance with the terms of the Plan, of the New Holding Company Common Stock; (4) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (5) the adoption, execution and implementation of employment and indemnification agreements, and other employee plans and related agreements; and (6) the other matters provided for under the Plan involving the corporate structure of the Reorganized Debtors.

     AN.     Exit Financing Facility. The Exit Financing Facility is an essential element of the Plan and entry into the Exit Financing Facility is in the best interests of the Debtors, their estates and their creditors. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Financing Facility Agreement on the terms and in the form set forth in Exhibit D-1 and Exhibit D-2 to the Plan, or in a form substantially similar thereto. The Debtors have provided sufficient and adequate notice of the Exit Financing Facility, including any material modifications to the Exit Financing Facility or to the commitment letter with respect thereto, to all parties-in-interest, including, without limitation, the DIP Agent, the Plan Investors and the Creditors’ Committees. It appearing to the Court that all documents necessary to implement the Plan including, without limitation, the Exit Financing Facility Agreement, shall, upon execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

     AO.     Investment Agreement. The Investment Agreement is an essential element of the Plan and entry into the Investment Agreement is in the best interests of the Debtors, their estates and their creditors and is approved in all respects. The

Debtors have exercised reasonable business judgment in determining to enter into the Investment Agreement on the terms and in the form set forth in Exhibit E to the Plan, or in a form substantially similar thereto. The Debtors have provided sufficient and adequate notice of the Investment Agreement, including any material modifications to the Investment Agreement, to all parties-in-interest, including, without limitation, the DIP Agent, the Plan Investors and the Creditors’ Committees. Each Plan Investor has acted in good faith in connection with the Chapter 11 Cases and the formulation and confirmation of the Plan. It appearing to the Court that the Investment Agreement shall, upon the Effective Date, be valid, binding, and enforceable and shall not be in conflict with any federal or state law.

     AP.     Registration Rights Agreement. The Registration Rights Agreement is an essential element of the Plan and entry into the Registration Rights Agreement is in the best interests of the Debtors, their estates and their creditors. The Debtors have exercised reasonable business judgment in determining to enter into the Registration Rights Agreement on the terms and in the form set forth in Exhibit G to the Plan, or in a form substantially similar thereto. The Debtors have provided sufficient and adequate notice of the Registration Rights Agreement, including any material modifications to the Registration Rights Agreement, to all parties-in-interest, including, without limitation, the DIP Agent, the Plan Investors and the Creditors’ Committees. It appearing to the Court that the Registration Rights

Agreement shall, upon execution, be valid, binding, and enforceable and shall not be in conflict with any federal or state law.

     AQ.     Kmart Creditor Trust. The Kmart Creditor Trust Agreement is an essential element of the Plan and entry into the Kmart Creditor Trust Agreement is in the best interests of the Debtors, their estates and their creditors. The Debtors have exercised reasonable business judgment in determining to enter into the Kmart Creditor Trust Agreement on the terms and in the form set forth in Exhibit K to the Plan, or in a form substantially similar thereto. The Debtors have provided sufficient and adequate notice of the Kmart Creditor Trust Agreement, including any material modifications to the Kmart Creditor Trust Agreement, to all parties-in-interest, including, without limitation, the DIP Agent, the Plan Investors and the Creditors’ Committees. It appearing to the Court that the Kmart Creditor Trust Agreement shall, upon execution, be valid, binding, and enforceable and shall not be in conflict with any federal or state law.

     AR.     Trade Vendor Lien Program. The Collateral Trust Agreement is an essential element of the Plan and entry into the Collateral Trust Agreement is in the best interests of the Debtors, their estates and their creditors. The Debtors have exercised reasonable business judgment in determining to enter into the Collateral Trust Agreement on the terms and in the form set forth in Exhibit J-2 to the Plan, or in a form substantially similar thereto. The Debtors have provided sufficient and adequate notice of the Collateral Trust Agreement, including any material modifications to the Collateral Trust Agreement, to all parties-in-interest, including, without limitation, the DIP Agent, the Plan Investors and the Creditors’ Committees. It appearing to the Court that the Collateral Trust Agreement shall, upon execution, be valid, binding, and enforceable and shall not be in conflict with any federal or state law.

     AS.     Distributions of New Holding Company Common Stock. Each payment of New Holding Company Common Stock in respect of a Claim will be made on behalf of the respective Debtor against which such Claim is held. The New Holding Company Common Stock to be distributed under the Plan is personal property incident to the recovery of real property and therefore qualifies as ‘foreclosure property’ pursuant to 26 U.S.C § 856(e). Any distributions of New Holding Company Common Stock as contemplated by the Plan by the Debtors and by the Trustees (as defined in subparagraph (i) below) are exempt from the requirements of section 5 of the Securities Act and State Registration Requirements:

(1)	by virtue of section 1145 of the Bankruptcy Code, as to distributions to holders of claims, including, without limitation, to (A) various owner trustees, security trustees, indenture trustees, mortgagees and pass through trustees (collectively, the “Trustees”); (B) beneficial holders of claims against the Trustees; and (C) holders of Prepetition Note Claims and Trade Vendor/Lease Rejection Claims.

(2)	by virtue of section 1145 of the Bankruptcy Code, as to distributions to the Plan Investors that are made in exchange for the

Plan Investors’ Prepetition Lender Claims, Prepetition Note Claims and Trade Vendor/Lease Rejection Claims.

(3)	by virtue of section 4(2) of the Securities Exchange Act, as to distributions to the Plan Investors that are made in exchange for the Plan Investors’ other cash investments.

     AT.     Re-Sale Under 1145. The New Holding Company Stock that is issued in reliance on section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless the holder is an “underwriter” with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code.

     AU.     Trust Indenture Act. The proposed means for distribution of the Other Unsecured Claim Cash Payment Amount to holders of Other Unsecured Claims complies with applicable law, including, but not limited to, the Trust Indenture Act. 15 U.S.C. §§ 77aaa, et al.

     AV.     Defined Benefit Plans. The Debtors sponsor the Kmart Corporation Employee Pension Plan (the “Defined Benefit Plan”) covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 1301-1461 (2000). Pursuant to Article 2.3 of the Plan, the Debtors intend to continue the Defined Benefit Plan. As part of their continuation of the Defined Benefit Plan, the Debtors intend to satisfy the minimum funding standards under ERISA and the Internal Revenue Code, pay all Pension Benefit Guaranty Corporation (the “PBGC”) insurance premiums, and administer and operate the Defined Benefit Plan in accordance with their terms and ERISA. The Plan provides that the

Defined Benefit Plan will be continued by the Reorganized Debtors. Accordingly, on the Effective Date, the PBGC will be deemed to have withdrawn the PBGC Claims with respect to the Kmart Corporation Employee Pension Plan.

     AW.     Preservation Of Causes Of Action. It is in the best interests of the creditors and interestholders that the causes of action that are not expressly released under the Plan be retained by the Reorganized Debtors pursuant to Article 7.14 of the Plan in order to maximize the value of the Debtors’ Estates. It is also in the best interests of creditors and interestholders that Avoidance Actions be waived pursuant to Article 7.14 of the Plan.

     AX.     Election Pursuant to 11 U.S.C. § 1111(b). The Florida Tax Collectors have filed a Notice of Election Pursuant to 11 U.S.C. 1111(b) (Docket No. 8845). No other secured creditor has elected the treatment provided by section 1111(b) of the Bankruptcy Code.

          ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

          1. Confirmation. The Plan, which consists of the Original Plan and the modifications set forth in paragraph 54 hereof, which are hereby incorporated into and constitute a part thereof, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the exhibits thereto (in the final form thereof to be filed on or before the Effective Date) are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

          2. Objections. All Objections to confirmation of the Plan that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are overruled on the merits.

          3. Provisions Of Plan And Order Nonseverable And Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

          4. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors’ creditors or interestholders in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Interests under the Plan for distribution purposes, (c) may not be relied upon by any creditor or interest holder as representing the actual classification of such Claims or Interests under the Plan for distributions purposes, and (d) shall not be binding on the Reorganized Debtors, the Estates or the Debtors.

          5. Effects Of Confirmation; Immediate Effectiveness; Successors And Assigns. The stay contemplated by Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. Subject to the provisions of Articles 13.1 and 13.2 of the Plan, and notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan (including the Plan Exhibits and all documents and agreements executed pursuant to the Plan) and this Confirmation Order are deemed binding upon (a) the Debtors, (b) the Reorganized Debtors, (c) all holders of Claims against and Interests in the Debtors, whether or not Impaired under the Plan and whether or not, if Impaired, such holders accepted the Plan, (d) each Person acquiring property under the Plan, (e) any other party-in-interest, (f) any Person making an appearance in these Chapter 11 Cases, and (g) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.

          6. Continued Corporate Existence; Vesting Of Assets. Except as otherwise provided in the Plan, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate or other legal entity, with all the powers of a corporation or legal entity under applicable law in the jurisdiction in which each applicable Debtor is incorporated or organized and pursuant to the respective Certificate of Incorporation and Bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such Certificate of Incorporation and Bylaws or other organizational documents are amended by the Plan. Except as otherwise explicitly provided in the Plan or in this Confirmation Order, including, without limitation, Articles 9.6 and 12.1 of the Plan and the Plan Modifications set forth herein, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to the Plan or an order of the Court) shall revest in each of the Reorganized Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and interests of creditors and equity security holders. As of the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Court, free of any restriction of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.

          7. Intercompany Claims and Interests in the Affiliate Debtors. The treatment of Intercompany Claims and Interests in the Affiliate Debtors provided in Articles 5.9 and 7.9 of the Plan is approved in its entirety.

          8. Release Of Liens. Except as otherwise provided in the Plan or this Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, including the Exit Financing Facility and the Collateral Trust Agreement, on the Effective Date and/or concurrently with the applicable distributions made pursuant to the Plan, all mort-

gages, deeds of trust, liens or other security interests against the property of any Estate are fully released and discharged (except to the extent Reinstated under the Plan), and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.

          9. Retained Assets. To the extent the succession to assets of the Debtors by the Reorganized Debtors pursuant to the Plan are deemed to constitute “transfers” of property, such transfers of property to Reorganized Debtors and any transfers of property to the Kmart Creditor Trust (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest the Reorganized Debtors or the Kmart Creditor Trust, as applicable, with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or this Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject the Reorganized Debtors or the Kmart Creditor Trust to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

          10. Return of Deposits. All utilities, including any person that received a deposit or other form of adequate assurance of performance pursuant to section 366 of the Bankruptcy Code during these Chapter 11 cases (collectively, the “Deposit”), including, without limitation, gas, electric, telephone, and sewer, shall return such Deposits to the Debtors and/or the Reorganized Debtors, as the case may be, either by setoff against postpetition indebtedness or by cash refund, within 45 days following the Effective Date.

          11. Discharge, Releases, Limitations Of Liability And Indemnification. The discharge of the Debtors and any of their assets or properties provided in Article 12.2 of the Plan, the releases set forth in Articles 12.4 and 12.5 of the Plan, and the exculpation and limitation of liability provisions set forth in Article 12.8 of the Plan, are deemed incorporated in this Confirmation Order as if set forth in full herein and are hereby approved in their entirety.

          12. Injunction. Except as otherwise specifically provided in the Plan and except as may be necessary to enforce or remedy a breach of the Plan, the Debtors, and all Persons who have held, hold or may hold Claims or Interests and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from: (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims that are released hereby.

          13. Automatic Stay. The stay in effect in the Chapter 11 Cases pursuant to section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in the preceding paragraph and/or sections 524 and 1141 of the Bankruptcy Code; provided, however, that nothing herein shall bar the filing of financing documents (including uniform commercial code financing statements, security agreements, leases, mortgages, trust agreements, bills of sale, and applications for aircraft registration) or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order prior to the Effective Date.

          14. Matters Relating To Implementation Of The Plan; General Authorizations. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. In addition to the authority to execute and deliver, adopt, assign, or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Confirmation Order, the Debtors and the Reorganized Debtors are authorized and empowered, without action of their respective stockholders or boards of directors, to take any and all such actions as any of their executive officers may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. Pursuant to section 1142 of the Bankruptcy Code, no action of the stockholders or boards of directors of the Debtors, the Reorganized Debtors or the Kmart Creditor Trust shall be required for the Debtors or the Reorganized Debtors to: (a) enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan, and, following the Effective Date, each of such contracts, leases, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Reorganized Debtor and enforceable against such Reorganized Debtor in accordance with its terms; (b) issue for distribution or reserve for issuance in accordance with the terms of the Plan, the New Holding Company Stock (upon such issuance, all such shares shall be duly authorized, validly issued and outstanding, fully paid, nonassessable, free and clear of any mortgage, lien, pledge, security interest or other encumbrance of any kind and not subject to pre-emptive or similar rights of third parties); or (c) issue a convertible note or notes to ESL Investments, Inc. in accordance with the Plan and the Investment Agreement (upon such issuance, if any, such note or notes shall be duly authorized, validly issued and outstanding, and free and clear of any mortgage, lien, pledge, security interest or other encumbrance of any kind); or (d) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan. Each of the Chief Executive Officer and President, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, this Confirmation Order and any and all documents or transactions contemplated by the Plan or this Confirmation Order, all without further application to or order of the Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Solicitation Procedures Order, this Confirmation Order or the exhibits or appendices to any of the foregoing, and the signature of such officer on a document shall be conclusive evidence of the officer’s determination that such document and any related actions are necessary and appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order or other documents or transactions contemplated by the Plan or this Confirmation Order. The secretary or any assistant secretary of each Debtor or Reorganized Debtor is authorized to certify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions otherwise would require the consent or approval of the stockholders or the boards of directors of any of the Debtors or Reorganized Debtors, this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders and directors of the appropriate Debtor or Reorganized Debtor.

          15. Directors And Officers Of Reorganized Debtors. The existing senior officers of the Debtors shall serve in the same capacities after the Effective Date, subject to their employment contracts as assumed by the Plan and subject to the authority of the board of directors of the Reorganized Debtors; provided, however, that New Holding Company reserves the right to identify new officers of the Affiliate Debtors at any time thereafter. The Court approves the appointment of the initial directors of New Holding Company, as disclosed at or prior to the Confirmation Hearing, as of and immediately following the Effective Date. Notwithstanding any otherwise applicable non-bankruptcy law, directors of New Holding Company appointed in accordance with Article 7.5(b) of the Plan shall serve an initial term for a period from the Effective Date through the date of the second annual meeting after the Effective Date. Thereafter, and subject to New Holding Company’s rights to amend its bylaws, directors shall serve one (1) year terms (with such subsequent terms subject to election by shareholder vote) with each such term expiring at the conclusion of the next annual meeting of shareholders. In the event, prior to the Effective Date, a person designated to be a member of New Holding Company’s board of directors dies, is disabled, or otherwise becomes unable to fulfill the role, the Person designating such member will designate a replacement for such director. In the event, after the Effective Date and prior to the second annual meeting that occurs after the Effective Date, of the death, disability, resignation, or removal of a member of the board of directors, the directors designated by the Person who designated the director whose vacancy is sought to be filled will designate a replacement for such director, which replacement will be reasonably satisfactory to New Holding Company. Upon dissolution of the Creditors’ Committees, those members of each of the Creditors’ Committees serving as members on the Post-Effective Date Committee shall designate a replacement for such director, which replacement will be reasonably satisfactory to New Holding Company. The existing directors of the Affiliate Debtors shall continue to serve in their current capacities after the Effective Date, provided, however, that New Holding Company reserves the right to identify new members of the board of directors of such Affiliate Debtors at any time thereafter.

          16. Approval Of Employment, Retirement, Indemnification, And Other Related Agreements And Incentive Compensation Programs. Pursuant to section 1142(b) of the Bankruptcy Code, without further action by the Court or the stockholders or board of directors of the Reorganized Debtors, and without limiting the power or authority of the Reorganized Debtors following the Effective Date to take any and all such actions as may be permitted or required by applicable nonbankruptcy law, the Reorganized Debtors are authorized, as of the Effective Date, to: (a) maintain, amend, or revise existing employment, retirement, indemnification, and other agreements with their respective active directors, officers, and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans, and other plans for such Persons, subject to the terms and conditions of any such agreement, and subject to Article 7.7 and Article 8.1(b) of the Plan; and (b) enter into new employment, retirement, indemnification, and other agreements for active directors, officers, and employees, and retirement income plans, welfare benefits plans, and other plans for active and retired directors, officers, and employees.

          17. Exit Financing Facility. The provisions of Article 7.12 of the Plan are approved in their entirety. Specifically, the terms of the Exit Financing

Facility, in substantially the form set forth in the Exit Financing Facility documents filed as Exhibit D-1 and Exhibit D-2 to the Plan, are hereby approved. The Reorganized Debtors are hereby authorized to execute such Exit Financing Facility Agreement as modified on or prior to the Effective Date of the Plan, together with such other documents as the any of the applicable lenders may reasonably require in order to effectuate the Exit Financing Facility without further approval of the board of directors.

          18. Exemption From Certain Taxes And Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security, or the making, delivery, filing or recording of any instrument of transfer under, or in connection with, the Plan shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax or similar tax. Furthermore, and without limiting the foregoing, any transfers from a Debtor to a Reorganized Debtor or to any other Person (including, without limitation, the Kmart Creditor Trust) pursuant to the Plan, as contemplated by the Plan including with respect to stores closed by the Debtors in connection with their emergence from chapter 11, or pursuant to any agreement regarding the transfer of title to or ownership of any of the Debtors’ property in the United States will not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. The Court shall retain specific jurisdiction with respect to these matters.

          19. Assumptions. The executory contract and unexpired lease provisions of Article VIII of the Plan are approved. Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement and approved by this Court, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors shall assume, as indicated, each Intercompany Executory Contract and Unexpired Lease not listed on Plan Exhibit L-1, each Employee-Related Agreement listed on Plan Exhibit L-2, and each Other Executory Contract and Unexpired Lease listed on Plan Exhibit L-3 (collectively, the “Assumed Contracts and Leases”). Each of the Assumed Contracts and Leases shall be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Plan Exhibits L-1 through L-3 shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

          20. Payments Related to Assumption of Executory Contracts and Unexpired Leases. This Confirmation Order shall constitute an order approving the assumptions described in Article 8.1 of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates. The provisions (if any) of each Employee-Related Agreement or Other Executory Contract or Unexpired Lease to be assumed under the Plan that are or may be in default shall be satisfied solely by Cure. Any Person claiming that a monetary cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the Bankruptcy Code must file a monetary cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the “Cure Claim”), no later than forty-five (45) days after the Effective Date (the “Cure Claim Submission Deadline”). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtors or Reorganized Debtors. In the case of a Cure Claim related to an unexpired lease of non-residential real property, such Cure Claim must include a breakdown by store by category of all amounts claimed, including, but not limited to, amounts for real estate taxes, common area maintenance, and rent. The Debtors shall have thirty (30) days from the Cure Claim Submission Deadline or the date a Cure Claim is actually filed, whichever is later, to file an objection to the Cure Claim. Any disputed Cure Claims shall be resolved either consensually by the parties or by the Bankruptcy Court. Disputed Cure Claims shall be set for status at subsequent hearings following the Cure Claim Submission Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed. If the Debtors do not dispute a Cure Claim, then the Debtors shall pay the Cure Claim, if any, to the claimant within twenty (20) days of the Objection Deadline. Disputed Cure Claims that are resolved by agreement or Final Order shall be paid by the Debtors within twenty (20) days of such agreement or Final Order.

          21. Rejections. Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement entered into in connection with the Plan and approved by this Court, on the Effective Date, or as otherwise set forth on Plan Exhibits L-1 through L-3, each Intercompany Executory Contract and Intercompany Unexpired Lease listed on Plan Exhibit L-1, Employee-Related Agreement not listed on Plan Exhibit L-2, Other Executory Contract and Unexpired Lease not listed on Plan Exhibit L-3 (collectively, the “Rejected Contracts and

Leases”) shall be rejected pursuant to section 365 of the Bankruptcy Code. All of the Rejected Contracts and Leases shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. This Confirmation Order shall constitute an order approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date; provided, however, that to the extent that a prior order provides that a contract or lease was to be rejected upon notice, to the extent such notice has not been given as of the entry of this Confirmation Order, such order shall remain enforceable and shall control the rejection of such contract or lease. Nothing in this Order modifies the Section 365(d)(4) deadline to assume or reject leases, as extended by other orders of this Court.

          22. DIP Facility Claim/Plan Investor Claim. On the Effective Date, the DIP Facility Claim and the Plan Investor Claim shall be Allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders and the Plan Investors, or as ordered by the Bankruptcy Court with notice to the Creditors’ Committees, not less than five (5) Business Days prior to the Effective Date, and all obligations (other than contingent indemnity obligations) of the Debtors under the DIP Facility and with respect to the Plan Investor Claim shall be paid in full in Cash on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit or by procuring back-up letters of credit.

Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations shall be, and shall for all purposes be deemed to be, cancelled and of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to satisfy, cancel and/or extinguish such publicly-filed liens and/or security interests.

          23. Professional Claims And Final Fee Applications. All final requests for payment of Professional Claims and Key Ordinary Course Professional Claims must be filed no later than the last day of the second full month after the Effective Date. After notice and a hearing in accordance with the procedures established by the Court, the allowed amounts of such Professional Claims and Key Ordinary Course Professional Claims, and expenses shall be determined by the Court. Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals and Key Ordinary Course Professionals, and members of the Statutory Committees for all outstanding amounts payable relating to prior periods through the Effective Date. In accordance with Article 10.2(b) of the Plan, each Professional and Key Ordinary Course Professional shall estimate fees and expenses due for periods that have not been billed as of the anticipated Effective Date and deliver such estimate to the Debtors, counsel for the Statutory Committees, and the United States Trustee. Within forty-five (45) days after the Effective Date, a Professional or Key Ordinary Course Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such Professional is insufficient, disgorged by such Professional. On the Effective Date, the Debtors or the Reorganized Debtors shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Court. When all Professional Claims and Key Ordinary Course Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Court. When all Professional Claims and Key Ordinary Course Professional Claims have been paid in full, amounts remaining in the Holdback

Escrow Account, if any, shall be paid to the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals or Key Ordinary Course Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for such services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Key Ordinary Course Professionals in the ordinary course of business.

          24. Substantial Contribution Compensation And Expenses Bar Date. Any person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code must file an application with the Clerk of the Court, on or before the forty-fifth (45th) day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors, the Plan Investors, and the Statutory Committees and as otherwise required by the Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

          25. Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in the Plan) must be filed, in substantially the form of the Administrative Claim Request Form attached to the Plan as Exhibit M, with the Claims Agent, Trumbull Bankruptcy Services, and served on counsel for the Debtors and the Plan Investors no later than forty-five (45)

days after the Effective Date. Any such request for payment of an Administrative Claim that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims/Interests Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Reorganized Debtors or the Debtors object to an Administrative Claim, the Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Reorganized Debtors or the Debtors in the ordinary course of business.

          26. Bar Date For Rejection Damage Claims And Related Procedures. If the rejection by the Debtors, pursuant to the Plan or otherwise, of an Intercompany Executory Contract or Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors, the Reorganized Debtors or the Plan Investors or such entities’ properties unless a proof of claim is filed with the Claims Agent and the Post-Effective Date Committee and served upon counsel to the Debtors, the Plan Inves-

tors, and the Creditors’ Committees within thirty (30) days after service of the later of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

          27. Restructuring Transactions. The Restructuring Transactions contemplated by Article 7.3 of the Plan and described in Exhibit H to the Plan are approved and the Debtors and Reorganized Debtors and their officers are authorized to execute such documents as may be reasonably required in order to effectuate the Restructuring Transactions. Each and every federal, state, and local governmental agency or department is hereby directed to accept for filing and recording any and all documents and instruments necessary or appropriate to consummate the transactions contemplated by the Restructuring Transactions. Further, each and every federal, state and local government agency is: (a) directed to continue valid or renew all liquor licenses, firearm licenses, pharmacy licenses, construction permits, use and occupancy permits, cigarette permits, business licenses, franchise licenses and other regulatory approvals, consents, licenses and permits of any kind for the surviving parties of the Restructuring Transactions; (b) enjoined from changing any credit terms for liquor deliveries or cigarette deliveries to Reorganized Debtors; and (c) directed to return to each Reorganized Debtor, whether by setoff against postpetition indebtedness or by refund, within 20 days after the Effective Date, any deposits or escrowed funds held by that agency or department.

          28. Investment Agreement. The Investment Agreement, as amended, attached to the Plan as Exhibit E, is hereby approved, and the Debtors and Reorganized Debtors and their officers are hereby authorized to execute and deliver such other documents as may be reasonably required to effectuate the Investment Agreement.

          29. Registration Rights Agreement. Without limiting the effect of section 1145 of the Bankruptcy Code or the foregoing paragraphs, New Holding Company is authorized to enter into a Registration Rights Agreement with the Plan Investors, on substantially the terms set forth in the form attached to the Plan as Exhibit G, which form is hereby approved.

          30. Exemption From Securities Laws. The provisions of section 1145 of the Bankruptcy Code are applicable to the issuance and distribution of the New Holding Company Common Stock in exchange for the recipient’s claim or interest in the Debtors. In addition, section 4(2) of the Securities Exchange Act is applicable to the issuance and distribution of the New Holding Company Common Stock to the Plan Investors on account of their other cash investments in the Debtors of no less than $140 million. Therefore, to the extent that an “offer or sale” is deemed to have occurred, any such securities are exempt from the requirements of section 5 of the Securities Act and State Registration Requirements. Pursuant to and to the fullest extent permitted by section 1145 of the Bankruptcy Code, the resale of any securities issued under the Plan shall be exempt from section 5 of the Securities Act and any State Registration Requirements.

          31. Formation Of And Provisions Regarding The Kmart Creditor Trust. Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit K to this Plan, shall become effective. The Trustee shall accept the Kmart Creditor Trust and sign the Trust Agreement on the Effective Date and the Kmart Creditor Trust will then be deemed created and effective. On the Effective Date, the Debtors’ Estates shall transfer and shall be deemed to have irrevocably transferred to the Kmart Creditor Trust, for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Debtors or the Reorganized Debtors, the Trust Assets; provided, however, that nothing herein is intended to transfer all or any portion of any Retained Action to the Kmart Creditor Trust. Interests in the Kmart Creditor Trust shall be uncertificated and shall be non-transferable except upon death of the interest holder or by operation of law. Holders of interests in the Kmart Creditor Trust shall have no voting rights with respect to such interests. The Kmart Creditor Trust shall have a term of three (3) years from the Effective Date, without prejudice to the rights of the Trust Advisory Board to extend such term conditioned upon the Kmart Creditor Trust’s not then becoming subject to the Exchange Act. The terms of the Trust may be amended by the Trustee or the Debtors to the extent necessary to ensure that the Trust will not become subject to the Exchange Act. For federal income tax purposes, it is intended that the Kmart Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Kmart Creditor Trust.

          32. Approval Of Creditor Trust Trustee. The Person designated as Trustee is disinterested as defined by section 101(14) of the Bankruptcy Code. The appointment of the Trustee under the Creditor Trust Agreement and pursuant to the Unsecured Creditors’ Committee’s Notice (Docket No. 10017) is hereby approved, and the Trustee is hereby authorized to carry out all duties as set forth in this Order and the Creditor Trust Agreement.

          33. Resolution Of Claims And Interests. Except as otherwise ordered by the Court, any Claim or Interest that is not an Allowed Claim or Allowed Interest shall be determined, resolved, or adjudicated in accordance with the terms of the Plan. The Debtors or Reorganized Debtors, as the case may be, may (a) until 180 days after the Effective Date (unless extended by order of the Court) file objections in the Court to the allowance of any Claim or Interest (whether or not a proof of

Claim or Interest has been filed) and/or (b) amend their schedules at any time before their Chapter 11 Cases are closed.

          34. Existing Common Stock. Those entities that hold Existing Common Stock as of the effectiveness of the Plan on the Effective Date, as reflected on the books of the Debtors’ stock transfer agent, shall be deemed to hold Allowed Interests. Pursuant to the cancellation of the Existing Common Stock Set forth in Article 5.11 of the Plan, the par value of $519,123,988 for all issued and outstanding Kmart Existing Common Stock and the related paid-in capital in excess of par value of $2,577,948,677 will be reduced to zero. Any par value and related paid-in capital in excess of par value related to the New Holding Company Common Stock will be established pursuant to generally accepted accounting principles.

          35. Distribution Reserve. Subject to approval of the Court after notice to the Master Service List, the 2002 List, Disputed Claimants, and opportunity to be heard, the Reorganized Debtors will withhold, as part of the Distribution Reserve, an amount of New Holding Company Common Stock equal to the number of shares the Reorganized Debtors determine in the exercise of their business judgment is necessary to satisfy the distributions required to be made to the holders of Trade Vendor/Lease Rejection Claims and Other Unsecured Claims in the Chapter 11 Cases, when the allowance or disallowance of each Disputed Claim is ultimately determined. The Disbursing Agent, the Debtors or the Reorganized Debtors may

request estimation for any Disputed Claim that is contingent or unliquidated, but such parties are not required to do so, and nothing herein shall impair Claimant’s defenses or objections to such requested estimation. Such Distribution Reserve may not be relied upon to show that any Disputed Claim is either probable or estimable for any other purpose. No distribution shall be made to any holder of a Trade Vendor Lease/Rejection Claim or Other Unsecured Claim until the Distribution Reserve is established. Parties in interest may object to the amounts of New Holding Company Common Stock proposed by the Debtors to be held in the Distribution Reserve on any grounds, including, without limitation, that the Distribution Reserve should be set at the full amount of Disputed Claims pursuant to 11 U.S.C. § 1123(a)(4) and § 1129(a). The Court shall resolve any disputes with respect to the proper amount of New Holding Company Common Stock to be held in the Distribution Reserve.

          36. Payment Of Fees. All fees payable by the Debtors under 28 U.S.C. § 1930 shall be paid on or before the Effective Date, and the Reorganized Debtors shall thereafter pay any statutory fees that come due until the case is closed, converted or dismissed.

          37. Authorization To Consummate Plan. The Court authorizes the Debtors to consummate the Plan after entry of this Confirmation Order. The Debtors are authorized to execute, acknowledge, and deliver such deeds, assignments, conveyances, and other assurances, documents, instruments of transfer, uniform commercial code financing statements, trust agreements, mortgages, indentures, security agreements, and bills of sale and to take such other actions as may be reasonably necessary to perform the terms and provisions of the Plan, all transactions contemplated by the Plan, and all other agreements related thereto.

          38. Failure To Consummate Plan And Substantial Consummation. If consummation of the Plan does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void. In such event, nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall (a) constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, (c) constitute an admission of any sort by the Debtors or any other Person, or (d) be construed as a finding of fact or conclusion of law with respect thereto. Upon the occurrence of the Effective Date with respect to each Debtor, the Plan shall be deemed substantially consummated as to such Debtor.

          39. Retention Of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction as provided in the Plan over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other items and matters, jurisdiction over those items and matters set forth in Article XIV of the Plan.

          40. Post-Effective Date Committee. Effective on the Effective Date, the Statutory Committees appointed in the Chapter 11 Cases shall dissolve automatically, whereupon their members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases which shall remain in full force and effect according to their terms; applications for Professional Claims; requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases; and any motions or other actions seeking enforcement or implementation of the provisions of the Plan or the Confirmation Order. The Court hereby approves the formation, on the Effective Date, of a Post-Effective Date Committee (the “Post-Effective Date Committee”) with its duties, rights and obligations limited to those specifically enumerated in Article 15.5(a) of the Plan. Without limiting the foregoing, the Post-Effective Date Committee shall consist of four (4) members, with three (3) of such members to be appointed by the Unsecured Creditors’ Committee, and one (1) member to be appointed by the Financial Institutions’ Committee, that may adopt by-laws governing its conduct.

          41. References To Plan Provisions. The failure to include or specifically reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

          42. Separate Confirmation Orders. This Confirmation Order is and shall be deemed a separate Confirmation Order with respect to each of the Debtors in each Debtors’ separate Chapter 11 Case for all purposes. The Clerk of the

Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors.

          43. Filing And Recording. This Confirmation Order (a) is and shall be effective as a determination that, on the Effective Date, all Claims and Interests existing prior to such date have been unconditionally released, discharged and terminated, and (b) is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any document or instruments. Each and every federal, state and local government agency is hereby directed to accept any and all documents and instruments necessary, useful or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recording tax, stamp tax, transfer tax or similar tax imposed by state or local law.

          44. Notice Of Confirmation Order and Occurrence Of Effective Date. On or before the fifth (5th) Business Day following the occurrence of the Effective Date, the Debtors shall serve notice of this Confirmation Order and occurrence of the Effective Date pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), on all Claimholders, the United States Trustee and other parties-in-interest, by causing a notice of this Confirmation Order and the occurrence of the Effective Date in substantially the form of the notice annexed hereto as Exhibit B, which form is hereby approved (the “Notice of Effective Date”), to be delivered to such parties by first class mail, postage prepaid; provided, however, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtors mailed a notice of the Bar Date or Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved - left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person of that Person’s new address. The notice described herein is adequate under the particular circumstances of the Chapter 11 Cases, and no other or further notice is necessary. Notwithstanding the foregoing, pursuant to Bankruptcy Rule 2002(l), the Debtors may satisfy the requirements of Bankruptcy Rule 2002(f)(7) with respect to any Claimholder that does not reside in the United States by publishing the Notice of Effective Date in The Wall Street Journal (Global Edition) and The New York Times (National Edition) within fifteen (15) Business Days of the Effective Date.

          45. Priority Tax Claims. If the Reorganized Debtors fail to make any payment to the holder of a Priority Tax Claim called for under the Plan, then such holder may declare the Reorganized Debtors in default of the Plan by providing notice of the default to the Reorganized Debtors as set forth in Article 15.8 of the Plan. If the Reorganized Debtors fail to cure the default within twenty-one (21) days of such notice, then such holder may proceed to collect any liabilities related to its Claim through lawful process, including applicable non-bankruptcy law.

          46. 28 U.S.C. § 157(d). Nothing in this Confirmation Order or the Plan is intended to modify or violate 28 U.S.C. § 157(d).

          47. Exit Financing Matters.

               (a) All Exhibits to the Plan and documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto) and the execution, delivery and performance of such exhibits, documents, and agreements in substantially the form submitted at the Confirmation Hearing by the Debtors in accordance with their respective terms are approved, including, but not limited to, the Exit Financing Facility and the Investment Agreement and all documents, instruments, and agreements contemplated thereby or to be executed in connection therewith.

               (b) The terms of the Exit Financing Facility, in substantially the form set forth in the Exit Financing Facility Agreement documents filed as Exhibit D-1 and Exhibit D-2 to the Plan, are hereby approved. The Reorganized Debtors are hereby authorized to execute such Exit Financing Facility Agreement documents together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require in order to effectuate the Exit Financing Facility.

               (c) The Debtors or Reorganized Debtors are hereby authorized to grant to the applicable lenders under the Exit Financing Facility or other appropriate party valid, binding, enforceable and perfected security interests in and Liens upon all Collateral specified in the Exit Financing Facility Agreement to secure all of the obligations under or in connection with the Exit Financing Facility Agreement. It appearing to the Court that the Exit Financing Facility Agreement and each document, instrument, and agreement executed in connection therewith shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. The security interests and liens granted pursuant to, or in connection with, the Exit Financing Facility Agreement (and all documents, instruments and agreements related thereto and annexes, exhibits and schedules appended thereto) shall constitute, as of the Effective Date, legal, valid and duly perfected first priority liens and security interests in and to the collateral specified therein, subject only, where applicable, to the pre-existing liens and security interests specified or permitted in the Exit Financing Facility Agreement or the documents, instruments or agreements contemplated thereby. The lien granted herein to the Exit Financing Lenders shall not extend to consigned goods or the proceeds of consigned goods.

               (d) On the Effective Date, all of the liens and security interests to be created under, or in connection with, the Exit Financing Facility Agreement shall be deemed created and shall be valid and perfected without any requirement of filing or recording of financing statements, mortgages or other evidence of such liens and security interests and without any approvals or consents from governmental entities or any other persons and regardless of whether or not there are any errors, deficiencies or omissions in any property descriptions attached to any filing and no further act shall be required for perfection of the Liens and security interests. Notwithstanding the foregoing, the Debtors or Reorganized Debtors, and any other persons granting such liens and security interests, are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether foreign or domestic) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

               (e) The Debtors are authorized and empowered to execute and deliver all documents, agreements and instruments and take all actions reasonably necessary to effectuate the consummation and implementation of the Plan, including, without limitation, the execution, delivery and performance of the Exit Financing Facility Agreement (substantially in the form annexed as Exhibits to the Plan or filed with this Court), and each other document, instrument, and agreement to be executed in connection therewith and the transactions contemplated thereby. All such actions taken or caused to be taken shall be deemed to have been authorized and approved by this Court and shall be deemed effective pursuant to applicable non-bankruptcy corporate law and without further corporate act or action under applicable law and without any requirement of further action by the stockholders or directors of the Debtors. Each of such documents, instruments, and agreements will, upon execution, be valid, binding and enforceable against the Debtors and any other person who is a party thereto, and is entered into for good and valuable consideration, including the benefits of the Plan.

               (f) Based upon the record of these Chapter 11 Cases, the security interests to be granted by the Debtors and/or Reorganized Debtors pursuant to, or in connection with, the Exit Financing Facility Agreement (i) appear to the Court to be legal, valid and enforceable, and (ii) do not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any federal or state law.

          48. Trade Vendors’ Lien Program. The terms of the Trade Vendors’ Lien Program, in substantially the form set forth in the Trade Vendors’ Lien Program documents filed as Exhibit J-1 and Exhibit J-2 to the Plan, are hereby approved. The Reorganized Debtors are hereby authorized to execute such Trade Vendors’ Lien Program documents together with such other documents as the applicable Reorganized Debtors may be reasonably required in order to implement the Trade Vendors’ Lien Program. On the Effective Date, the Trade Vendors’ Lien shall be deemed created and shall be valid and perfected without any requirement of filing or recording of financing statements, mortgages or other evidence of such lien and without any approvals or consents from governmental entities or any other persons and regardless of whether or not there are any errors, deficiencies or omissions in any property descriptions attached to any filing and no further act shall be required for perfection of the Trade Vendors’ Lien. Each person or entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor and/or equity security holder of the Debtors or Reorganized Debtors, shall be deemed to contractually subordinate any present or future claim, right, or other interest it may have in and to any proceeds received from the disposition, release, or liquidation of any of the Debtors’ leased stores that are open and operating stores as of the Effective Date (the “Open Store Leases”), to the parties secured by the Trade Vendors’ Lien; provided, however, that in no case shall the lenders under the Exit Financing Facility be deemed subordinated in this regard; and provided, further, that so long as the Trade Vendors’ Lien has not been terminated or has not expired, (i) neither the Debtors nor the Reorganized Debtors may encumber, sell, lease, transfer or otherwise dispose of or take other action to impair the subordination granted hereby with respect to more than 20% in fair market value of the Open Store Leases, unless the proceeds of any such transactions in excess of such 20% threshold are held in an escrow account for the ratable benefit of the parties with an interest or claim with respect to such proceeds pursuant to the terms of the Collateral Trust Agreement attached hereto as Exhibit J-2, and (ii) any loan or investment by the Plan Investors will be subject to the subordination set forth in this provision (except with respect to any loan or investment to the extent that the amount of such loan or investment plus the amount of all other investments made by the Plan Investors pursuant to the Investment Agreement exceeds $280 million (giving credit for and including in the calculation all investments and loans made by the Plan Investors or loans or investments made by third parties and guaranteed by the Plan Investors, but excluding the value of any Class 3, Class 4 and Class 5 claims which the Plan Investors may hold)). Such contractual subordination shall terminate upon termination or expiration of the Trade Vendors’ Lien.

          49. Provisions Relating to Instrumentalities of the United States.

               (a) With respect to Article 12.6 of the Plan, nothing in the Plan or this Confirmation Order shall enjoin or otherwise impair the United States’ rights of setoff and/or recoupment unless otherwise agreed to in writing by the United States and the Debtors or the Reorganized Debtors, as the case may be.

               (b) Solely with respect to the United States, the discharge provision set forth in Article 12.2 of the Plan shall not be construed and shall not operate to expand the Debtors’ discharge rights beyond those established by the Bankruptcy Code unless otherwise agreed to in writing by the United States and the Debtors or the Reorganized Debtors, as the case may be.

               (c) The discharge provision set forth in Article 12.2 of the Plan and the injunction provision set forth in Article 12.11 of the Plan are not intended, shall not be construed, and shall not operate to bar the United States from pursuing any police or regulatory action against the Debtors to the extent excepted from the automatic stay provisions of 11 U.S.C. § 362 of the Bankruptcy Code.

               (d) Interest shall be paid on oversecured claims as provided for by 11 U.S.C. § 506(b) of the Bankruptcy Code from the Petition Date and, following the Effective Date, on priority claims as set forth in the Plan.

               (e) With respect to Article 9.8(a) of the Plan, claims of each individual agency of the United States shall be paid in accordance with the Plan as soon as all of the claims of that individual agency against a particular Debtor are either allowed or disallowed.

               (f) Article 15.11 of the Plan shall not apply to the United States.

               (g) With respect to Article 2.2 of the Plan, any unsecured priority claim of the Internal Revenue Service shall be paid, at the option of the Debtors, either in full within thirty (30) days of confirmation or in equal monthly payments within six (6) years of the Confirmation Date with interest from the Confirmation Date, pursuant to 26 U.S.C. §§ 6621 and 6622.

               (h) If the Debtors or their successors in interest fail to make any payment called for under the Plan to the United States, then the United States may declare that the Debtors or their successors in interest are in default of the Plan by providing notice of the default to the Debtors as set forth in Article 15.8 of the Plan. If the default is not cured within twenty-one (21) days of such demand, then the United States may collect its liabilities through lawful process. With respect to the Internal Revenue Service, this shall include use of the administrative collection provisions of the Internal Revenue Code.

               (i) With respect to Article 1.144 of the Plan, as provided by 11 U.S.C. § 502(a), a secured claim filed by the United States shall be deemed allowed unless a party in interest objects. If no objections are filed by the Claims Objection Deadline, the secured claim is allowed and no final order is needed.

               (j) Valid post petition liabilities to the United States, if any, shall be paid in full when due in accordance with applicable law in the ordinary course of business.

          50. Provisions Relating to Stewardship Investigation.

               (a) On the Effective Date, the Kmart Creditor Trust shall succeed, for the benefit of holders of Allowed Claims and Interests who under the Plan are entitled to share in the recoveries of the Kmart Creditor Trust, to all of the rights, privileges and immunities with respect to the Trust Assets including, without limitation, the attorney-client privilege and the time records in which Trust Claims may be brought under sections 108 and 546 of the Bankruptcy Code or otherwise.

               (b) Subject to further protective orders or evidentiary rulings as may be issued hereafter, neither the Trustee nor the Trust Advisory Board shall in any way be restricted or limited in connection with the prosecution of Trust Claims, including, without limitation, in the use of (i) any information, including documents, obtained from the Debtors, the Unsecured Creditors’ Committee, the Financial Institutions’ Committee or the Equity Committee or (ii) any Rule 2004 Material received in accordance with the Order Granting Debtors’ Motion for the

Entry of a Protective Order with Respect to Rule 2004 Discovery and Entering Protective Order, entered December 5, 2002.

               (c) Any and all Federal Rule of Bankruptcy Procedure 2004 subpoenas, or agreements in lieu of such subpoenas, made or issued during the course of these cases (collectively, “Rule 2004 Demands”), whether on behalf of the Debtors, the Unsecured Creditors’ Committee, the Financial Institutions’ Committee or the Equity Committee, shall be enforceable on and after the Effective Date by the Debtors, the Trustee, and/or the Trust Advisory Board as if any were the entity on whose behalf such Rule 2004 Demands were issued or made. The Court will have continuing jurisdiction to enforce subpoenas issued prior to confirmation in accordance with Rule 2004 or agreements made in lieu of a subpoena prior to confirmation.

          51. Personal Injury and Other Litigation Claims. Notwithstanding any provision of the Plan or its modifications to the contrary, the confirmation and effectuation of the Plan as modified shall not release, reduce or discharge any surety of the Debtors from such surety’s obligations to satisfy any portion of any claim arising from a civil money judgment.

          52. Effect on Other Orders and Agreements. Neither the confirmation of the Plan nor anything set forth in this Confirmation Order shall modify this Court’s Final Order Pursuant to 11 U.S.C. §§ 105, 361, 363, and 364 and Bankruptcy

Rules 4001 and 9019 (i) Approving Settlement of Surety-Related Claims, (ii) Authorizing Continuation of Surety Bond Program, (iii) Approving Extension of Secured Surety Credit, (iv) Granting Liens and Super-Priority Administrative Expense Claims, (v) Providing Adequate Protection, and (vi) Shortening Notice entered on March 21, 2002 (Docket No. 1770).

          53. Miscellaneous.

               (a) Notwithstanding anything in the Plan to the contrary, all (i) Setoff Liens (as defined in the DIP Facility Order) and (ii) Setoff Rights (as defined in the DIP Facility Order), as preserved pursuant the Order, entered by this Court on January 25, 2002, Pursuant to 11 U.S.C. §§ 105, 345 and 363 Authorizing (A) Continued Maintenance of Existing Bank Accounts, (B) Continued Use of Existing Cash Management System, (C) Continued Use of Existing Business Forms, (D) Continuation of Intercompany Transactions with Non-Debtor Subsidiaries and Affiliates, and (E) Waiving Investment and Deposit Requirements, shall continue in full force and effect to secure a Claim of a Set-Off Claimant (as defined in the DIP Facility Order) that shall be deemed to arise in the event (if at all) such Setoff Claimant becomes obligated by a Court order to return any payments such Setoff Claimant received pursuant to the Order, entered by the Court on February 13, 2002, Pursuant to 11 U.S.C. §§ 105(a) and 363 Authorizing the Debtors to Honor Reimbursement Obligations (“Reimbursement Obligations”) to Issuers of Pre-Petition

Letters of Credit ( “L/C Issuers”) Issued for the Benefit of the Debtors’ Foreign Vendors (the “Reimbursement Order”). Such Claim shall be in the aggregate amount of all such returned payments and shall be treated as an Allowed Secured Claim and shall be paid in full and in Cash pursuant to Section 5.1(ii)(A) of the Plan.

               (b) Without limiting the foregoing, in the event (if at all) any L/C Issuer becomes obligated by Court order to return any payments such L/C Issuer received pursuant to the Reimbursement Order, such L/C Issuer shall be entitled, subject to section 10.4 of the Plan, to an Administrative Claim in the aggregate amount of all such returned payments to the extent (but only to the extent) payments (I) that are required to be returned had been made under the Reimbursement Order to such L/C Issuer to reimburse such L/C Issuer for amounts paid Post-petition by such L/C Issuer in respect of non conforming or discrepant letters of credit and (II) that were paid by an L/C Issuer at the Debtors’ request with respect to postpetition items received by the Debtors. Such Administrative Claim shall be paid in full and in Cash pursuant to Section 2.1 of the Plan. Nothing in this paragraph or in the preceding paragraph of this Order shall be construed as a determination by the Court as to whether and to what extent payments under the Reimbursement Order should or should not be returned nor shall this Order, in and of itself, constitute a waiver or release of any of an L/C Issuer’s liens and security interests under common law, by statute, or under letter of credit agreement or cash management agreements with any of the Debtors or other credit agreements (provided that the same, if any, shall be treated as set forth in the Plan).

               (c) Notwithstanding any provision of the Plan or this Order to the contrary, the confirmation and effectuation of the Plan as modified hereby, shall not release, reduce or discharge any Directors and Officers Liability Insurance carrier of the debtors from such carrier’s obligations to satisfy, in whole or in part, any claim asserted in any Securities Action and/or by any holder of a Subordinated Securities Claim.

          54. Modifications To The Original Plan. At the request of the Debtors, the Original Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code as follows:5

               (a) The following change shall be made to the list of Plan Exhibits set forth in the Table of Contents of the Plan: “~~List of Qualifying Real Estate~~ Intentionally Omitted.”

               (b) 1.4 “ADR Procedures” means any alternative dispute resolution procedures approved by the Bankruptcy Court prior to the Effective Date, including, but not limited to, those approved in the following orders: (i) Order Approving Procedures for (A) Liquidating and Settling Personal Injury Claims Through Direct Negotiation and/or Alternative Dispute Resolution and/or (B) Modifying the Automatic Stay to Permit Certain Litigation with Respect to ~~such~~ Such Claims to Proceed dated July 17, 2002; (ii) Order Pursuant to 11 U.S.C. § 105(a) to Modify Personal Injury Claims Resolution Procedures to Require the Participation of Third Party Indemnitors and Insurance Carriers in Mediations and Arbitrations of Claims dated August 29, 2002; and (iii) Order Pursuant to 11 U.S.C.

[5] Additions are indicated with a double underlining; deletions are indicated with a strike-through.

§§ 105, 363, 502 and 503 and Rule 9019(b) of the Federal Rules of Bankruptcy Procedure Authorizing Debtors (A) to Compromise or Settle Certain Prepetition Claims Without Further Court Approval and (B) to Establish Alternative Dispute Resolution Procedures for Disputed Claims dated January 28, 2003.

               (c) 1.10 “Avoidance Claims” means Causes of Action against Persons arising under any of sections 510, 547, 548, 549, 550 and 551 (to the extent the ~~later~~ latter two sections are applicable to the other statutory sections referred to in this Article 1.10) of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

               (d) 1.34 “Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party and serves as a director, officer or employee (or in any similar capacity) of the Reorganized Debtors immediately following the occurrence of the Effective Date together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date, provided that no Person who is or becomes the subject of a Trust Claim shall have any Continuing Indemnification Rights with respect to such Trust Claim.

               (e) 1.38 “Cure” means the payment or other honor of all obligations required to be paid or honored in connection with assumption of an executory contract or unexpired lease pursuant to Section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to ~~Section~~ section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law; provided, further, that in the event that a Debtor assumes an unexpired lease or executory contract, any guarantee (i) provided by another Debtor related to such unexpired lease or executory contract, or (ii) in connection with any industrial revenue bonds, shall be deemed Reinstated under the Plan if the failure of such guarantee to remain in force and effect would constitute a default under such assumed unexpired lease or executory contract or such industrial revenue bonds.

               (f) 1.64 “Exit Financing Facility” means a new financing facility, a copy of which will be attached hereto as Exhibit D-~~1~~ 2, pursuant to the terms of (a) that certain Commitment Letter, dated January 13, 2003, between Kmart, as borrower, and General Electric Capital Corporation, Fleet Retail Finance, Inc., and Bank of America, N.A., as initial lenders, as the same may be amended, modified, or supplemented from time to time, a copy of which is attached hereto as Exhibit D-~~2~~ 1, and (b) any and all additional documents related thereto filed in accordance with Article 7.12 of this Plan.

               (g) 1.106 “Other Unsecured Claim” means, subject to Article 5.6 hereof, a Claim that is not an Administrative Claim, General Unsecured Convenience Claim, Intercompany Claim, Other Priority Claim, PBGC Claim, Priority Tax Claim, Prepetition Lender Claim, Prepetition Note Claim, Secured Claim, Subordinated Securities Claim, Trade Vendor/Lease Rejection Claim, or Trust Preferred Obligation.

               (h) 1.107 “Other Unsecured Claim Cash Payment Amount” means the Cash to be paid to all holders of Allowed Other Unsecured Claims on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), in an amount equal to (i) the product of (a) the estimated, mid-range value (as set forth in the Disclosure Statement), of the New Holding Company Common Stock to be distributed to holders of Trade Vendor/Lease Rejection Claims multiplied by (b) a fraction, the numerator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, and the denominator of which is equal to the aggregate amount of all Allowed Trade Vendor/Lease Rejection Claims and Allowed Other Unsecured Claims, plus (ii) an amount equivalent to interest on the amount calculated pursuant to the preceding clause at an annual rate of 4% from and after the Effective Date through and including the third anniversary of the Effective Date. The Other Unsecured Claim Cash Payment Amount shall be subject to such other terms and conditions as may be necessary and appropriate to effectuate payment thereof or to comply with applicable law.

               (i) 1.109 “Other Unsecured Claim Estimation Procedure” means a procedure approved by the Bankruptcy Court ~~on or before the Effective Date~~ providing for the expedited estimation, for distribution purposes, of

Other Unsecured Claims held by Other Unsecured Claimholders who make the Other Unsecured Claim Election.

               (j) 1.125 “Prepetition Notes” means, collectively, (a)(i) the 12.5% Notes due March 1, 2005 in the aggregate principal amount of $100,000,000; (ii) the 8.125% Notes due December 1, 2006 in the aggregate principal amount of $200,000,000; (iii) the 7.75% Notes due October 1, 2012 in the aggregate principal amount of $157,257,000; (iv) the 8.25% Notes due January 1, 2022 in the aggregate principal amount of $68,055,000; (iv) the 8.375% Notes due July 1, 2022 in the aggregate principal amount of $85,550,000; (v) the 7.95% Notes due February 1, 2023 in the aggregate principal amount of $259,800,000; and (vi) the Series C Medium Term Notes and Series D Medium Term Notes in the aggregate principal amount of $222,935,000, in each case issued by Kmart pursuant to that certain indenture dated as of February 1, 1985, between Kmart and The Bank of New York, as original indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of March 1, 1991; (b)(i) the 8.375% Notes due December 1, 2004 in the aggregate principal amount of $300,000,000; (ii) the 9.375% Notes due February 1, 2006 in the aggregate principal amount of $400,000,000; and (iii) the 9.875% Notes due June 15, 2008 in the aggregate principal amount of $430,000,000; in each case issued by Kmart pursuant to that certain indenture dated as of December 13, 1999, between Kmart and The Bank of New York, as original indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of December 13, 1999; that certain Second Supplemental Indenture, dated as of January 30, 2001; and that certain Third Supplemental Indenture dated as of June 19, 2001; ~~and~~(c) the Commercial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $1,800,000.00, issued under or in connection with the trust indenture dated as of November 1, 1994 by and between The County Commission of Harrison County, as issuer, and J.P. Morgan Trust Company, National Association (as successor trustee), as indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, and all of the right, title and interest of Harrison County in and under the Loan Agreement and the Promissory Note made between Kmart and The County Commission of Harrison County; and (d) the Industrial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $2,375,000.00, issued under or in connection with the trust indenture dated as of October 1, 1994 by and between The Industrial Development Authority of the City of Liberty, Missouri, as issuer, and UMB Bank, N.A., as indenture trustee, and all of the right, title, and interest of The Industrial Development Authority of the City of Liberty, Missouri in and under the Loan Agreement and the Promissory Note made between Kmart and The Industrial Development Authority of the City of Liberty, Missouri.

               (k) 1.131 ~~“Qualifying Real Estate” means any (i) real estate lease, including a capital lease, under which a Debtor is a lessee, or (ii) real estate owned by a Debtor, in each case as identified on Exhibit F to be filed on or before the Exhibit Filing Date. Qualifying Real Estate includes, but is not limited to, real property interests pertaining to stores to be closed pursuant to the Debtors’ 2003 store closing program.~~

               (l) ~~1.137 “Responsible Officer” means the person designated by the board of directors of Kmart, after consultation with the Statutory Committees, to serve as the chief responsible officer and decision-maker for the Estates of the Debtors possessing Qualifying Real Estate from and after the Effective Date.~~

               (m) ~~1.146~~1.144 “Securities Action” means any Cause of Action by a Person, other than by or on behalf of a Debtor, against any Person other than a Debtor arising out of or related to a Person’s ownership of Interests, including Existing Common Stock, including, without limitation, the following actions, (i) those certain class actions on behalf of purchasers of securities who purchased such securities between March 13, 2001 and May 15, 2002 as such class actions were amended and consolidated by pleading filed on ~~October 15~~November 1, 2002 in the United States District Court for the Eastern District of Michigan; (ii) a class action of behalf of participants in or beneficiaries of the Kmart Corporation Retirement Savings Plan filed on March 18, 2002 in the United States District Court for the Eastern District of Michigan; (iii) an action on behalf of three limited partnerships that purchased stock of BlueLight.com filed on April 26, 2002 in the United States District Court for the Eastern District of Michigan; and (iv) an action filed on February 14, 2003 by the Softbank Funds against Charles Conaway in the Circuit Court of Cook County, Illinois, Case No. 03L1875.

               (n) ~~1.159~~ 1.157 “Trust Assets” means ~~those assets, including~~ the Trust Claims~~,~~ and any assets to be transferred to and owned by the Kmart Creditor Trust pursuant to Article 11.2 of this Plan.

               (o) ~~1.160~~ 1.158 “Trust Claims” means any and all Causes of Action, other than Securities Actions, against any Person or entity arising from, in connection with, or relating to the subject matters of the Investigations which, for purposes hereof, means the Accounting and Stewardship Investigations, including all matters authorized by order entered by the Bankruptcy Court on September 4, 2002 approving the participation, on a joint interest basis, of the Statutory Committees in said Investigations, and including all matters arising from, in connection with, or relating to the subject matter of responses to the Government Inquiries (as each of such terms is defined in the Disclosure Statement).

               (p) 2.1 Administrative Claims. Subject to the provisions of Article X of this Plan, on the first Distribution Date or Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that (x) Claimholders of Claims arising under the DIP Facility shall be deemed to have Allowed Claims as of the Effective Date in such amount as to which the Debtors and such Claimholders shall have agreed upon in writing or as determined by the Bankruptcy Court, which DIP Facility Claims shall be paid in accordance with Article 10.1 of this Plan, (y) the Plan Investors shall be deemed to have an Allowed Plan Investor Claim arising under the Investment Agreement in such amount as to which the Debtors and the Plan Investors shall have agreed upon in writing or as fixed by the Bankruptcy Court, which Plan Investor Claim shall be paid in full in Cash on the Effective Date, and (z) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

               (q) 2.2 Priority Tax Claims. Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors after the Effective Date), such Allowed Priority Tax

Claimholder shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release and discharge of, and in exchange for, such Priority Tax Claim, (i) equal Cash payments on the last Business Day of each three-month period following the Effective Date, during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated ~~at the interest rate available on ninety (90) day United States Treasuries on the Effective Date~~ 100 basis points greater than the interest rate provided under the Exit Financing Facility as of the Effective Date, or such lesser rate agreed to by a particular taxing authority, (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) hereof, or (iii) payment in full in Cash.

               (r) 3.9 Class 9. Class 9 consists of all Intercompany Claims that may exist against a particular Debtor.

               (s) 3.10 Class 10 . Class 10 consists of all Subordinated Securities Claims. This Class is applicable only to the Chapter 11 Case of Kmart.

               (t) 3.11 Class 11 . Class 11 consists of all Existing Common Stock and all Interests that may exist with respect to an Affiliate Debtor.

               (u) 3.12 Class 12 . Class 12 consists of all Other Interests. This Class is applicable only to the Chapter 11 Case of Kmart.

               (v) 5.4 Class 4 (Prepetition Note Claims). The Prepetition Note Claims are Allowed Prepetition Note Claims in the aggregate amount of $2,279,319,538.47. Each Prepetition Note Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, its Prepetition Note Claims, (a) on the Effective Date, its Pro Rata share of the Prepetition Noteholder Shares, subject to dilution, with the amount of each Prepetition Note Claimholder’s Pro Rata share equal to the total number of Prepetition Noteholder Shares multiplied by a fraction, the numerator of which is equal to the amount of such Prepetition Noteholder’s Allowed Prepetition Note Claim, and the denominator of which is equal to all Allowed Prepetition Note Claims, with the amount of such Prepetition Noteholder Shares being inclusive of New Holding Company Stock otherwise allocable to holders of Trust Preferred Obligations under Article 5.8 pursuant to the subordination provisions of all docu-

ments pertaining to the Trust Preferred Securities and evidencing the rights and obligations of the Trust Preferred Obligations, in each case payable directly to the Servicer of the Prepetition Note Claims for distribution to holders of the Prepetition Note Claims; (b) on the Effective Date and in lieu of any claim under Article 10.3 of this Plan by or on behalf of any indenture trustee for the Prepetition Notes, its Pro Rata share (calculated as provided in clause (a) of this Article 5.4) of Cash in an amount equal to the reasonable fees and expenses of any indenture trustee for the Prepetition Notes, as approved by the Bankruptcy Court pursuant to Section 1129(a)(4) of the Bankruptcy Code, not to exceed $1,500,000; and (c) commencing on the Distribution Date, its Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Prepetition Note Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Prepetition Note Claimholder’s Allowed Prepetition Note Claim, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. Notwithstanding anything in this Article 5.4 to the contrary, any Prepetition Note Claims held by the Debtors shall be deemed cancelled as of the Effective Date, and the Debtors shall not receive or retain any property or interest in property on account of such Prepetition Note Claims under this Plan. The calculation of the Pro Rata interests of other Prepetition Note Claimholders called for in this Article 5.4 shall be made as if the Prepetition Note Claims held by the Debtors were not outstanding as of the time of such calculation. ~~Th~~ In the event that the Class of Prepetition Notes rejects the Plan, holders of Trust Preferred Obligations shall not receive or retain any property or interest in property on account of such Obligations under the Plan.

               (w) 5.6 Class 6 (Other Unsecured Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, each Other Unsecured Claimholder holding an Allowed Other Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Unsecured Claim, (a) on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), its Pro Rata share of the Other Unsecured Claim Cash Payment Amount to be paid hereunder, with the amount of each Other Unsecured Claimholder’s Pro Rata share equal to the amount of the Other

Unsecured Claim Cash Payment Amount multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimant’s Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, provided, however, that, in the event an Other Unsecured Claimholder makes the Other Unsecured Claim Election, such Other Unsecured Claimholder shall be deemed (i) to be a Trade Vendor/Lease Rejection Claimholder and shall receive, in lieu of its Pro Rata share of the Other Unsecured Claim Cash Payment Amount, the Trade Vendor/Lease Rejection Claimholder treatment as provided for in this Plan, and (ii) to consent to the Other Unsecured Claim Estimation Procedure, and (b) commencing on the first Periodic Distribution Date occurring after the later of (x) the date an Other Unsecured Claim becomes an Allowed Other Unsecured Claim or (y) the date an Other Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Unsecured Claim, its Pro Rata share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Other Unsecured Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimholder’s Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. Each of the Other Unsecured Claimholder’s Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be an obligation of New Holding Company and New Operating Company. The right of a holder of an Allowed Other Unsecured Claim to receive its Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be personal to such holder and shall be non-transferable except upon death of the interest holder or by operation of law.

               (x) 5.7 Class 7 (General Unsecured Convenience Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Convenience Claim, the holder of an

Allowed General Unsecured Convenience Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such General Unsecured Convenience Claim, Cash equal to (a) six and one-quarter percent (6.25%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $30,000 or (b) $1,875 if the amount of such Allowed Claim is greater than $30,000 and the holder of such Claim has made the Convenience Class Election. Any Trade Vendor/Lease Rejection Claims or Other Unsecured Claims that are treated as General Unsecured Convenience Claims shall not otherwise be treated as Trade Vendor/Lease Rejection Claims or Other Unsecured Claims under this Plan; provided, however, that the holder of any General Unsecured Convenience Claim that would otherwise constitute a Trade Vendor/Lease Rejection Claim under this Plan and that is in an amount equal to or less than $30,000 may elect to be treated as a Trade Vendor/Lease Rejection Claimholder and shall receive in lieu of any payment under this Article 5.7, the Trade Vendor/Lease Rejection treatment as provided for in this Plan.

               (y) 6.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. Class 10, Class 11, and Class 12 are deemed to reject the Plan~~, therefore~~. Therefore, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

               (z) 7.1(b) New Holding Company and New Operating Company. Subject to the Restructuring Transactions contemplated by this Plan, on, or as soon as reasonably practicable after, the Effective Date, all appropriate actions shall be taken consistent with this Plan to (i) form New Holding Company and New Operating Company pursuant to their respective Articles of Incorporation and By-Laws, (ii) contribute or transfer all of the assets of the Debtors, other than the ~~Qualifying Real Estate and the~~ Trust Assets, to New Operating Company and/or such other Reorganized Debtors or Affiliates as contemplated by the Restructuring Transactions and as is necessary to effect the Exit Financing Facility, and (iii) issue all of the New Operating Company Common Stock to New Holding Company. The ~~Qualifying Real Estate shall be treated as specified in Article 12.1 of this Plan, and the~~ Trust Assets shall be transferred to the Kmart Creditor Trust as specified in Article 11.2 of this Plan. ~~As of the Effective Date, the Reorganized Debtors shall be obligated to provide funds, as needed, to the Estates of those Debtors that hold Qualifying Real Estate in an aggregate amount sufficient to pay Administrative and Cure Claims of such Estates, including obligations contemplated by section 365 of the Bankruptcy Code, until such time as the Qualifying Real Estate has been assumed, rejected or otherwise disposed of pursuant to Article 12.1 of this Plan and such Estates have been fully administered.~~

               (aa) 7.2 Substantive Consolidation. This Plan provides for the substantive consolidation of the Estates, but only for purposes of effectuating the settlements contemplated by, and making distributions to holders of Claims under, this Plan, and not for voting purposes. For such limited purposes, on the Effective Date, (a) all guaranties of any Debtor of the payment, performance, or collection of another Debtor with respect to any Class of Claims or Interests shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the consolidated Debtors; and (c) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a Claim against and an obligation of the consolidated Debtors. Except as set forth in this Article, such substantive consolidation will not (other than for purposes related to this Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions contemplated by this Plan, (b) cause any Debtor to be liable for any Claim or Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest will not be affected by such substantive consolidation, (c) except as otherwise stated in this Plan, affect Intercompany Claims of Debtors against Debtors, and (d) affect Interests in the Affiliate Debtors except as otherwise may be required in connection with the Restructuring Transactions contemplated by this Plan; provided, however, that with respect to any holder of a Claim in a Class that rejects the Plan of such Affiliate Debtor (“Rejecting Class Affected Claims”) (a) who has not consented to the treatment of such holder’s Claims under such Class of the Plan, as evidenced either by an objection to the substantive consolidation provisions of the Plan or a timely vote to reject the Plan, and (b) whose Rejecting Class Affected Claim has also been asserted against more than one Debtor (“Affiliate Debtor Affected Claims” and, together with Rejecting Class Affected Claims, “Affected Claims”), such holder shall receive on account of, and in full satisfaction, settlement, release, and discharge of, and in exchange for, all Affected Claims, an amount (whether higher or lower than the distribution that would have been afforded by the Plan under substantive consolidation) that the Bankruptcy Court determines such holder would have been entitled to receive under the Plan on account of all such Affected Claims had substantive consolidation not occurred; provided further, that such distribution shall be in the form of (i) New Holding Company Common Stock in an amount not to exceed the amount of New Holding Company Common Stock that would have been issued to such holder if substantive consolidation had been implemented and effected with respect to such Affected Claims (the “Original Plan Distribution Amount”) and (ii) to the extent, if any, that the Affected Claims would have been entitled to a distribution greater than the Original Plan Distribution Amount absent substantive consolidation, an amount of Cash equal to the amount that the Bankruptcy Court determines such holder would have been entitled to receive under the Plan on account of all such Affected Claims had substantive consolidation not occurred, after taking into account the distributions referred to in subparagraph (i) above. Notwithstanding anything herein to the contrary, the Debtors may elect in their sole and absolute discretion, at any time through and until the Effective Date, to substantively consolidate the Estates for additional purposes, including for voting purposes; provided, however, that such further substantive consolidation does not alter the treatment of the Prepetition Lenders, holders of Prepetition Note Claims, or holders of Trade Vendor/Lease Rejection Claims called for by this Plan as filed on February 25, 2003, and; provided, further, that nothing herein shall impair the Plan Investors’ rights under the Investment Agreement. Should the Debtors make such election, the Debtors will not, nor will they be required to, resolicit votes with respect to this Plan. Substantive consolidation shall not alter the distributions set forth herein. In the event that the Debtors do elect to substantively consolidate the Estates, the Disclosure Statement and this Plan shall be deemed to be a motion requesting that the Bankruptcy Court approve such substantive consolidation.

               (ab) 7.5(b) Directors of New Holding Company. On the Effective Date, the term of the current members of the board of directors of Kmart will expire ~~upon the designation by such board, and the approval by the Bankruptcy Court, of the Responsible Officer~~. The initial board of directors of New Holding Company, whose term will commence upon the Effective Date, shall consist of nine (9) members. One (1) member of senior management of the Reorganized Debtors will serve on the initial board of directors of New Holding Company. Other board members shall include (i) four (4) directors selected by the Plan Investors, at least one of whom shall not be an officer or employee of any of the Plan Investors or a family member of any of the foregoing, (ii) two (2) directors selected by the Unsecured Creditors’ Committee, and (iii) two (2) directors selected by the Financial Institutions’ Committee, neither of which shall be an officer or employee of ESL Investments, Inc. or a family member thereof; provided that the board of directors, collectively, including any required committee thereof, shall comply with any other qualification, experience, and independence requirements under applicable law, including the Sarbanes-Oxley Act of 2002 and the rules then in effect of the stock exchange or quotation system (including the benefit of any transition periods available under applicable law) on which the New Holding Company Common Stock is listed or is anticipated to be listed, when such Stock is listed. The Persons responsible for designating board members shall designate their board members by written notice filed with the Bankruptcy Court by a date that is at least seven days prior to the Voting Deadline, provided, however, that if they fail to file and give such notice, the Debtors will initially designate such members by announcing their identities at the Confirmation Hearing. Directors of New Holding Company appointed in accordance with this Article shall serve an initial term for a period from the Effective Date through the date of the second annual meeting after the Effective Date. Thereafter, and subject to New Holding Company’s rights to amend its bylaws, directors shall serve one (1) year terms (with such subsequent terms subject to election by shareholder vote) with each such term expiring at the conclusion of the next annual meeting of shareholders. In the event, prior to the Effective Date, a person designated to be a member of New Holding Company’s board of directors dies, is disabled, or otherwise becomes unable to fulfill the role, the Person designating such member will designate a replacement for such director. In the event, after the Effective Date and prior to the second annual meeting that occurs after the Effective Date, of the death, disability, resignation, or removal of a member of the board of directors, the directors designated by the Person who designated the director whose vacancy is sought to be filled will designate a replacement for such director, which replacement will be reasonably satisfactory to New Holding Company.

               (ac) 7.7 Employment, Retirement, Indemnification and Other Agreements, and Incentive Compensation Programs. To the extent that any of the Debtors have in place as of the Effective Date employment, retirement, indemnification and other agreements with their respective active directors, officers and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans shall remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, programs, and plans. Such agreements and plans may include equity, bonus, and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that pursuant to the Management Compensation Plan, there may be reserved for certain members of management, directors, and other employees of the Reorganized Debtors up to 10% of the shares of New Holding Company Common Stock, exclusive of any shares offered as incentive compensation in any employment agreement of any officer that is to be assumed pursuant to Article VIII of this Plan, and other securities and other components of compensation to be paid to management after the Effective Date; and provided further that the Debtors’ existing deferred compensation plans shall be terminated and the funds held pursuant thereto shall be distributed to the respective account holders other than any account holder who the Trustee has identified as a potential defendant in any Cause of Action arising out of the Trust Claims, in which case the funds of such account holder shall be held in escrow by the Kmart Creditor’s Trust pending resolution of any Trust Claims against such account holder. After the Effective Date, the Reorganized Debtors shall each have the authority, consistent with the applicable agreements, to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees. Notwithstanding anything to the contrary herein, following the Effective Date of the Plan, with respect to the payment of “retiree benefits” as defined in section 1114 of the Bankruptcy Code, such payment shall continue at the levels established pursuant to subsections (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of this Plan, for the duration of the periods the Debtors have obligated themselves to provide such benefits, if any.

               (ad) 7.10 Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for herein or as otherwise required in connection with any Cure, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, will be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of the Claimholder and that is administered by an indenture trustee, an agent, or a servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (i) allowing such Servicer to make the distributions to be made on account of such Claims under this Plan as provided in Article IX of this Plan and (ii) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such Indenture or other agreement; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in Article 9.5 hereof; provided, however, that nothing herein will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.

               (ae) 7.13 Trade Vendors’ Lien Program. On the Effective Date, the Reorganized Debtors shall grant to certain vendors who provide retail merchandise to the Reorganized Debtors on credit after the Effective Date, or who have provided merchandise to the Debtors after the Petition Date and before the Effective Date on credit which is not paid for as of the Effective Date, a Trade Vendors’ Lien pursuant to the terms attached hereto as Exhibit J-2 (such terms are generally described in Exhibit J-1). Each person or entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor and/or equity security holder of the Debtors or Reorganized Debtors, shall be deemed to contractually subordinate any present or future claim, right, or other interest it may have in and to any proceeds received from the disposition, release, or liquidation of any ~~real properties subject to the Trade Vendors’ Lien, to the claims of~~ of the Debtors’ leased stores that are open and operating stores as of the Effective Date (the “Open Store Leases”), to the parties secured by the Trade Vendors’ Lien; provided, however, that in no case shall the lenders under the Exit Financing Facility be deemed subordinated in this regard; and provided, further, that so long as the Trade Vendors’ Lien has not been terminated or has not expired, (i) neither the Debtors nor the Reorganized Debtors may encumber, sell, lease, transfer or otherwise dispose of or take other action to impair the subordination granted hereby with respect to more than 20% in fair market value of the ~~leases subject to this Article 7.13~~ Open Store Leases, unless the proceeds of any such transactions in excess of such 20% threshold are held in an escrow account for the ratable benefit of the parties with an interest or claim with respect to such proceeds pursuant to the terms of the Collateral Trust Agreement attached hereto as Exhibit J-2, and (ii) any loan or investment by the Plan Investors will be subject to the subordination set forth in this provision (except with respect to any loan or investment to the extent that the amount of such loan or investment plus the amount of all other investments made by the Plan Investors pursuant to the Investment Agreement exceeds $280 million (giving credit for and including in the calculation all investments and loans made by the Plan Investors or loans or investments made by third parties and guaranteed by the Plan Investors, but excluding the value of any Class 3, Class 4 and Class 5 claims which the Plan Investors may hold)). Such contractual subordination shall terminate upon termination or expiration of the Trade Vendors’ Lien.

               (af) 7.14 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan with respect to the Kmart Creditor Trust, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions, except that the Debtors shall and do hereby waive all Avoidance Claims as of the Effective Date (other than Avoidance Actions under Section 549 of the Bankruptcy Code with respect to the matters subject to that certain case captioned Capital Factors, Inc. v. Kmart Corporation, Case No. 02 C 1264 (N.D. Ill. 2002)); provided, however, that such waiver does not include Avoidance Claims against Persons who are parties to Causes of Action involving the Debtors and ~~is~~ are pending on the Effective Date, nor does it include Causes of Action against any Persons who may be the subject, at any time, of Trust Claims. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

               (ag) 7.18 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, ~~conveyance fee, intangibles or similar tax, mortgage tax, stamp act,~~ real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording ~~fee~~ tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

               (ah) 8.1(c) Other Executory Contracts or Unexpired Leases. Except as otherwise provided in this Article 8.1(c), each Other Executory Contract or Unexpired Lease as to which any of the Debtors is a party (including, but not limited to, (x) guaranties, including any guaranties by any of the Debtors with respect to real estate leases of former subsidiaries and businesses of any of such Debtors, (y) any obligations under leases assigned by the Debtors prior to the Petition Date (or agreements guarantying the payment of rent or performance thereunder), and (z) those certain Lease Guaranty, Indemnification and Reimbursement Agreements dated as of November 23, 1994, November 9, 1994, and May 24, 1995) shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Other Executory Contract or Unexpired Lease (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Other Executory Contracts or Unexpired Leases annexed hereto as Exhibit L-3, or (iv) is otherwise assumed pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each Other Executory Contract or Unexpired Lease assumed pursuant to this Article 8.l(c) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Other Executory Contract or Unexpired Lease, including any Other Executory Contract or Unexpired Lease on Exhibit L-3. Unexpired leases to be assumed under this Article 8.1(c) shall be assumed by the particular Debtor that was obligated on such lease as of the Petition Date, without prejudice to the rights of such Debtor thereafter to assign such lease in accordance with applicable law. Notwithstanding anything in this Plan to the contrary, unexpired leases to be assumed under the Plan~~, other than Qualifying Real Estate,~~ shall be identified on Exhibit L-3 by the Confirmation Date, provided that the assumption of such unexpired leases shall be effective as of the Effective Date. In the event the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming such unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

               (ai) 8.2 Payments Related to Assumption of Executory Contracts and Unexpired Leases. The provisions (if any) of each Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease to be assumed under this Plan which are or may be in default shall be satisfied solely by Cure. Any Person claiming that a monetary cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the

Bankruptcy Code must file a monetary cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the ~~“Cure Claim”)~~“Cure Claim”), no later than forty-five (45) days after the Effective Date ~~or, in the case of Qualifying Real Estate, no later than the objection deadline associated with the motion seeking to, among other matters, assume such Qualifying Real Estate (the “Cure~~(the “Cure Claim Submission ~~Deadline”)~~ Deadline”). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtors or Reorganized Debtors. In the case of a Cure Claim related to an unexpired lease of non-residential real property, such Cure Claim must include a breakdown by store by category of all amounts claimed, including, but not limited to, amounts for real estate taxes, common area maintenance, and rent. The Debtors shall have thirty (30) days from the Cure Claim Submission Deadline or the date a Cure Claim is actually filed, whichever is later, to file an objection to the Cure Claim. Any disputed Cure Claims shall be resolved either consensually by the parties or by the Bankruptcy Court. Disputed Cure Claims shall be set for status at subsequent hearings following the Cure Claim Submission Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed. If the Debtors do not dispute a Cure Claim, then the Debtors shall pay the Cure Claim, if any, to the claimant within twenty (20) days of the ~~Cure Claim Submission~~ objection Deadline. Disputed Cure Claims that are resolved by agreement or Final Order shall be paid by the Debtors within twenty (20) days of such agreement or Final Order. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.

               (aj) 9.2 No Interest on Claims or Interests. Unless otherwise specifically provided for in this Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, Confirmation Order, or the DIP Credit Agreement or a postpetition agreement in writing between the Debtors and a Claimholder or Interestholder, postpetition interest shall not accrue or be paid on Claims or Interests, and no Claimholder or Interestholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim or Disputed Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest. Notwithstanding the foregoing, nothing in this Article 9.2 shall limit or impair any

Claimholder’s rights to seek allowance of such interest as a part of an Allowed Claim to the extent provided in Section 506(b) of the Bankruptcy Code.

               (ak) 9.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan except with respect to a Prepetition Lender Claims and any holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the Prepetition Agent or appropriate Servicer, as applicable, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

               (al) 9.7 Delivery of Distributions. Distributions to Allowed Claimholders or Allowed Interestholders shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such Claimholders or Interestholders (or at the last known addresses of such Claimholders or Interestholders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a Claimholder or Interestholder whose Claim or Interest is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. If any Claimholder’s or Interestholder’s distribution is returned as undeliverable, no further distributions to such Claimholder or Interestholder shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder’s or Interestholder’s then-current address, at which time all missed distributions shall be made to such Claimholder or Interestholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six months of return shall be distributed to the other creditors of the Class of which the creditor to whom the distribution was originally made is a member in accordance with the provisions of the Plan applicable to distributions to that Class. If, at the conclusion of distributions to a particular Class under the Plan and after consultation with the Post-Effective Date Committee (solely with respect to Trade Vendor/Lease Rejection Claims), the Reorganized Debtors reasonably determine that any remaining New Holding Company Common Stock or Cash allocated for such class is immaterial and would thus be too impractical to distribute or would be of no benefit to its respective distributees, any such remaining New Holding Company Common Stock or Cash will revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder or Interestholder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

               (am) 9.8(c) Distributions After Allowance. Payments and distributions from the Distribution Reserve to each respective Claimholder or Interestholder on account of a Disputed Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or Allowed Interest, will be made in accordance with provisions of this Plan that govern distributions to such Claimholder or Interestholder. On the first Periodic Distribution Date following the date when a Disputed Claim or Disputed Interest becomes undisputed, noncontingent and liquidated, the Disbursing Agent will distribute to the Claimholder or Interestholder any Cash, New Holding Company Common Stock, or other property, from the Distribution Reserve that would have been distributed on the dates distributions were previously made to Claimholders and Interestholders had such Allowed Claim or Allowed Interest been an Allowed Claim or Allowed Interest on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims or Interests, any remaining Cash, New Holding Company Common Stock, or other Property in the Distribution Reserve will be distributed Pro Rata to Claimholders and Interestholders in accordance with the other provisions of this Plan. Subject to Article 9.2 hereof, all distributions made under this Article of this Plan on account of an Allowed Claim or Allowed Interest will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim or Allowed Interest had been an Allowed Claim or Allowed Interest on the dates distributions were previously made to Allowed Claimholders and Allowed Interestholders included in the applicable class. The Disbursing Agent shall be deemed to have voted any New Holding Company Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers shall be deemed to have voted any New Holding Company Common Stock held by such ~~Servicer~~ Servicers in the same proportion as shares previously disbursed by such Servicers.

               (an) 10.1 DIP Facility Claim/Plan Investor Claim. On the Effective Date, the DIP Facility Claim and Plan Investor Claim shall be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders, and the Plan Investors, or as ordered by the Bankruptcy Court with notice to the

Creditors’ Committees, not less than five (5) Business Days prior to the Effective Date, and all obligations (other than contingent indemnity obligations) of the Debtors under the DIP Facility and with respect to the Plan Investor Claim shall be paid in full in Cash on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit or by procuring back-up letters of credit. Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

               (ao) 10.4 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Article 10.1, Article 10.2 or Article 10.3 of this Plan) must be filed, in substantially the form of the Administrative Claim Request Form attached hereto as Exhibit M, with the Claims Agent and served on counsel for the Debtors and the Plan Investors no later than forty-five (45) days after the Effective Date. Any request for payment of an Administrative Claim pursuant to this Article 10.4 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval, subject to review by the Post-Effective Date Committee. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims/Interests Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim arising in the ordinary course of business as a result of retail merchandise or services provided by trade vendors or service providers which is paid or payable by the Debtors in the ordinary course of business.

               (ap) 11.2(b) Upon such transfer, the Debtors, the Debtors’ Estates, the Disbursing Agent and the Reorganized Debtors shall have no other further rights or obligations with respect thereto. Notwithstanding the foregoing, the Reorganized Debtors shall make available to the Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to enable the Trustee to perform the Trustee’s tasks under the Trust Agreement and this Plan, and the Debtors and the Reorganized Debtors shall, in furtherance of the Order of the Bankruptcy Court ~~dated~~ entered on September 4, 2002, permit the Trustee and the Trust Advisory Board reasonable access to ~~evidence gathered and certain work product developed during the Investigations~~ information related to the Trust Claims that is reasonably requested by the Trustee, as more specifically set forth in the Trust Agreement; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Reorganized Debtors shall not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in this Article. The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. Any requests for assistance shall not interfere with the Reorganized Debtors’ business operations.

               (aq) 11.3(c) The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, ~~to administer the Other Unsecured Claim Cash Payment Amount (including pursuant to a services agreement with the Reorganized Debtors),~~ to make distributions therefrom in accordance with the provisions of this Plan and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any Trust Claims. Upon such assignment, the Trustee, on behalf of the Kmart Creditor Trust, will assume and be responsible for any responsibilities, duties, and obligations of the Debtors with respect to the subject matter of the assignments, and the Debtors, the Disbursing Agent, and the Reorganized Debtors will have no further rights or obligations with respect thereto.

               (ar) 11.5 Distributions of Trust Assets. Distributions of the Trust Recoveries to Claimholders and Interestholders in accordance with their interests in the Kmart Creditor Trust as set forth in this Plan shall be made at least semi-annually beginning with a calendar quarter that is not later than the end of the second calendar quarter after the Effective Date; provided, however, that the Trustee shall not be required to make any such semiannual distribution in the event that the aggregate proceeds and income available for distribution to such Claimholders and Interestholders is not sufficient, in the Trustee’s discretion (after consultation with the Trust Advisory Board) to economically distribute monies, and in any case, in connection with any interim (as opposed to final) distribution, the Trustee shall retain at least the amount of funds paid to the Kmart Creditor Trust pursuant to Article

11.3(d)(i) and Article 11.3(d)(ii) of this Plan, provided, further, that with respect to distributions to Interestholders that cannot be economically distributed as aforesaid, the Trustee shall divide such aggregate amount of distributions into $50.00 increments and thereafter make such $50.00 distributions to Interestholders who otherwise were entitled to, but did not receive, a distribution under Article 5.11 and who are randomly selected by the Trustee. The Trustee will make continuing efforts to prosecute or settle the Trust Claims, make timely distributions, and not unduly prolong the duration of the Kmart Creditor Trust.

               (as) 12.1 Revesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders, provided, however, that (i) the Trust Claims shall be transferred to the Kmart Creditor Trust pursuant to Article 11.2 of this Plan~~,~~ and (ii) ~~Qualifying Real Estate shall remain property of the Estate of the Debtor that owns such Qualifying Real Estate, and (iii)~~ assets intended to secure the Exit Financing Facility shall be transferred to such Debtors or other entities owned by New Operating Company as is necessary to effect the Exit Financing Facility. ~~The Responsible Officer of the Estates of such Debtors shall have full authority to assume and assign, reject, or otherwise dispose of the Qualifying Real Estate consistent with procedures approved by the Bankruptcy Court and sections 363 and 365 of the Bankruptcy Code. Landlords and other Persons, other than the Debtors, with interests in the Qualifying Real Estate shall retain the rights afforded them by sections 363 and 365 of the Bankruptcy Code through and including disposition of the Qualifying Real Estate. All liens and security interests, if any, in the Qualifying Real Estate shall remain intact and attach to the net proceeds therefrom to the same extent, validity, and relative priority as existed on the Effective Date, and all proceeds remaining in the Estates of such Debtors after satisfaction of all Allowed Secured Claims, if any, shall be transferred to the New Operating Company.~~ As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and Confirmation Order.

               (at) 12.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the Effective Date occurring. ~~Notwithstanding anything in this Article 12.2 to the contrary, nothing in this Article shall discharge the Estate of any Debtor that holds Qualifying Real Estate from the obligations of such Estate contemplated by Article 7.1(b) of the Plan, provided however, that the satisfaction, discharge and release provided for in this Article 12.2 shall apply to any Claims or Causes of Action related to any specific Qualifying Real Estate immediately upon payment of all such obligations related to, and final disposition of, such specific Qualifying Real Estate.~~

               (au) 12.5 Release by Holders of Claims. On the Effective Date, (a) each Person that votes to accept this Plan; and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), that has held, holds or may hold a Claim or Trust Preferred Obligation, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash, New Holding Company Common Stock, and other contracts, instruments, releases, agreements or documents to be delivered in connection with this Plan (each, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Trust Preferred Obligation of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that, (A) this Article 12.5 is subject to and limited by Article 12.10 of this plan; (B) this Article 12.5 shall not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city, or municipality, ~~or~~(v) ~~Sections 1104-1109 and 1342(d) of~~ the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security; (C) this Article 12.5 shall not waive, impair or release any Claims or Causes of Action, if any, that any Release Obligor may have against any Released Party arising from a Trust Claim; and (D) this Article 12.5 shall not waive, impair or release any Securities Action, including, without limitation, all Subordinated Securities Claims, against any Released Party, if any.

               (av) 12.10 Exclusions and Limitations on Exculpation, Indemnification, and Releases. Notwithstanding anything in this Plan to the contrary, no provision of this Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification or release provision, shall modify, release, or otherwise limit the liability of (i) any Person who is, or becomes, the subject of a Trust Claim (to the extent, but only to the extent, related to such Trust Claim), or (ii) any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that is otherwise liable under theories of vicarious or other derivative liability, or (iii) any Person who is, or becomes, the subject of a Securities Action (to the extent, but only to the extent, related to such Securities Action); provided, however, that the Debtors and Reorganized Debtors shall not provide indemnification on account of (i) and (ii) above.

               (aw) ARTICLE XIV(b) to adjudicate any and all adversary proceedings, applications and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases ~~or~~, this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

               (ax) 15.4 ~~Committees/Responsible Officer/Qualifying Real Estate~~ Committees. Effective on the Effective Date, the Statutory Committees shall dissolve automatically, whereupon their members, professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases which shall remain in full force and effect according to their terms; applications for Professional Claims; requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases~~; and any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order.~~ The Professionals retained by the Statutory Committees and the respective members thereof shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date including responding to or otherwise addressing any issues raised by any consultant to the Kmart Joint Fee Review Committee, and for the other duties and responsibilities of the Statutory Committees set forth in this Section (but only to the extent requested by the Debtors). This Section shall apply for all purposes and with respect to all Debtors and their respective Estates under the Plan~~, including with respect to any Debtor that owns Qualifying Real Estate that will remain in the Estate of such Debtor under the Plan until final disposition thereof, provided, however, that the Bankruptcy Court shall retain jurisdiction over the Responsible Officer and may impose such requirements with respect to the continued monitoring of the Estate of any such Debtor, including the imposition of supplemental fee application requirements with respect to any professionals of the Responsible Officer~~.

               (ay) 15.5 Post-Effective Date Committee. (a) On the Effective Date, there shall be formed a Post-Effective Date Committee (the “Post-Effective Date Committee”) with its duties limited to: overseeing the general unsecured claims reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors; ~~overseeing the disposition of Qualifying Real Estate as such disposition relates to the incurrence of cure rejection damages claims;~~ formulating with the Reorganized Debtors appropriate procedures for the settlement of claims; overseeing (i) the establishment, (including the determination of the amount of New Holding Company Common Stock to be withheld) and (ii) the maintenance of, the Distribution Reserve; overseeing the distributions to the holders of Prepetition Note Claims and Trade Vendor/Lease Rejection Claims under the Plan; any matter relating to finalization of the Creditor Trust Agreement and the Trade Vendors’ Lien

     Program, including the filing and perfection of the mortgages granted to the Trade Vendors’ Collateral Agent pursuant to Article 7.13 of the Plan and Exhibit J-1 and Exhibit J-2; responding to any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order; to appear before and be heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and such other matters as may be agreed upon between the Reorganized Debtors and the Post-Effective Date Committee or specified in this Plan. The Post-Effective Date Committee shall consist of four (4) members, with three (3) of such members to be appointed by the Unsecured Creditors’ Committee, and one (1) member to be appointed by the Financial Institutions’ Committee, that may adopt by-laws governing its conduct. For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Post-Effective Date Committee as and when the Reorganized Debtors and the Post-Effective Date Committee may reasonably agree upon. The Post-Effective Date Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Post-Effective Date Committee, including reasonable professional fees, in the ordinary course without further order of the Court.

Dated: Chicago, Illinois
             April 22, 2003

/s/ Susan Pierson Sonderby Honorable Susan Pierson Sonderby United States Bankruptcy Judge

John Wm. Butler, Jr.
J. Eric Ivester
Mark A. McDermott
SKADDEN, ARPS, SLATE, MEAGHER
  & FLOM (ILLINOIS)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
(312) 407-0700

Exhibit A

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re KMART CORPORATION, et al.,	Case No. 02-02474 Jointly Administered Chapter 11 Hon. Susan Pierson Sonderby
Debtors

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
KMART CORPORATION AND ITS AFFILIATED
DEBTORS AND DEBTORS-IN-POSSESSION

John Wm. Butler, Jr.
J. Eric Ivester
Mark A. McDermott
Samuel S. Ory
SKADDEN, ARPS, SLATE, MEAGHER
   & FLOM (ILLINOIS)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
(312) 407-0700

Attorneys for Debtors and Debtors-in-Possession

Dated: February 25, 2003

TABLE OF CONTENTS

Page

INTRODUCTION			1

ARTICLE I	DEFINITIONS, RULES OF
	INTERPRETATION, AND COMPUTATION OF TIME		3
A	Scope of Definitions		3
B	Definitions		3
	1.1	“2001 Retention Program”	3
	1.2	“Administrative Claim”	3
	1.3	“Administrative Claims Bar Date”	4
	1.4	“ADR Procedures”	4
	1.5	“Affiliate Debtors”	4
	1.6	“Affiliates”	4
	1.7	“Allowed Claim” or “Allowed Interest”	4
	1.8	“Allowed Class . . . Claim” or “Allowed Class . . . Interest”	5
	1.9	“Articles of Incorporation and Bylaws”	5
	1.10	“Avoidance Claims”	5
	1.11	“Ballot”	5
	1.12	“Bankruptcy Code”	5
	1.13	“Bankruptcy Court”	5
	1.14	“Bankruptcy Rules”	5
	1.15	“Bar Date”	5
	1.16	“Bar Date Orders”	5
	1.17	“Big Beaver Caguas”	5
	1.18	“Big Beaver Development”	5
	1.19	“Big Beaver Florida”	6
	1.20	“Big Beaver Guaynabo”	6
	1.21	“Bluelight”	6
	1.22	“Business Day”	6
	1.23	“Cash”	6
	1.24	“Causes of Action”	6
	1.25	“Chapter 11 Cases”	6
	1.26	“Claim”	6
	1.27	“Claimholder”	6
	1.28	“Claims Agent”	6
	1.29	“Claims/Interests Objection Deadline”	6
	1.30	“Class”	6
	1.31	“Confirmation Date”	7
	1.32	“Confirmation Hearing”	7
	1.33	“Confirmation Order”	7
	1.34	“Continuing Indemnification Rights”	7
	1.35	“Convenience Class Election”	7
	1.36	“Coolidge”	7

1.37	“Creditors’ Committees”	7
1.38	“Cure”	7
1.39	“Cure Claim”	7
1.40	“Cure Claim Submission Deadline”	7
1.41	“Debtor” or “Debtors”	8
1.42	“Designated Trust Recoveries”	8
1.43	“DIP Agent”	8
1.44	“DIP Credit Agreement”	8
1.45	“DIP Facility”	8
1.46	“DIP Facility Claim”	8
1.47	“DIP Facility Order”	8
1.48	“DIP Lenders”	8
1.49	“Disallowed Claim” or “Disallowed Interest”	8
1.50	“Disbursing Agent”	9
1.51	“Disclosure Statement”	9
1.52	“Disputed Claim“ or ”Disputed Interest”	9
1.53	“Distribution Date”	9
1.54	“Distribution Reserve”	9
1.55	“Effective Date”	9
1.56	“Employee-Related Agreements”	9
1.57	“Equity Committee”	9
1.58	“Estates”	9
1.59	“Exchange Act”	9
1.60	“Exhibit”	10
1.61	“Exhibit Filing Date”	10
1.62	“Existing Common Stock”	10
1.63	“Existing Securities”	10
1.64	“Exit Financing Facility”	10
1.65	“Face Amount”	10
1.66	“Final Order”	10
1.67	“Financial Institutions' Committee”	10
1.68	“General Unsecured Convenience Claim”	10
1.69	“Holdback Amount”	10
1.70	“Holdback Escrow Account”	11
1.71	“Impaired”	11
1.72	“Indemnification Rights”	11
1.73	“Indemnitee”	11
1.74	“Insurance Coverage”	11
1.75	“Insured Claim”	11
1.76	“Intercompany Claim”	11
1.77	“Intercompany Executory Contract”	11
1.78	“Intercompany Unexpired Lease”	11
1.79	“Interest”	11
1.80	“Interestholder”	11
1.81	“Investment Agreement”	11
1.82	“Key Ordinary Course Professional”	12

1.83	“Key Ordinary Course Professional Claim”	12
1.84	“Kmart”	12
1.85	“Kmart Amsterdam”	12
1.86	“Kmart Financing”	12
1.87	“Kmart Holdings”	12
1.88	“Kmart-IN”	12
1.89	“Kmart-MI”	12
1.90	“Kmart-MPS”	12
1.91	“Kmart-NC”	12
1.92	“Kmart-PA”	12
1.93	“Kmart-TX”	12
1.94	“Kmart Creditor Trust”	12
1.95	“Management Compensation Plan”	12
1.96	“New Holding Company”	13
1.97	“New Holding Company Common Stock”	13
1.98	“New Holding Company Preferred Stock”	13
1.99	“New Operating Company”	13
1.100	“New Operating Company Common Stock”	13
1.101	“Non-Lender Claims”	13
1.102	“Ordinary Course Professional Order”	13
1.103	“Other Executory Contract or Unexpired Lease”	13
1.104	“Other Interests”	13
1.105	“Other Priority Claim”	13
1.106	“Other Unsecured Claim”	13
1.107	“Other Unsecured Claim Cash Payment Amount”	14
1.108	“Other Unsecured Claim Election”	14
1.109	“Other Unsecured Claim Estimation Procedure”	14
1.110	“PBGC”	14
1.111	“PBGC Claims”	14
1.112	“Periodic Distribution Date”	14
1.113	“Person”	14
1.114	“Petition Date”	14
1.115	“Plan”	14
1.116	“Post-Effective Date Committee”	15
1.117	“Plan Investors”	15
1.118	“Plan Investor Claim”	15
1.119	“Prepetition Agent”	15
1.120	“Prepetition Credit Agreements”	15
1.121	“Prepetition Lender Claims”	15
1.122	“Prepetition Lenders”	15
1.123	“Prepetition Note Claims”	15
1.124	“Prepetition Noteholder Shares”	15
1.125	“Prepetition Notes”	15
1.126	“Priority Tax Claim”	16
1.127	“Pro Rata”	16
1.128	“Professional”	16

	1.129	“Professional Claim”	16
	1.130	“Professional Fee Order”	16
	1.131	“Registration Rights Agreement”	17
	1.132	“Reinstated” or “Reinstatement”	17
	1.133	“Released Parties”	17
	1.134	“Reorganized Debtor” or “Reorganized Debtors”	17
	1.135	“Reorganized”	17
	1.136	“Restructuring Debtors”	17
	1.137	“Restructuring Transaction(s)”	17
	1.138	“Restructuring Transactions Notice”	18
	1.139	“Retained Actions”	18
	1.140	“Scheduled”	18
	1.141	“Schedules”	18
	1.142	“Secured Claim”	18
	1.143	“Securities Act”	18
	1.144	“Securities Action”	18
	1.145	“Security”	19
	1.146	“Servicer”	19
	1.147	“SFPR”	19
	1.148	“Statutory Committees”	19
	1.149	“Subordinated Securities Claim”	19
	1.150	“Total Investor Shares”	19
	1.151	“Trade Vendor/Lease Rejection Claim”	19
	1.152	“Trade Vendor/Lease Rejection Claimholder Shares”	19
	1.153	“Trade Vendors Collateral Agent”	19
	1.154	“Trade Vendors’ Lien”	20
	1.155	“Trust Advisory Board”	20
	1.156	“Trust Agreement”	20
	1.157	“Trust Assets”	20
	1.158	“Trust Claims”	20
	1.159	“Trust Preferred Obligations”	20
	1.160	“Trust Recoveries”	20
	1.161	“Trust Preferred Securities”	20
	1.162	“Trustee”	20
	1.163	“Unimpaired”	20
	1.164	“Unsecured Creditors’ Committee”	20
	1.165	“Voting Deadline”	20
	1.166	“Workers’ Compensation Program”	21
	C.	Rules of Interpretation	21
	D.	Computation of Time	21
	E.	References to Monetary Figures	22
	F.	Exhibits	22

ARTICLE II	ADMINISTRATIVE EXPENSES, PRIORITY TAX CLAIMS, AND OTHER UNCLASSIFIED CLAIMS		22

	2.1	Administrative Claims	22
	2.2	Priority Tax Claims	22
	2.3	PBGC Claims	23
	2.4	Workers’ Compensation Programs	23
	2.5	Consignment Claims	23

ARTICLE III	CLASSIFICATION OF CLAIMS AND INTERESTS		24
	3.1	Class 1	24
	3.2	Class 2	24
	3.3	Class 3	24
	3.4	Class 4	24
	3.5	Class 5	24
	3.6	Class 6	24
	3.7	Class 7	24
	3.8	Class 8	24
	3.9	Class 9	25
	3.10	Class 10	25
	3.11	Class 11	25
	3.12	Class 12	25

ARTICLE IV	IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN		25
	4.1	Classes of Claims That Are Unimpaired	25
	4.2	Impaired Classes of Claims and Interests	25

ARTICLE V	PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS		25
	5.1	Class 1 (Secured Claims)	26
	5.2	Class 2 (Other Priority Claims)	26
	5.3	Class 3 (Prepetition Lender Claims)	26
	5.4	Class 4 (Prepetition Note Claims)	27
	5.5	Class 5 (Trade Vendor/Lease Rejection Claims)	28
	5.6	Class 6 (Other Unsecured Claims)	28
	5.7	Class 7 (General Unsecured Convenience Claims)	29
	5.8	Class 8 (Trust Preferred Obligations)	30
	5.9	Class 9 (Intercompany Claims)	30
	5.10	Class 10 (Subordinated Securities Claims)	30
	5.11	Class 11 (Existing Common Stock)	31
	5.12	Class 12 (Other Interests)	31

ARTICLE VI	ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE IMPAIRED CLASSES OF CLAIMS OR INTERESTS		31
	6.1	Impaired Classes of Claims Entitled to Vote	31
	6.2	Classes Deemed to Accept the Plan	32
	6.3	Acceptance by Impaired Classes	32

v

	6.4	Classes Deemed to Reject the Plan	32
	6.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	32

ARTICLE VII	MEANS FOR IMPLEMENTATION OF THE PLAN		32
	7.1	Continued Corporate Existence	32
	7.2	Substantive Consolidation	33
	7.3	Restructuring Transactions	34
	7.4	Articles of Incorporation and Bylaws	34
	7.5	Directors and Officers of New Holding Company	35
	7.6	Directors and Officers of Affiliate Debtors	36
	7.7	Employment, Retirement, Indemnification and Other Agreements,
		and Incentive Compensation Programs	36
	7.8	Issuance of New Holding Company Stock	36
	7.9	Reinstatement of Interests of Affiliate Debtors	37
	7.10	Cancellation of Existing Securities and Agreements	37
	7.11	Plan Investor Contribution	38
	7.12	Post-Effective Date Financing	38
	7.13	Trade Vendors’ Lien Program	38
	7.14	Preservation of Causes of Action	39
	7.15	Exclusivity Period	39
	7.16	Corporate Action	39
	7.17	Effectuating Documents; Further Transactions	39
	7.18	Exemption From Certain Transfer Taxes and Recording Fees	40

ARTICLE VIII	UNEXPIRED LEASES AND EXECUTORY CONTRACTS		40
	8.1	Assumed and Rejected Contracts and Leases	40
	8.2	Payments Related to Assumption of Executory Contracts
		and Unexpired Leases	42
	8.3	Rejection Damages Bar Date	42

ARTICLE IX	PROVISIONS GOVERNING DISTRIBUTIONS		43
	9.1	Time of Distributions	43
	9.2	No Interest on Claims or Interests	43
	9.3	Disbursing Agent	43
	9.4	Surrender of Securities or Instruments	43
	9.5	Services of Indenture Trustees, Agents and Servicers	44
	9.6	Claims Administration Responsibility	44
	9.7	Delivery of Distributions	44
	9.8	Procedures for Treating and Resolving Disputed and Contingent Claims	45
	9.9	Fractional Securities; Fractional Dollars	46

ARTICLE X	ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		47
	10.1	DIP Facility Claim/Plan Investor Claim	47
	10.2	Professional Claims	47
	10.3	Substantial Contribution Compensation and Expenses Bar Date	48

	10.4	Other Administrative Claims	48

ARTICLE XI	KMART CREDITOR TRUST		48
	11.1	Appointment of Trustee	48
	11.2	Transfer of Trust Assets to the Kmart Creditor Trust	49
	11.3	The Kmart Creditor Trust	49
	11.4	The Trust Advisory Board	51
	11.5	Distributions of Trust Assets	52

ARTICLE XII	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		52
	12.1	Revesting of Assets	52
	12.2	Discharge of the Debtors	53
	12.3	Compromises and Settlements	53
	12.4	Release by Debtors of Certain Parties	53
	12.5	Release by Holders of Claims	53
	12.6	Setoffs	54
	12.7	Subordination Rights	54
	12.8	Exculpation and Limitation of Liability	54
	12.9	Indemnification Obligations	55
	12.10	Exclusions and Limitations on Exculpation, Indemnification,
		and Releases	55
	12.11	Injunction	56

ARTICLE XIII	CONDITIONS PRECEDENT		56
	13.1	Conditions to Confirmation	56
	13.2	Conditions to the Effective Date	56
	13.3	Waiver of Conditions to Confirmation or Consummation	57

ARTICLE XIV	RETENTION OF JURISDICTION		57

ARTICLE XV	MISCELLANEOUS PROVISIONS		59
	15.1	Binding Effect	59
	15.2	Modification and Amendments	59
	15.3	Withholding and Reporting Requirements	59
	15.4	Committees	59
	15.5	Post-Effective Date Committee	60
	15.6	Revocation, Withdrawal or Non-Consummation	61
	15.7	Authorization/Consent of Creditors’ Constituencies	61
	15.8	Notices	61
	15.9	Term of Injunctions or Stays	62
	15.10	Governing Law	62
	15.11	No Waiver or Estoppel	62
	15.12	Conflicts	64

EXHIBITS

Exhibit A	—	Form of Articles of Incorporation and By-Laws of New Holding Company

Exhibit B	—	Form of Articles of Incorporation and By-Laws of New Operating Company

Exhibit C	—	Form of Certificate of Incorporation and By-Laws of Other Reorganized Debtors

Exhibit D-1	—	Exit Financing Facility Commitment Letter

Exhibit D-2	—	Exit Financing Facility Agreement

Exhibit E	—	Investment Agreement

Exhibit F	—	Intentionally Omitted

Exhibit G	—	Form of Registration Rights Agreement

Exhibit H	—	Restructuring Transaction Notice

Exhibit I	—	Corporate Structure of Reorganized Debtors

Exhibit J-1	—	Trade Vendors’ Lien Program Term Sheet

Exhibit J-2	—	Trade Vendors’ Lien Program Documents

Exhibit K	—	Form of Kmart Creditor Trust Agreement

Exhibit L-1	—	List of Rejected Intercompany Executory Contracts and Intercompany Unexpired Leases

Exhibit L-2	—	List of Assumed Employee-Related Agreements

Exhibit L-3	—	List of Assumed Other Executory Contracts and Unexpired Leases

Exhibit M	—	Administrative Claim Request Form

INTRODUCTION

     Kmart Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors-in-possession in the above-captioned jointly administered Chapter 11 Cases, hereby propose the following First Amended Joint Plan of Reorganization for the resolution of the outstanding Claims against and Interests in the Debtors. Capitalized terms used herein shall have the meanings ascribed to such terms in Article I.B. of this Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

     The direct and indirect subsidiaries of Kmart incorporated outside of the United States have not commenced cases under Chapter 11 of the Bankruptcy Code. These subsidiaries continue to operate their businesses outside of bankruptcy.

     This Plan contemplates the reorganization of the Debtors and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to sections 1121(a) and 1123 of the Bankruptcy Code. Under the Plan, holders of Prepetition Lender Claims are entitled to receive Cash in an amount equal to forty percent (40%) of the allowed amount of the Prepetition Lender Claims utilizing cash to be contributed by two Plan Investors and from the Debtors. Under the Investment Agreement, the Plan Investors shall receive a portion of New Holding Company Common Stock in exchange for their cash investment. However, the majority of the New Holding Company Common Stock that the Plan Investors will receive will be in exchange for the Claims against the Debtors which they hold.

     As a general matter, most other obligations owed to other unsecured creditors of the Debtors, including holders of Prepetition Note Claims and Trade Vendor/Lease Rejection Claims, will be converted into New Holding Company Common Stock. Existing holders of Kmart equity interests will not receive any distribution of New Holding Company Common Stock on account of their existing equity interests in Kmart. However, subject to the terms and conditions hereof, such holders are entitled to receive a distribution of a portion of the Trust Recoveries, if any, on account of the Trust Claims under the Plan. Similarly, holders of certain Trust Preferred Obligations also are entitled to share in a portion of such Trust Recoveries, if any, subject to the terms and conditions of the Plan.

     This Plan provides for the substantive consolidation of the Estates, but only for purposes of effectuating the settlements contemplated by, and making distributions to holders of Claims under, this Plan, and not for voting purposes. For such limited purposes, on the Effective Date, (a) all guaranties of any Debtor of the payment, performance, or collection of another Debtor with respect to any Class of Claims or Interests shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the consolidated Debtors; and (c) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a Claim against and an obligation of the consolidated Debtors.

     Except as set forth in this Plan, such substantive consolidation will not (other than for purposes related to this Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized

1

Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions contemplated by this Plan, (b) cause any Debtor to be liable for any Claim or Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest will not be affected by such substantive consolidation, (c) except as otherwise stated in this Plan, affect Intercompany Claims of Debtors against Debtors, and (d) affect Interests in the Affiliate Debtors except as otherwise may be required in connection with the Restructuring Transactions contemplated by this Plan. Notwithstanding anything herein to the contrary, the Debtors may elect in their sole and absolute discretion, at any time through and until the Effective Date, to substantively consolidate the Estates for additional purposes, including for voting purposes; provided, however, that such further substantive consolidation does not alter the treatment of the Prepetition Lenders, holders of Prepetition Note Claims, or holders of Trade Vendor/Lease Rejection Claims as called for by this Plan as filed on February 25, 2003, and; provided, further, that nothing herein shall impair the Plan Investors’ rights under the Investment Agreement. Should the Debtors make such election, the Debtors will not, nor will they be required to, resolicit votes with respect to this Plan.

     A complete list of the Debtors is set forth below. The list identifies each Debtor by its case number in these Chapter 11 Cases. The jurisdiction of incorporation or formation of each Debtor is also designated.

Debtors

•	Kmart Corporation (Michigan), 02-02474 (“Kmart”)
•	Kmart Corporation of Illinois, Inc. (Illinois), 02-02462 (“KM-IL”)
•	Kmart of Indiana (Indiana), 02-02463 (“KM-IN”)
•	Kmart of Pennsylvania LP (Pennsylvania), 02-02464 (“KM-PA”)
•	Kmart of North Carolina LLC (North Carolina), 02-02465 (“KM-NC”)
•	Kmart of Texas LP (Texas), 02-02466 (“KM-TX”)
•	Bluelight.com LLC (Delaware), 02-02467 (“Bluelight”)
•	Big Beaver of Florida Development, LLC (Florida), 02-02468 (“Big Beaver Florida”)
•	The Coolidge Group, n/k/a, TC Group I LLC (Michigan), 02-02469 (“Coolidge”)
•	Kmart Michigan Property Services, L.L.C. (Michigan), 02-02470 (“KM-MPS”)
•	Kmart Financing I (Delaware), 02-02471 (“Kmart Financing”)
•	Troy CMBS Property, L.L.C. (Delaware), 02-02472 (“Troy CMBS”)
•	Big Beaver Development Corporation (Michigan), 02-02473 (“Big Beaver Development”)
•	Big Beaver of Guaynabo Development Corporation (Michigan), 02-02475 (“Big Beaver Guaynabo”)
•	Kmart International Services, Inc. (Delaware), 02-02490 (“KM International”)
•	Kmart Pharmacies of Minnesota, Inc. (Minnesota), 02-02492 (“Minnesota Pharmacies”)
•	Big Beaver of Caguas Development Corporation (Michigan), 02-02476 (“Big Beaver Caguas”)
•	Bluelight.com, Inc. (Delaware), 02-02477 (“Bluelight, Inc.”)
•	Kmart Holdings, Inc. (Delaware), 02-02478 (“Kmart Holdings”)
•	Kmart of Amsterdam, NY Distribution Center, Inc. (Michigan), 02-02479 (“Kmart Amsterdam”)
•	Kmart Stores of Indiana, Inc., f/k/a Kmart Logistics Services, Inc. (Michigan), 02-02480 (“Kmart Stores”)
•	Kmart of Michigan, Inc. (Michigan), 02-02481 (“KM-MI”)
•	Kmart Stores of TCNP, Inc., f/k/a/ Kmart Trading Services, Inc. (Michigan), 02-02482 (“TNCP”)
•	Kmart Overseas Corporation (Nevada), 02-02483 (“Overseas”)
•	JAF, Inc. (Delaware), 02-02484 (“JAF”)
•	VTA, Inc. (Delaware), 02-02485 (“VTA”)
•	Big Beaver of Caguas Development Corporation II (Michigan), 02-02486 (“Big Beaver Caguas II”)
•	Big Beaver of Carolina Development Corporation (Michigan), 02-02487 (“Big Beaver Carolina”)
•	Kmart Pharmacies, Inc. (Michigan), 02-02488 (“Michigan Pharmacies”)
•	Builders Square, Inc. (Delaware), 02-02489 (“Builders Square”)

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•	Sourcing & Technical Services Inc. (Florida), 02-02491 (“Sourcing & Technical”)
•	STI Merchandising, Inc. (Michigan), 02-02493 (“STI”)
•	Kmart CMBS Financing, Inc. (Delaware), 02-02494 (“Kmart CMBS”)
•	S.F.P.R., Inc. (Puerto Rico), 02-02499 (“SFPR”)
•	PMB, Inc. (Texas), 02-02496 (“PMB”)
•	ILJ, Inc. (Arkansas), 02-02497 (“ILJ”)
•	KBL Holding Inc. (Delaware), 02-02498 (“KBL”)
•	KLC, Inc. (Texas), 02-02495 (“KLC”)

     Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Claimholder or Interestholder until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Claimholders and Interestholders. In this case, the Disclosure Statement was approved by the Bankruptcy Court by order entered on February 25, 2003, and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors associated with the business and Plan, a summary and analysis of this Plan, and certain related matters including, among other things, the securities to be issued under this Plan. ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

     Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XV of this Plan, each of the Debtors expressly reserves its respective rights to alter, amend, modify, revoke or withdraw this Plan with respect to such Debtor, one or more times, prior to this Plan’s substantial consummation.

ARTICLE 1

DEFINITIONS, RULES OF
INTERPRETATION, AND COMPUTATION OF TIME

A. Scope of Definitions

     For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B. of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B. Definitions

     1.1 “2001 Retention Program” means that certain retention program instituted by the Debtors in December 2001 pursuant to which a total of $23.89 million was paid to 24 senior managers in the form of forgivable loans.

     1.2 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual,

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necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, Key Ordinary Course Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims (including reclamation claims) that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

     1.3 “Administrative Claims Bar Date” means the deadline for filing proofs or requests for payment of Administrative Claims, which shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court and except with respect to Professional Claims and Key Ordinary Course Professional Claims, which shall be subject to the provisions of Article 10.2 hereof.

     1.4 “ADR Procedures” means any alternative dispute resolution procedures approved by the Bankruptcy Court prior to the Effective Date, including, but not limited to, those approved in the following orders: (i) Order Approving Procedures for (A) Liquidating and Settling Personal Injury Claims Through Direct Negotiation and/or Alternative Dispute Resolution and/or (B) Modifying the Automatic Stay to Permit Certain Litigation with Respect to Such Claims to Proceed dated July 17, 2002; (ii) Order Pursuant to 11 U.S.C. § 105(a) to Modify Personal Injury Claims Resolution Procedures to Require the Participation of Third Party Indemnitors and Insurance Carriers in Mediations and Arbitrations of Claims dated August 29, 2002; and (iii) Order Pursuant to 11 U.S.C. §§ 105, 363, 502 and 503 and Rule 9019(b) of the Federal Rules of Bankruptcy Procedure Authorizing Debtors (A) to Compromise or Settle Certain Prepetition Claims Without Further Court Approval and (B) to Establish Alternative Dispute Resolution Procedures for Disputed Claims dated January 28, 2003.

     1.5 “Affiliate Debtors” means all of the Debtors other than Kmart.

     1.6 “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.

     1.7 “Allowed Claim” or “Allowed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Reorganized Debtors and the holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), or (b) as to which, on or by the Effective Date, (i) no proof of claim or interest has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim or Interest that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim or interest in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court, or (ii) any objection as to its allowance has been settled or withdrawn or has been denied by a Final Order, or (d) is reflected in a schedule of Allowed Claims, if any, filed from time to time with the Bankruptcy Court by the Debtors or the Reorganized Debtors, or (e) that is expressly allowed in a liquidated amount in this Plan.

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     1.8 “Allowed Class . . . Claim” or “Allowed Class . . . Interest” means an Allowed Claim or an Allowed Interest in the specified Class.

     1.9 “Articles of Incorporation and Bylaws” means the Articles of Incorporation and Bylaws (or other similar documents) of New Holding Company, New Operating Company, and the other Reorganized Debtors, in substantially the forms attached hereto as Exhibit A, Exhibit B, and Exhibit C, respectively, which Articles of Incorporation and Bylaws (or other similar documents) shall be in a form acceptable to the Plan Investors and reasonably acceptable to the Creditors’ Committees.

     1.10 “Avoidance Claims” means Causes of Action against Persons arising under any of sections 510, 547, 548, 549, 550 and 551 (to the extent the latter two sections are applicable to the other statutory sections referred to in this Article 1.10) of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

     1.11 “Ballot” means each of the ballot forms that are distributed with the Disclosure Statement to Claimholders included in Classes that are Impaired under this Plan and entitled to vote under Article VI of this Plan to accept or reject this Plan.

     1.12 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the date hereof.

     1.13 “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division) or such other court as may have jurisdiction over the Chapter 11 Cases.

     1.14 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

     1.15 “Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Orders or other Final Order for filing proofs of claim in the Chapter 11 Cases. For prepetition Claims, the Bar Date was July 31, 2002, except that the Bar Date with respect to certain personal injury and related claims was January 22, 2003.

     1.16 “Bar Date Orders” means the order entered by the Bankruptcy Court on March 26, 2002, which established the July 31, 2002, Bar Date and the order entered by the Bankruptcy Court on December 19, 2002, which established the January 22, 2003 supplemental Bar Date.

     1.17 “Big Beaver Caguas” means Big Beaver of Caguas Development Corporation, a Michigan corporation, debtor-in-possession in Case No. 02-02476 pending in the Bankruptcy Court.

     1.18 “Big Beaver Development” means Big Beaver Development Corporation, a Michigan corporation, debtor-in-possession in Case No. 02-02473 pending in the Bankruptcy Court.

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     1.19 “Big Beaver Florida” means Big Beaver of Florida Development, LLC, a Florida limited liability company, debtor-in-possession in Case No. 02-02468 pending in the Bankruptcy Court.

     1.20 “Big Beaver Guaynabo” means Big Beaver of Guaynabo Development Corporation, a Michigan corporation, debtor-in-possession in Case No. 02-02475 pending in the Bankruptcy Court.

     1.21 “Bluelight” means Bluelight.com, LLC, a Delaware limited liability company, debtor-in-possession in Case No. 02-02467 pending in the Bankruptcy Court.

     1.22 “Business Day” means any day, excluding Saturdays, Sundays and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

     1.23 “Cash” means legal tender of the United States of America and equivalents thereof.

     1.24 “Causes of Action” means any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertible directly or derivatively, in law, equity or otherwise including Avoidance Claims and Trust Claims, unless otherwise waived or released by the Debtors or the Reorganized Debtors.

     1.25 “Chapter 11 Cases” means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 02-02474, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor shall mean the particular case under Chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court.

     1.26 “Claim” means a claim against one of the Debtors (or all or some of them) whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

     1.27 “Claimholder” means a holder of a Claim.

     1.28 “Claims Agent” means Trumbull Bankruptcy Services, P.O. Box 426, Windsor, Connecticut 06095, Attn: Kmart Balloting Center.

     1.29 “Claims/Interests Objection Deadline” means that day which is 180 days after the Effective Date (unless such day is not a Business Day, in which case such deadline shall be the next Business Day thereafter), as the same may be from time to time extended by the Bankruptcy Court, without further notice to parties-in-interest.

     1.30 “Class” means a category of Claimholders or Interestholders described in Article III of this Plan.

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     1.31 “Confirmation Date” means the date of entry of the Confirmation Order.

     1.32 “Confirmation Hearing” means the hearing before the Bankruptcy Court held to consider confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     1.33 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan.

     1.34 “Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party and serves as a director, officer or employee (or in any similar capacity) of the Reorganized Debtors immediately following the occurrence of the Effective Date together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date, provided that no Person who is or becomes the subject of a Trust Claim shall have any Continuing Indemnification Rights with respect to such Trust Claim.

     1.35 “Convenience Class Election” means an election by a holder of a Trade Vendor/Lease Rejection Claim or Other Unsecured Claim on its Ballot to be treated as a General Unsecured Convenience Claim.

     1.36 “Coolidge” means The Coolidge Group, n/k/a TC Group I, LLC, a Michigan limited liability company, debtor-in-possession in Case No. 02-02469 pending in the Bankruptcy Court.

     1.37 “Creditors’ Committees” means, collectively, the Unsecured Creditors’ Committee and the Financial Institutions’ Committee appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

     1.38 “Cure” means the payment or other honor of all obligations required to be paid or honored in connection with assumption of an executory contract or unexpired lease pursuant to Section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law; provided, further, that in the event that a Debtor assumes an unexpired lease or executory contract, any guarantee(i) provided by another Debtor related to such unexpired lease or executory contract, or (ii) in connection with any industrial revenue bonds, shall be deemed Reinstated under the Plan if the failure of such guarantee to remain in force and effect would constitute a default under such assumed unexpired lease or executory contract or such industrial revenue bonds.

     1.39 “Cure Claim” has the meaning ascribed to it in Article 8.2 of this Plan.

     1.40 “Cure Claim Submission Deadline” has the meaning ascribed to it in Article 8.2 of this Plan.

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     1.41 “Debtor” or “Debtors” means, individually, any of Kmart or the Affiliate Debtors and, collectively, all of Kmart and the Affiliate Debtors.

     1.42 “Designated Trust Recoveries” means any payments made by the Debtors or Reorganized Debtors pursuant to Article 11.3(d) of this Plan, including any payments related to the Reorganized Debtors’ continuing obligation to turn over funds repaid to them on account of loans made pursuant to the 2001 Retention Program.

     1.43 “DIP Agent” means the administrative agent for the DIP Lenders as defined in the DIP Credit Agreement.

     1.44 “DIP Credit Agreement” means that certain Revolving Credit and Guaranty Agreement, dated as of January 23, 2002 as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith, among the Debtors, the DIP Agent, and the DIP Lenders, which was executed by the Debtors in connection with the DIP Facility.

     1.45 “DIP Facility” means the debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

     1.46 “DIP Facility Claim” means all Administrative Claims of the DIP Agent and the DIP Lenders arising under or pursuant to the DIP Facility, including, without limitation, principal and interest on the DIP Facility, plus all reasonable fees and expenses (including professional fees and expenses) arising under the DIP Facility.

     1.47 “DIP Facility Order” means, collectively, (i) the interim order that was approved by the Bankruptcy Court from the bench on January 25, 2002 and entered by the Bankruptcy Court on January 25, 2002, (ii) the final order that was approved by the Bankruptcy Court from the bench on March 6, 2002 and entered by the Bankruptcy Court on March 6, 2002, authorizing and approving the DIP Facility and the agreements related thereto, and (iii) any and all orders entered by the Bankruptcy Court authorizing and approving amendments to the DIP Credit Agreement.

     1.48 “DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

     1.49 “Disallowed Claim” or “Disallowed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim or interest bar date has been established but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) is not Scheduled and as to which a proof of claim or interest bar date has been set but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

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     1.50 “Disbursing Agent” means New Holding Company or New Operating Company, or any Person designated by them, after consultation with the Creditors’ Committees, to serve as a disbursing agent under Article 9.3 of this Plan.

     1.51 “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

     1.52 “Disputed Claim” or “Disputed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, or an Allowed Interest or a Disallowed Interest, as the case may be, and includes, without limitation, Claims or Interests that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or have been Scheduled as unknown, contingent, unliquidated or disputed, whether or not such Claims or Interests are the subject of a proof of claim or proof of interest in the Bankruptcy Court, (b) are the subject of a proof of claim or interest that differs in nature, amount or priority from the Schedules, or (c) are the subject of an objection filed with the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

     1.53 “Distribution Date” means the date, selected by the Debtors or Reorganized Debtors, occurring as soon as practicable after the Administrative Claims Bar Date (unless determined by the Reorganized Debtors, after consultation with the Trustee, that an earlier date may be used) and in any case no later than June 30, 2003, upon which distributions to holders of Allowed Claims and Allowed Interests entitled to receive distributions under this Plan shall commence.

     1.54 “Distribution Reserve” means the New Holding Company Common Stock for distribution to Claimholders in the Debtors’ Chapter 11 Cases to be reserved pending allowance of Disputed Claims in accordance with Article 9.8 of this Plan.

     1.55 “Effective Date” means the Business Day determined by the Debtors on which all conditions to the consummation of this Plan set forth in Article 13.2 of this Plan have been either satisfied or waived as provided in Article 13.3 of this Plan and is the day upon which this Plan is substantially consummated.

     1.56 “Employee-Related Agreements” means those agreements between any of the Debtors and any of their employees or any entity acting on behalf of their employees.

     1.57 “Equity Committee” means the Official Committee of Equity Security Holders appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, as the membership thereof may change from time to time.

     1.58 “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.

     1.59 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

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     1.60 “Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

     1.61 “Exhibit Filing Date” means the date on which Exhibits to this Plan or the Disclosure Statement shall be filed with the Bankruptcy Court, which date shall be at least seven days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice.

     1.62 “Existing Common Stock” means shares of common stock of Kmart that are authorized, issued and outstanding prior to the Effective Date.

     1.63 “Existing Securities” means, collectively, the Prepetition Notes, the Trust Preferred Securities, and the Existing Common Stock.

     1.64 “Exit Financing Facility” means a new financing facility, a copy of which will be attached hereto as Exhibit D-2, pursuant to the terms of (a) that certain Commitment Letter, dated January 13, 2003, between Kmart, as borrower, and General Electric Capital Corporation, Fleet Retail Finance, Inc., and Bank of America, N.A., as initial lenders, as the same may be amended, modified, or supplemented from time to time, a copy of which is attached hereto as Exhibit D-1, and (b) any and all additional documents related thereto filed in accordance with Article 7.12 of this Plan.

     1.65 “Face Amount” means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the Claimholder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

     1.66 “Final Order” means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

     1.67 “Financial Institutions’ Committee” means the Official Committee of Financial Institutions appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, as the membership thereof may change from time to time.

     1.68 “General Unsecured Convenience Claim” means (i) a Trade Vendor/Lease Rejection Claim or an Other Unsecured Claim if the Allowed amount of such Claim is less than or equal to $30,000 and (ii) a Trade Vendor/Lease Rejection Claim or Other Unsecured Claim if, in either instance, the Allowed amount of such Claim is greater than $30,000 and the holder of such Claim has agreed to reduce the allowed amount of its Claim to $30,000 or less and made the Convenience Class Election on the Ballot within the time fixed by the Bankruptcy Court.

     1.69 “Holdback Amount” means the amount equal to 10% of fees billed to the Debtors in a given month to the extent retained by the Debtors as of the Effective Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order. The Holdback Amount shall not be considered property of the Debtors, the Reorganized Debtors, or the Estates.

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     1.70 “Holdback Escrow Account” means the escrow account established by the Disbursing Agent into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Claims to the extent not previously paid or disallowed.

     1.71 “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.72 “Indemnification Rights” means any obligations or rights of the Debtors to indemnify, reimburse, advance, or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors.

     1.73 “Indemnitee” means all present and former directors, officers, employees, agents or representatives of the Debtors who are entitled to assert Indemnification Rights.

     1.74 “Insurance Coverage” shall have the meaning ascribed to it in Article 12.9 hereof.

     1.75 “Insured Claim” means any Claim to the extent such Claim arises prior to the Petition Date from an incident or occurrence that is covered under any of the Debtors’ insurance policies, but solely to the extent such Claim is covered by such insurance policies, including any directors’ and officers’ liability policies that provide entity coverage to the Debtors.

     1.76 “Intercompany Claim” means a Claim by a Debtor, an Affiliate of a Debtor, or a non-Debtor Affiliate against another Debtor, Affiliate of a Debtor, or non-Debtor Affiliate.

     1.77 “Intercompany Executory Contract” means an executory contract solely between two or more Debtors or an executory contract solely between one or more Debtors and one or more non-Debtor Affiliates.

     1.78 “Intercompany Unexpired Lease” means an unexpired lease solely between two or more Debtors or an unexpired lease solely between one or more Debtors and one or more non-Debtor Affiliates.

     1.79 “Interest” means the legal, equitable, contractual and other rights of any Person with respect to Existing Common Stock, Other Interests, or any other equity securities of or ownership interests in the Affiliate Debtors.

     1.80 “Interestholder” means a holder of an Interest.

     1.81 “Investment Agreement” means that certain Investment Agreement, dated as of January 24, 2003, between the Plan Investors and Kmart, a copy of which is attached hereto as Exhibit E, as the same may be amended, modified, or supplemented from time to time.

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     1.82 “Key Ordinary Course Professional” means those certain Persons identified as key ordinary course professionals by the Debtors pursuant to the Ordinary Course Professional Order.

     1.83 “Key Ordinary Course Professional Claim” means an Administrative Claim of a Key Ordinary Course Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements in an amount in excess of $25,000 for any month relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

     1.84 “Kmart” means Kmart Corporation, a Michigan corporation, debtor-in-possession in Case No. 02-02474 pending in the Bankruptcy Court.

     1.85 “Kmart Amsterdam” means Kmart of Amsterdam, NY Distribution Center, Inc., a Michigan corporation, debtor-in-possession in Case No. 02-02479 pending in the Bankruptcy Court.

     1.86 “Kmart Financing” means Kmart Financing I, a Delaware trust, debtor-in-possession in Case No. 02-02471 pending in the Bankruptcy Court.

     1.87 “Kmart Holdings” means Kmart Holdings, Inc., a Delaware corporation, debtor-in-possession in Case No. 02-02478 pending in the Bankruptcy Court.

     1.88 “Kmart-IN” means Kmart of Indiana, an Indiana partnership, debtor-in-possession in Case No. 02-02463 pending in the Bankruptcy Court.

     1.89 “Kmart-MI” means Kmart of Michigan, Inc., a Michigan corporation, debtor-in-possession in Case No. 02-02481 pending in the Bankruptcy Court.

     1.90 “Kmart-MPS” means Kmart Michigan Property Services, LLC, a Michigan limited liability company, debtor-in-possession in Case No. 02-02470 pending in the Bankruptcy Court.

     1.91 “Kmart-NC” means Kmart of North Carolina, LLC, a North Carolina limited liability company, debtor-in-possession in Case No. 02-02465 pending in the Bankruptcy Court.

     1.92 “Kmart-PA” means Kmart of Pennsylvania, LP, a Pennsylvania limited partnership, debtor-in-possession in Case No. 02-02464 pending in the Bankruptcy Court.

     1.93 “Kmart-TX” means Kmart of Texas, LP, a Texas limited partnership, debtor-in-possession in Case No. 02-02466 pending in the Bankruptcy Court.

     1.94 “Kmart Creditor Trust” means the trust created pursuant to Article 11.3 of this Plan.

     1.95 “Management Compensation Plan” means an executive emergence and long-term incentive program approved by the board of directors of the Reorganized Debtors and implemented for the benefit of the Reorganized Debtors’ employees, members of management, and directors and designed to (i) recognize the experience, qualifications, and proven track record of the Reorganized

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Debtors’ management team and (ii) provide incentives for the beneficiaries thereof to maximize value for stockholders after the Effective Date.

     1.96 “New Holding Company” means a corporation to be created pursuant to the terms of this Plan, or, in the discretion of Kmart’s board of directors after consultation with the Creditors’ Committees, a Reorganized Debtor, to hold 100% of the New Operating Company Common Stock on and after the Effective Date.

     1.97 “New Holding Company Common Stock” means the shares of common stock of New Holding Company authorized under Article 7.8 of this Plan and under the articles of incorporation of New Holding Company.

     1.98 “New Holding Company Preferred Stock” means the shares of preferred stock of New Holding Company authorized under Article 7.8 of this Plan and under the articles of incorporation of New Holding Company.

     1.99 “New Operating Company” means a corporation or other Person to be created pursuant to the terms of this Plan or, in the discretion of Kmart’s board of directors after consultation with the Creditors’ Committees and the Plan Investors, a Reorganized Debtor, to be wholly-owned, directly or indirectly, by New Holding Company.

     1.100 “New Operating Company Common Stock” means shares of common stock (or such other certificates designating ownership as are appropriate) of New Operating Company authorized under Article 7.1 of this Plan and under the articles of incorporation of New Operating Company.

     1.101 “Non-Lender Claims” means the Prepetition Note Claims, the Trade Vendor/Lease Rejection Claims, the Trust Preferred Obligations, and the Other Unsecured Claims.

     1.102 “Ordinary Course Professional Order” means the Bankruptcy Court’s Order Pursuant to 11 U.S.C. §§ 105(a), 327(e) and 331 Authorizing Retention of Professionals Utilized by the Debtors in the Ordinary Course of Business (Docket No. 682).

     1.103 “Other Executory Contract or Unexpired Lease” means all executory contracts or unexpired leases, other than Employee-Related Agreements, Intercompany Executory Contracts, and Intercompany Unexpired Leases to which any of the Debtors are a party.

     1.104 “Other Interests” means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock.

     1.105 “Other Priority Claim” means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.106 “Other Unsecured Claim” means, subject to Article 5.6 hereof, a Claim that is not an Administrative Claim, General Unsecured Convenience Claim, Intercompany Claim, Other Priority Claim, PBGC Claim, Priority Tax Claim, Prepetition Lender Claim, Prepetition Note Claim,

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Secured Claim, Subordinated Securities Claim, Trade Vendor/Lease Rejection Claim, or Trust Preferred Obligation.

     1.107 “Other Unsecured Claim Cash Payment Amount” means the Cash to be paid to all holders of Allowed Other Unsecured Claims on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), in an amount equal to (i) the product of (a) the estimated, mid-range value (as set forth in the Disclosure Statement) of the New Holding Company Common Stock to be distributed to holders of Trade Vendor/Lease Rejection Claims multiplied by (b) a fraction, the numerator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, and the denominator of which is equal to the aggregate amount of all Allowed Trade Vendor/Lease Rejection Claims and Allowed Other Unsecured Claims, plus (ii) an amount equivalent to interest on the amount calculated pursuant to the preceding clause at an annual rate of 4% from and after the Effective Date through and including the third anniversary of the Effective Date. The Other Unsecured Claim Cash Payment Amount shall be subject to such other terms and conditions as may be necessary and appropriate to effectuate payment thereof or to comply with applicable law.

     1.108 “Other Unsecured Claim Election” means an election by an Other Unsecured Claimholder, either on its Ballot or appropriate election form provided by the Debtors, to be treated as a Trade Vendor/Lease Rejection Claimholder.

     1.109 “Other Unsecured Claim Estimation Procedure” means a procedure approved by the Bankruptcy Court providing for the expedited estimation, for distribution purposes, of Other Unsecured Claims held by Other Unsecured Claimholders who make the Other Unsecured Claim Election.

     1.110 “PBGC” means the Pension Benefit Guaranty Corporation.

     1.111 “PBGC Claims” means all Claims of the PBGC against any of the Debtors.

     1.112 “Periodic Distribution Date” means (a) the Distribution Date, and (b) thereafter, the first Business Day occurring on or immediately after each subsequent October 1st, January 1st, April 1st, and July 1st.

     1.113 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

     1.114 “Petition Date” means January 22, 2002, the date on which the Debtors filed their petitions for relief in the Bankruptcy Court commencing the Chapter 11 Cases.

     1.115 “Plan” means this joint plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Debtors, including all supplements, appendices and schedules hereto, either in their present form or as the same may be further altered, amended or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

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     1.116 “Post-Effective Date Committee” has the meaning ascribed to it in Article 15.5 of this Plan.

     1.117 “Plan Investors” means ESL Investments, Inc., a Delaware corporation, and Third Avenue Trust, on behalf of certain of its investment series.

     1.118 “Plan Investor Claim” means all Administrative Claims of the Plan Investors under the Investment Agreement, including, without limitation, all fees and expenses (including professional fees and expenses) arising under the Investment Agreement.

     1.119 “Prepetition Agent” means JPMorgan Chase Bank (f/k/a, The Chase Manhattan Bank) as administrative agent under the Prepetition Credit Agreements.

     1.120 “Prepetition Credit Agreements” means, collectively, (a) that certain Three Year Credit Agreement, dated as of December 6, 1999, by and among Kmart, J.P. Morgan Securities, Inc. (f/k/a Chase Securities, Inc.), as Lead Arranger and Book Manager, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Bank of America, National Association, as Syndication Agent, BankBoston, N.A., as Co-Documentation Agent, and Bank of New York, as Co-Documentation Agent, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith, and (b) that certain 364 Day Credit Agreement, dated as of November 13, 2001, by and among Kmart, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Credit Suisse First Boston, Fleet National Bank, and Bank of New York, as Co-Documentation Agents, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith.

     1.121 “Prepetition Lender Claims” means all Claims arising under or pursuant to the Prepetition Credit Agreements.

     1.122 “Prepetition Lenders” means the lenders from time to time party to the Prepetition Credit Agreements.

     1.123 “Prepetition Note Claims” means all Claims arising under or pursuant to any of the Prepetition Notes or the indentures governing the Prepetition Notes.

     1.124 “Prepetition Noteholder Shares” means 25,008,573 shares of New Holding Company Common Stock.

     1.125 “Prepetition Notes” means, collectively, (a)(i) the 12.5% Notes due March 1, 2005 in the aggregate principal amount of $100,000,000; (ii) the 8.125% Notes due December 1, 2006 in the aggregate principal amount of $200,000,000; (iii) the 7.75% Notes due October 1, 2012 in the aggregate principal amount of $157,257,000; (iv) the 8.25% Notes due January 1, 2022 in the aggregate principal amount of $68,055,000; (iv) the 8.375% Notes due July 1, 2022 in the aggregate principal amount of $85,550,000; (v) the 7.95% Notes due February 1, 2023 in the aggregate principal amount of $259,800,000; and (vi) the Series C Medium Term Notes and Series D Medium Term Notes in the aggregate principal amount of $222,935,000, in each case issued by Kmart pursuant to that certain indenture dated as of February 1, 1985, between Kmart and The Bank of New York, as original indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture

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trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of March 1, 1991; (b)(i) the 8.375% Notes due December 1, 2004 in the aggregate principal amount of $300,000,000; (ii) the 9.375% Notes due February 1, 2006 in the aggregate principal amount of $400,000,000; and (iii) the 9.875% Notes due June 15, 2008 in the aggregate principal amount of $430,000,000; in each case issued by Kmart pursuant to that certain indenture dated as of December 13, 1999, between Kmart and The Bank of New York, as original indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of December 13, 1999; that certain Second Supplemental Indenture, dated as of January 30, 2001; and that certain Third Supplemental Indenture dated as of June 19, 2001; (c) the Commercial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $1,800,000.00, issued under or in connection with the trust indenture dated as of November 1, 1994 by and between The County Commission of Harrison County, as issuer, and J.P. Morgan Trust Company, National Association (as successor trustee), as indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, and all of the right, title and interest of Harrison County in and under the Loan Agreement and the Promissory Note made between Kmart and The County Commission of Harrison County; and (d) the Industrial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $2,375,000.00, issued under or in connection with the trust indenture dated as of October 1, 1994 by and between The Industrial Development Authority of the City of Liberty, Missouri, as issuer, and UMB Bank, N.A., as indenture trustee, and all of the right, title, and interest of The Industrial Development Authority of the City of Liberty, Missouri in and under the Loan Agreement and the Promissory Note made between Kmart and The Industrial Development Authority of the City of Liberty, Missouri.

     1.126 “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

     1.127 “Pro Rata” means, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to (ii) the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless this Plan provides otherwise.

     1.128 “Professional” means those Persons retained in the Chapter 11 Cases by separate Bankruptcy Court orders pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include those Persons retained pursuant to the Ordinary Course Professional Order.

     1.129 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

     1.130 “Professional Fee Order” means the order entered by the Bankruptcy Court on January 25, 2002, authorizing the interim payment of Professional Claims subject to the Holdback Amount.

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     1.131 “Registration Rights Agreement” means the agreement, a form of which will be attached to this Plan on or prior to the Exhibit Filing Date as Exhibit G, whereby New Holding Company will be obligated to register certain shares of New Holding Company Common Stock pursuant to the terms and conditions of such agreement.

     1.132 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

     1.133 “Released Parties” means, collectively, (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case, as of the date of the commencement of the hearing on the Disclosure Statement, (ii) the Statutory Committees and all members of the Statutory Committees in their respective capacities as such, (iii) the DIP Agent in its capacity as such, (iv) the DIP Lenders in their capacities as such, (v) The Bank of New York, as original indenture trustee with respect to the Prepetition Notes, in its capacity as such, and Wilmington Trust Company, as successor indenture trustee with respect to the Prepetition Notes, in its capacity as such, (vi) the Plan Investors in their capacities as such, (vii) the Prepetition Lenders in their capacities as such, (viii) the Prepetition Agent in its capacity as such, (ix) all Professionals, and (x) with respect to each of the above-named Persons, such Person’s affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

     1.134 “Reorganized Debtor” or “Reorganized Debtors” means, individually, any of New Holding Company, New Operating Company, or any Debtor and, collectively, all of New Holding Company, New Operating Company, and the Debtors, in each case from and after the Effective Date.

     1.135 “Reorganized . . . “ means the applicable Debtor from and after the Effective Date.

     1.136 “Restructuring Debtors” means those Debtors that will be the subject of a Restructuring Transaction under this Plan.

     1.137 “Restructuring Transaction(s)” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a

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Reorganized Debtor or their Affiliates, on or after the Effective Date, as set forth in the Restructuring Transaction Notice.

     1.138 “Restructuring Transactions Notice” means the notice filed with the Bankruptcy Court on or before the Exhibit Filing Date as Exhibit H to this Plan listing the Restructuring Debtors and briefly describing the relevant Restructuring Transactions, including the corporate structure of the Reorganized Debtors as described in Exhibit I to this Plan.

     1.139 “Retained Actions” means all Claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors’ Estate may hold against any Person, including, without limitation, (a) Claims and Causes of Action brought prior to the Effective Date, (b) Claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors, (c) Claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, and (d) Claims and Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including, without limitation, claim overpayments and tax refunds; provided, however, that the foregoing shall not include Trust Claims (including Avoidance Claims that are Trust Claims), which will be transferred to the Kmart Creditor Trust, Avoidance Claims, or Claims explicitly released under this Plan or by Final Order of the Bankruptcy Court prior to the date hereof.

     1.140 “Scheduled” means, with respect to any Claim or Interest, the status, priority, and amount, if any, of such Claim or Interest as set forth in the Schedules.

     1.141 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, as such schedules or statements have been or may be further modified, amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

     1.142 “Secured Claim” means a Claim secured by a security interest in or a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the Claimholder.

     1.143 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended.

     1.144 “Securities Action” means any Cause of Action by a Person, other than by or on behalf of a Debtor, against any Person other than a Debtor arising out of or related to a Person’s ownership of Interests, including Existing Common Stock, including, without limitation, the following actions, (i) those certain class actions on behalf of purchasers of securities who purchased such securities between March 13, 2001 and May 15, 2002 as such class actions were amended and consolidated by

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pleading filed on November 1, 2002 in the United States District Court for the Eastern District of Michigan; (ii) a class action of behalf of participants in or beneficiaries of the Kmart Corporation Retirement Savings Plan filed on March 18, 2002 in the United States District Court for the Eastern District of Michigan; (iii) an action on behalf of three limited partnerships that purchased stock of BlueLight.com filed on April 26, 2002 in the United States District Court for the Eastern District of Michigan; and (iv) an action filed on February 14, 2003 by the Softbank Funds against Charles Conaway in the Circuit Court of Cook County, Illinois, Case No. 03L1875.

     1.145 “Security” shall have the meaning ascribed to it in section 101(49) of the Bankruptcy Code.

     1.146 “Servicer” has the meaning ascribed to it in Article 7.10 of this Plan.

     1.147 “SFPR” means S.F.P.R., Inc., a Puerto Rico corporation, debtor-in-possession in Case No. 02-02499 pending in the Bankruptcy Court.

     1.148 “Statutory Committees” means, collectively, the Unsecured Creditors’ Committee, the Financial Institutions’ Committee, and the Equity Committee.

     1.149 “Subordinated Securities Claim” means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any Claim that arises from the rescission of a purchase or sale of a Security of any of the Debtors (including, without limitation, Existing Common Stock), or for damages arising from the purchase or sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

     1.150 “Total Investor Shares” means all shares of New Holding Company Common Stock to be issued to the Plan Investors pursuant to the Investment Agreement. Based upon the Prepetition Lender Claims held by the Plan Investors as of January 24, 2003, the number of Total Investor Shares would be calculated to be 29,282,723.

     1.151 “Trade Vendor/Lease Rejection Claim” means, subject to Article 5.7 hereof, a Claim arising as a result of (i) retail merchandise or services provided by trade vendors or service providers, (ii) rejection of executory contracts and unexpired leases, (iii) guaranties related to rejected executory contracts and unexpired leases, (iv) guaranties with respect to industrial revenue bonds, (v) unsecured deficiency claims, if any, (vi) guaranties related to third-party leases, and (vii) Other Unsecured Claims that have made the Other Unsecured Claim Election.

     1.152 “Trade Vendor/Lease Rejection Claimholder Shares” means 31,945,161 shares of New Holding Company Common Stock.

     1.153 “Trade Vendors Collateral Agent” means the entity appointed by the Unsecured Creditors’ Committee, which is reasonably acceptable to the Debtors, which shall hold all liens with respect to the Trade Vendors’ Lien pursuant to Article 7.13 of this Plan.

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     1.154 “Trade Vendors’ Lien ” means any liens granted to the Trade Vendors Collateral Agent, as of the Effective Date, pursuant to Article 7.13 of this Plan and Exhibit J-2 to this Plan.

     1.155 “Trust Advisory Board” means the board that is to be created pursuant to Article 11.4 of this Plan for the purpose of advising the Trustee with respect to decisions affecting the Kmart Creditor Trust.

     1.156 “Trust Agreement” means that certain Trust Agreement that will govern the Kmart Creditor Trust, a form of which is attached to this Plan as Exhibit K.

     1.157 “Trust Assets” means the Trust Claims and any assets to be transferred to and owned by the Kmart Creditor Trust pursuant to Article 11.2 of this Plan.

     1.158 “Trust Claims” means any and all Causes of Action, other than Securities Actions, against any Person or entity arising from, in connection with, or relating to the subject matters of the Investigations which, for purposes hereof, means the Accounting and Stewardship Investigations, including all matters authorized by order entered by the Bankruptcy Court on September 4, 2002 approving the participation, on a joint interest basis, of the Statutory Committees in said Investigations, and including all matters arising from, in connection with, or relating to the subject matter of responses to the Government Inquiries (as each of such terms is defined in the Disclosure Statement).

     1.159 “Trust Preferred Obligations” means all obligations of the Debtors arising under or pursuant to the Trust Preferred Securities and related Indenture by and between Kmart Corporation and The Bank of New York, as Trustee, dated June 6, 1996, the First Supplemental Indenture of the same date, and related documents.

     1.160 “Trust Recoveries” means any and all proceeds received by the Kmart Creditor Trust from (a) the prosecution to, and collection of, a final judgment of a Trust Claim against a Person, or (b) the settlement or other compromise of a Trust Claim against a Person, and (c) Designated Trust Recoveries.

     1.161 “Trust Preferred Securities” means those certain mandatorily redeemable convertible preferred securities issued by Kmart Financing I, an Affiliate Debtor, pursuant to that certain Declaration of Trust by Kmart Financing I dated as of February 16, 1996, as amended and restated as of June 6, 1996.

     1.162 “Trustee” means the trustee of the Kmart Creditor Trust as contemplated by the Trust Agreement.

     1.163 “Unimpaired” refers to any Claim that is not Impaired.

     1.164 “Unsecured Creditors’ Committee” means the Official Unsecured Creditors’ Committee appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, as the membership thereof may change from time to time.

     1.165 “Voting Deadline” means April 4, 2003, at 4:00 p.m. prevailing Eastern Time.

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     1.166 “Workers’ Compensation Program” means, collectively, the Debtors’ workers’ compensation programs in all states in which they operate pursuant to which the Debtors provide their employees with workers’ compensation coverage for claims arising from or related to their employment with the Debtors.

C. Rules of Interpretation

     For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (d) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (e) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns; (f) all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (g) the words “herein,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

     This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Statutory Committees, the Plan Investors, the Prepetition Agent on behalf of the Prepetition Lenders, and certain other creditors and constituencies. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of this Plan, Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D. Computation of Time

     In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

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E. References to Monetary Figures

     All references in this Plan to monetary figures shall refer to United States of America currency, unless otherwise expressly provided.

F. Exhibits

     All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606 (Attn: John Wm. Butler, Jr., Esq.), counsel to the Debtors, or by downloading such exhibits from the Court’s website at http:\\www.ilnb.uscourts.gov. To the extent any Exhibit is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of this Plan shall control.

ARTICLE II

ADMINISTRATIVE EXPENSES,
PRIORITY TAX CLAIMS,
AND OTHER UNCLASSIFIED CLAIMS

     2.1 Administrative Claims. Subject to the provisions of Article X of this Plan, on the first Distribution Date or Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that (x) Claimholders of Claims arising under the DIP Facility shall be deemed to have Allowed Claims as of the Effective Date in such amount as to which the Debtors and such Claimholders shall have agreed upon in writing or as determined by the Bankruptcy Court, which DIP Facility Claims shall be paid in accordance with Article 10.1 of this Plan, (y) the Plan Investors shall be deemed to have an Allowed Plan Investor Claim arising under the Investment Agreement in such amount as to which the Debtors and the Plan Investors shall have agreed upon in writing or as fixed by the Bankruptcy Court, which Plan Investor Claim shall be paid in full in Cash on the Effective Date, and (z) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     2.2 Priority Tax Claims. Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors after the Effective Date), such Allowed Priority Tax Claimholder shall be

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entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release and discharge of, and in exchange for, such Priority Tax Claim, (i) equal Cash payments on the last Business Day of each three-month period following the Effective Date, during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated 100 basis points greater than the interest rate provided under the Exit Financing Facility as of the Effective Date, or such lesser rate agreed to by a particular taxing authority, (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) hereof, or (iii) payment in full in Cash.

     2.3 PBGC Claims. Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue the Kmart Corporation Employee Pension Plan in accordance with applicable law, and the Debtors’ obligations under applicable law with respect to continued funding of the Kmart Corporation Employee Pension Plan will remain unaltered. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, or their controlled group of or from any current or future liability under applicable law with respect to the Kmart Corporation Employee Pension Plan. Any and all obligations under the Kmart Corporation Employee Pension Plan shall be paid in accordance with the terms and conditions of the Kmart Corporation Employee Pension Plan and in accordance with applicable law. On the Effective Date, the PBGC will be deemed to have withdrawn the PBGC Claims with respect to the Kmart Corporation Employee Pension Plan.

     2.4 Workers’ Compensation Programs. Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors shall continue the Workers’ Compensation Programs in accordance with applicable state laws. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers’ Compensation Programs. The Reorganized Debtors shall be responsible for all valid claims for benefits and liabilities under the Workers’ Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers’ Compensation Programs shall be paid in accordance with the terms and conditions of Workers’ Compensation Programs and in accordance with all applicable laws.

     2.5 Consignment Claims. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all liens, if any, of Persons who provided goods to the Debtors on consignment (i) prior to the Petition Date and who hold valid, enforceable, and perfected liens in such goods (a) pursuant to a written agreement with the Debtors and (b) in accordance with applicable law or (ii) after the Petition Date pursuant to any order of the Bankruptcy Court shall, in each case, survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements between the Debtors and such Persons and shall remain enforceable as of the Effective Date with the same extent, validity and priority as existed as of the Petition Date or pursuant to such order, as the case may be. All other Persons who provided goods to the Debtors on consignment shall be deemed to hold Trade Vendor/Lease Rejection Claims under this Plan. Pursuant to Article 10.4 of this Plan, no request for payment of an Administrative Claim need be filed with respect to any Claim contemplated by this Article 2.5, which Claim shall be payable by the Debtors in the ordinary course of business.

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ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

     Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on this Plan and of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above. This Plan, though proposed jointly, constitutes a separate plan proposed by each of the Debtors. Therefore, except as expressly specified herein, the classifications set forth below shall be deemed to apply separately with respect to each plan proposed by each such Debtor. Each class for each Debtor is identified by the designation “DD-NN,” where “DD” is the abbreviation for the name of each Debtor as specified on pages 2 and 3 of the Plan, and “NN” is the class number as identified below. Thus, for example, the class of Secured Claims (Class 1), if any, against Kmart of Michigan, Inc. is identified by the designation “KM-MI-1.”

     3.1 Class 1. Class 1 consists of separate subclasses for all Secured Claims that may exist against a particular Debtor.

     3.2 Class 2. Class 2 consists of all Other Priority Claims that may exist against a particular Debtor.

     3.3 Class 3. Class 3 consists of all Prepetition Lender Claims. This Class is applicable only to the Chapter 11 Cases of the following Debtors: Kmart, Kmart Amsterdam, Kmart Holdings, Kmart-IN, Kmart-MI, Kmart-MPS, Kmart-NC, Kmart-PA, Kmart-TX, Big Beaver Caguas, Big Beaver Development, Big Beaver Florida, Big Beaver Guaynabo, Bluelight, and SFPR.

     3.4 Class 4. Class 4 consists of all Prepetition Note Claims. This Class is applicable only to the Chapter 11 Case of Kmart.

     3.5 Class 5. Class 5 consists of all Trade Vendor/Lease Rejection Claims that may exist against a particular Debtor.

     3.6 Class 6. Class 6 consists of all Other Unsecured Claims that may exist against a particular Debtor.

     3.7 Class 7. Class 7 consists of all General Unsecured Convenience Claims that may exist against a particular Debtor.

     3.8 Class 8. Class 8 consists of all Trust Preferred Obligations. This Class is applicable only to the Chapter 11 Cases of the following Debtors: Kmart and Kmart Financing I.

     3.9 Class 9. Class 9 consists of all Intercompany Claims that may exist against a particular Debtor.

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     3.10 Class 10. Class 10 consists of all Subordinated Securities Claims. This Class is applicable only to the Chapter 11 Case of Kmart.

     3.11 Class 11. Class 11 consists of all Existing Common Stock and all Interests that may exist with respect to an Affiliate Debtor.

     3.12 Class 12. Class 12 consists of all Other Interests. This Class is applicable only to the Chapter 11 Case of Kmart.

ARTICLE IV

IDENTIFICATION OF CLASSES OF CLAIMS
AND INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN

     4.1 Classes of Claims That Are Unimpaired. The following Classes are Unimpaired by the Plan:

Class 1	(Secured Claims)
Class 2	(Other Priority Claims)

     4.2 Impaired Classes of Claims and Interests. The following Classes are Impaired by the Plan:

Class 3	(Prepetition Lender Claims)
Class 4	(Prepetition Note Claims)
Class 5	(Trade Vendor/Lease Rejection Claims)
Class 6	(Other Unsecured Claims)
Class 7	(General Unsecured Convenience Claims)
Class 8	(Trust Preferred Obligations)
Class 9	(Intercompany Claims)
Class 10	(Subordinated Securities Claims)
Class 11	(Existing Common Stock)
Class 12	(Other Interests)

ARTICLE V

PROVISIONS FOR TREATMENT
OF CLAIMS AND INTERESTS

     The treatment of Claims and Interests as provided in this Article V represents a compromise and full and final settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the various Claims and Interests of parties in interest in the Chapter 11 Cases, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan, but solely for the purpose of this Plan.

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     5.1 Class 1 (Secured Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, at the sole option of the Debtors or Reorganized Debtors, (i) the legal, equitable, and contractual rights of each Allowed Secured Claimholder shall be Reinstated or (ii) each Allowed Secured Claimholder shall receive, in full satisfaction, settlement and release of, and in exchange for, its Allowed Secured Claim (A) Cash in an amount equal to the value of the Secured Claimholder’s interest in the property of the Estate which constitutes collateral for such Allowed Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Secured Claim, or (C) such other treatment as to which the Debtors (or the Reorganized Debtors) and the holder of such Allowed Secured Claim have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (A) or clause (B) above. The Debtors or the Reorganized Debtors, as the case may be, shall determine which treatment of those set forth in the preceding sentence will be provided to each Allowed Secured Claim on the later of (i) the Effective Date or (ii) ten days after the date such Claim becomes an Allowed Secured Claim. The Reorganized Debtors shall provide notice of the treatment to be provided to each holder of an Allowed Secured Claim as soon as practicable after the later of (x) the Effective Date or (y) ten days after the date such Claimholder’s claim becomes an Allowed Secured Claim. In the event the Debtors or the Reorganized Debtors, as the case may be, fail to designate the treatment of an Allowed Secured Claim, the legal, equitable, and contractual rights of the Allowed Secured Claimholder with respect to such Allowed Secured Claim shall be Reinstated. The Debtors’ failure to object to such Secured Claims in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claims are sought to be enforced by the Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable and perfected prepetition liens on property of the Debtors held by or on behalf of the Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders and/or applicable law until, as to each such Claimholder, the Allowed Secured Claims of such Secured Claimholder are satisfied in accordance with the provisions of this Article 5.1.

     5.2 Class 2 (Other Priority Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Priority Claim, each Allowed Other Priority Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim, (a) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (a) above. The Debtors’ failure to object to an Other Priority Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the Other Priority Claimholder.

     5.3 Class 3 (Prepetition Lender Claims). Upon the occurrence of the Effective Date, the Prepetition Lender Claims are hereby Allowed in the aggregate amount of $1,076,156,647.02. On the Effective Date, the Prepetition Lenders shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, their Prepetition Lender Claims (including any prepetition setoff claims and setoff claims assertible pursuant to the DIP Facility Order), Cash in an amount equal to forty

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percent (40%) of the aggregate Allowed amount of the Prepetition Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan, but solely for the purpose of this Plan, provided, however, that, subject to the terms and conditions of the Investment Agreement, the Plan Investors shall be deemed to utilize Cash that they are entitled to receive pursuant to this Article 5.3, plus additional amounts to be paid by the Plan Investors pursuant to the Investment Agreement, to purchase the Total Investor Shares pursuant to the terms of the Investment Agreement. In addition, with respect to each letter of credit outstanding under the Prepetition Credit Agreements as of February 20, 2003, the Reorganized Debtors shall, as soon as practicable after the Effective Date, (i) obtain a replacement letter of credit, (ii) provide cash collateral equal to 105% of the face amount of the letter of credit, or (iii) if such letter of credit has been drawn, reimburse the Prepetition Lenders (or issuing bank, as applicable) with respect to such drawn letter of credit in full in Cash on the Effective Date. All distributions to Prepetition Lenders other than the Plan Investors under this Article 5.3 shall be made to the Prepetition Agent under the Prepetition Credit Agreements for immediate distribution to the Prepetition Lenders in accordance with the terms of the Prepetition Credit Agreements.

     5.4 Class 4 (Prepetition Note Claims). The Prepetition Note Claims are Allowed Prepetition Note Claims in the aggregate amount of $2,279,319,538.47. Each Prepetition Note Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, its Prepetition Note Claims, (a) on the Effective Date, its Pro Rata share of the Prepetition Noteholder Shares, subject to dilution, with the amount of each Prepetition Note Claimholder’s Pro Rata share equal to the total number of Prepetition Noteholder Shares multiplied by a fraction, the numerator of which is equal to the amount of such Prepetition Noteholder’s Allowed Prepetition Note Claim, and the denominator of which is equal to all Allowed Prepetition Note Claims, with the amount of such Prepetition Noteholder Shares being inclusive of New Holding Company Stock otherwise allocable to holders of Trust Preferred Obligations under Article 5.8 pursuant to the subordination provisions of all documents pertaining to the Trust Preferred Securities and evidencing the rights and obligations of the Trust Preferred Obligations, in each case payable directly to the Servicer of the Prepetition Note Claims for distribution to holders of the Prepetition Note Claims; (b) on the Effective Date and in lieu of any claim under Article 10.3 of this Plan by or on behalf of any indenture trustee for the Prepetition Notes, its Pro Rata share (calculated as provided in clause (a) of this Article 5.4) of Cash in an amount equal to the reasonable fees and expenses of any indenture trustee for the Prepetition Notes, as approved by the Bankruptcy Court pursuant to Section 1129(a)(4) of the Bankruptcy Code, not to exceed $1,500,000; and (c) commencing on the Distribution Date, its Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Prepetition Note Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Prepetition Note Claimholder’s Allowed Prepetition Note Claim, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. Notwithstanding anything in this Article 5.4 to the contrary, any Prepetition

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Note Claims held by the Debtors shall be deemed cancelled as of the Effective Date, and the Debtors shall not receive or retain any property or interest in property on account of such Prepetition Note Claims under this Plan. The calculation of the Pro Rata interests of other Prepetition Note Claimholders called for in this Article 5.4 shall be made as if the Prepetition Note Claims held by the Debtors were not outstanding as of the time of such calculation. In the event that the Class of Prepetition Notes rejects the Plan, holders of Trust Preferred Obligations shall not receive or retain any property or interest in property on account of such Obligations under the Plan.

     5.5 Class 5 (Trade Vendor/Lease Rejection Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, commencing on the Distribution Date or first Periodic Distribution Date occurring after the later of (i) the date a Trade Vendor/Lease Rejection Claim becomes an Allowed Trade Vendor/Lease Rejection Claim or (ii) the date a Trade Vendor/Lease Rejection Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Trade Vendor/Lease Rejection Claim, each Trade Vendor/Lease Rejection Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Trade Vendor/Lease Rejection Claim, (a) its Pro Rata share of the Trade Vendor/Lease Rejection Claimholder Shares, subject to dilution, with the amount of each Trade Vendor/Lease Rejection Claimholder’s Pro Rata share equal to the total number of Trade Vendor/Lease Rejection Claimholder Shares multiplied by a fraction, the numerator of which is equal to the amount of such Trade Vendor/Lease Rejection Claimholder’s Allowed Trade Vendor/Lease Rejection Claim, and the denominator of which is equal to all Allowed Trade Vendor/Lease Rejection Claims; and (b) its Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Trade Vendor/Lease Rejection Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Trade Vendor/Lease Rejection Claimholder’s Allowed Trade Vendor/Lease Rejection Claim, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. The Debtors’ failure to object to a Trade Vendor/Lease Rejection Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the Trade Vendor/Lease Rejection Claimholder. All distributions to holders of Trade Vendor/Lease Rejection Claims shall be made to the Disbursing Agent for immediate distribution to holders of Trade Vendor/Lease Rejection Claims pursuant to the terms of this Plan.

     5.6 Class 6 (Other Unsecured Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, each Other Unsecured Claimholder holding an Allowed Other Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Unsecured Claim, (a) on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), its Pro Rata share of the Other Unsecured Claim Cash Payment Amount to be paid hereunder, with the amount of each Other Unsecured Claimholder’s Pro Rata share equal to the amount of the Other Unsecured Claim Cash Payment Amount multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimant’s Allowed Other

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Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, provided, however, that, in the event an Other Unsecured Claimholder makes the Other Unsecured Claim Election, such Other Unsecured Claimholder shall be deemed (i) to be a Trade Vendor/Lease Rejection Claimholder and shall receive, in lieu of its Pro Rata share of the Other Unsecured Claim Cash Payment Amount, the Trade Vendor/Lease Rejection Claimholder treatment as provided for in this Plan, and (ii) to consent to the Other Unsecured Claim Estimation Procedure, and (b) commencing on the first Periodic Distribution Date occurring after the later of (x) the date an Other Unsecured Claim becomes an Allowed Other Unsecured Claim or (y) the date an Other Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Unsecured Claim, its Pro Rata share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Other Unsecured Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimholder’s Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. Each of the Other Unsecured Claimholder’s Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be an obligation of New Holding Company and New Operating Company. The right of a holder of an Allowed Other Unsecured Claim to receive its Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be personal to such holder and shall be non-transferable except upon death of the interest holder or by operation of law.

     5.7 Class 7 (General Unsecured Convenience Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed General Unsecured Convenience Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such General Unsecured Convenience Claim, Cash equal to (a) six and one-quarter percent (6.25%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $30,000 or (b) $1,875 if the amount of such Allowed Claim is greater than $30,000 and the holder of such Claim has made the Convenience Class Election. Any Trade Vendor/Lease Rejection Claims or Other Unsecured Claims that are treated as General Unsecured Convenience Claims shall not otherwise be treated as Trade Vendor/Lease Rejection Claims or Other Unsecured Claims under this Plan; provided, however, that the holder of any General Unsecured Convenience Claim that would otherwise constitute a Trade Vendor/Lease Rejection Claim under this Plan and that is in an amount equal to or less than $30,000 may elect to be treated as a Trade Vendor/Lease Rejection Claimholder and shall receive in lieu of any payment under this Article 5.7, the Trade Vendor/Lease Rejection treatment as provided for in this Plan.

     5.8 Class 8 (Trust Preferred Obligations). Except as otherwise provided in and subject to Article 9.8 of this Plan, commencing on the first Periodic Distribution Date occurring after the later of (i) the date a Trust Preferred Obligation becomes an Allowed Trust Preferred Obligation or (ii)

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the date a Trust Preferred Obligation becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Trust Preferred Obligation, each Trust Preferred Obligation holder (a) shall be deemed to receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Trust Preferred Obligation, those shares of New Holding Company Common Stock that would have otherwise been allocable to such Trust Preferred Obligation holder but for the subordination provisions of all documents pertaining to the Trust Preferred Securities and evidencing the rights and obligations of the Trust Preferred Obligations, but which will, pursuant to such subordination provisions and Article 5.4 of this Plan, be deemed to have been included in the Prepetition Noteholder Shares; and (b) shall receive (i), in the event that the Class of Trust Preferred Obligations votes to accept this Plan, their Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Trust Preferred Obligation holder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Trust Preferred Obligation holder’s Allowed Trust Preferred Obligation, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, or, (ii) in the event that either (y) the Class of Trust Preferred Obligations or (z) the Class of Prepetition Note Claims votes to reject this Plan, Trust Preferred Obligation holders shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Obligations under this Plan and the subordination provisions of all documents pertaining to the Trust Preferred Securities will be enforced in all respects, and any Trust Recoveries which Trust Preferred Obligation holders would have received pursuant to clause (b)(i) of this Article 5.8 shall be paid directly to the Servicer of the Prepetition Note Claims for distribution to holders of the Prepetition Note Claims pursuant to Article 5.4 of this Plan.

     5.9 Class 9 (Intercompany Claims). On the Effective Date, at the option of the Debtors or the Reorganized Debtors in connection with the Restructuring Transactions contemplated by the Plan, the Intercompany Claims of any Debtor against any other Debtor, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, shall either be (a) Reinstated, in full or in part, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan.

     5.10 Class 10 (Subordinated Securities Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, (i) in the event that all Classes of Impaired Claims and the Class of Trust Preferred Obligations vote to accept this Plan, commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Subordinated Securities Claim becomes an Allowed Subordinated Securities Claim or (b) the date a Subordinated Securities Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Claim, the holder of an Allowed Subordinated Securities Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Subordinated Securities Claim, its Pro Rata Share of the right to 2.5% of the Trust Recoveries (other than Designated Trust Recoveries), if any, with the amount of each Subordinated Securities Claimholder’s Pro Rata share equal to (y) the amount of such rights of all holders of Subordinated Securities Claims multiplied by a fraction, the numerator of which is equal to the lesser of (1) the total number of outstanding shares of Existing Common Stock as of the Effective Date and (2) the total number of shares represented by such Subordinated Securities Claimholder’s Claim, and the denominator of which is equal to the sum of the aggregate number of all shares repre-

30

sented by Allowed Subordinated Securities Claims and the aggregate number of shares represented by all Allowed Interests pertaining to Existing Common Stock minus (z) the recoveries, if any, received by such Subordinated Securities Claimholders from the Securities Actions, and (ii) in the event that any Class of Impaired Claims or the Class of Trust Preferred Obligations votes to reject this Plan, holders of Subordinated Securities Claims shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Claims under this Plan.

     5.11 Class 11 (Existing Common Stock). On the Effective Date, the Existing Common Stock shall be cancelled. Except as otherwise provided in and subject to Article 9.8 of this Plan, (i) in the event that all Classes of Impaired Claims and the Class of Trust Preferred Obligations vote to accept this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Interest pertaining to Existing Common Stock becomes an Allowed Interest or (b) the date such Interest becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Interest, the holder of such Allowed Interest shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Interest, its Pro Rata Share of the right to 2.5% of the Trust Recoveries (other than Designated Trust Recoveries), if any, with the amount of each Interestholder’s Pro Rata share equal to (y) the amount of such rights of all holders of Existing Common Stock multiplied by a fraction, the numerator of which is equal to the number of shares represented by such Interest, and the denominator of which is equal to the sum of the aggregate number of shares represented by all such Allowed Interests and Allowed Subordinated Securities Claims, minus (z) the recoveries, if any, received by such Interestholders from the Securities Actions, and (ii) in the event that any Class of Impaired Claims or the Class of Trust Preferred Obligations votes to reject this Plan, holders of Existing Common Stock shall not be entitled to, and shall not receive or retain any property or interest in property under this Plan on account of their Interests, provided, however, that, subject to the Restructuring Transactions contemplated by this Plan, and pursuant to Article 7.9 of this Plan, on the Effective Date, all Interests in the Affiliate Debtors (other than the Trust Preferred Securities with respect to Kmart Financing) shall be Reinstated, and shall not be counted for purposes of calculating distributions under this Article 5.11.

     5.12 Class 12 (Other Interests). On the Effective Date, all Other Interests shall be deemed cancelled and the holders of Other Interests shall not receive or retain any property on account of such Other Interests under this Plan.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN;
EFFECT OF REJECTION BY ONE OR MORE
IMPAIRED CLASSES OF CLAIMS OR INTERESTS

     6.1 Impaired Classes of Claims Entitled to Vote. Except as otherwise provided in order(s) of the Bankruptcy Court pertaining to solicitation of votes on this Plan and Article 6.2 and Article 6.4 of this Plan, Claimholders in each Impaired Class are entitled to vote in their respective classes as a class to accept or reject this Plan.

     6.2 Classes Deemed to Accept the Plan. Classes 1 and 2 are Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, such Classes are conclusively presumed to

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have accepted this Plan, and the votes of Claimholders in such Classes therefore will not be solicited. Because all Debtors are proponents of this Plan, Class 9 Intercompany Claims and Class 11 Interests in Affiliate Debtors are deemed to have accepted this Plan. The votes of holders of such Claims and Interests therefore will not be solicited.

     6.3 Acceptance by Impaired Classes. Classes 3, 4, 5, 6, 7, and 8 are Impaired under this Plan. Pursuant to section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

     6.4 Classes Deemed to Reject the Plan. Holders of Claims and Interests in Classes 10 and 11 are not entitled to receive any distribution under the Plan on account of their Claims and Interests unless Classes 3, 4, 5, 6, 7, and 8 vote to accept the Plan. Holders of Interests in Class 12 are not entitled to receive any distribution under the Plan under any circumstance on account of their Interests. Since none of the holders of Claims and Interests in Class 10, Class 11, or Class 12 are unconditionally entitled to receive a distribution under the Plan, pursuant to Section 1126(g) of the Bankruptcy Code, each of such Classes is conclusively presumed to have rejected the Plan, and the votes of Claimholders and Interestholders in such Classes therefore will not be solicited.

     6.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. Class 10, Class 11, and Class 12 are deemed to reject the Plan. Therefore, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

     7.1 Continued Corporate Existence.

                 (a) The Debtors. Subject to the Restructuring Transactions contemplated by this Plan, each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

                 (b) New Holding Company and New Operating Company. Subject to the Restructuring Transactions contemplated by this Plan, on, or as soon as reasonably practicable after, the Effective Date, all appropriate actions shall be taken consistent with this Plan to (i) form New Holding Company and New Operating Company pursuant to their respective Articles of Incorporation and By-Laws, (ii) contribute or transfer all of the assets of the Debtors, other than the Trust Assets, to New Operating Company and/or such other Reorganized Debtors or Affiliates as contemplated by the Restructuring Transactions and as is necessary to effect the Exit Financing Facility, and (iii) issue all of

32

the New Operating Company Common Stock to New Holding Company. The Trust Assets shall be transferred to the Kmart Creditor Trust as specified in Article 11.2 of this Plan.

                 (c) Non-Debtors. There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and, as set forth in Article 12.1 of this Plan, all of the Debtors’ equity interests and other property interests in such non-Debtor Affiliates shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

     7.2 Substantive Consolidation. This Plan provides for the substantive consolidation of the Estates, but only for purposes of effectuating the settlements contemplated by, and making distributions to holders of Claims under, this Plan, and not for voting purposes. For such limited purposes, on the Effective Date, (a) all guaranties of any Debtor of the payment, performance, or collection of another Debtor with respect to any Class of Claims or Interests shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the consolidated Debtors; and (c) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a Claim against and an obligation of the consolidated Debtors. Except as set forth in this Article, such substantive consolidation will not (other than for purposes related to this Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions contemplated by this Plan, (b) cause any Debtor to be liable for any Claim or Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest will not be affected by such substantive consolidation, (c) except as otherwise stated in this Plan, affect Intercompany Claims of Debtors against Debtors, and (d) affect Interests in the Affiliate Debtors except as otherwise may be required in connection with the Restructuring Transactions contemplated by this Plan; provided, however, that with respect to any holder of a Claim in Class that rejects the Plan of such Affiliate Debtor (“Rejecting Class Affected Claims”) (a) who has not consented to the treatment of such holder’s Claims under such Class of the Plan, as evidenced either by an objection to the substantive consolidation provisions of the Plan or a timely vote to reject the Plan, and (b) whose Rejecting Class Affected Claim has also been asserted against more than one Debtor (“Affiliate Debtor Affected Claims” and, together with Rejecting Class Affected Claims, “Affected Claims”), such holder shall receive on account of, and in full satisfaction, settlement, release, and discharge of, and in exchange for, all Affected Claims, an amount (whether higher or lower than the distribution that would have been afforded by the Plan under substantive consolidation) that the Bankruptcy Court determines such holder would have been entitled to receive under the Plan on account of all such Affected Claims had substantive consolidation not occurred; provided further, that such distribution shall be in the form of (i)New Holding Company Common Stock in an amount not to exceed the amount of New Holding Company Common Stock that would have been issued to such holder if substantive consolidation had been implemented and effected with respect to such Affected Claims (the “Original Plan Distribution Amount”) and (ii) to the extent, if any, that the Affected Claims would have been entitled to a distribution greater than the Original Plan Distribution Amount absent substantive consolidation, an amount of Cash equal to the amount that the Bankruptcy Court determines such holder would have been entitled to receive under the Plan on account of all such Affected Claims had substantive consolidation not occurred, after taking into account the distributions

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referred to in subparagraph (i) above. Notwithstanding anything herein to the contrary, the Debtors may elect in their sole and absolute discretion, at any time through and until the Effective Date, to substantively consolidate the Estates for additional purposes, including for voting purposes; provided, however, that such further substantive consolidation does not alter the treatment of the Prepetition Lenders, holders of Prepetition Note Claims, or holders of Trade Vendor/Lease Rejection Claims called for by this Plan as filed on February 25, 2003, and; provided, further, that nothing herein shall impair the Plan Investors’ rights under the Investment Agreement. Should the Debtors make such election, the Debtors will not, nor will they be required to, resolicit votes with respect to this Plan. Substantive consolidation shall not alter the distributions set forth herein. In the event that the Debtors do elect to substantively consolidate the Estates, the Disclosure Statement and this Plan shall be deemed to be a motion requesting that the Bankruptcy Court approve such substantive consolidation.

     7.3 Restructuring Transactions. On or prior to the Effective Date, the Debtors and Reorganized Debtors shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions, including, but not limited to, all of the transactions described in this Plan. Such actions may also include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction. The form of each Restructuring Transaction shall be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations of each Reorganized Debtor under this Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform such obligations. Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

     7.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of New Holding Company and each of the other Reorganized Debtors shall be adopted and amended as may be required in order that they are consistent with the provisions of this Plan and the Bankruptcy Code. The Articles of Incorporation of New Holding Company shall, among other things: (a) authorize five-hundred million (500,000,000) shares of New Holding Company Common Stock, $0.01 par value per share; (b) authorize twenty million (20,000,000) shares of New Holding Company Preferred Stock for future issuance upon terms to be designated from time to time by the board of directors of New Holding Company; and (c) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities for a period of two (2) years from the Effective Date and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Articles of Incorporation (or Certificate of Incorpora-

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tion or other similar documents, as the case may be) and By-Laws of New Holding Company, New Operating Company, and the other Reorganized Debtors are attached hereto as Exhibit A, Exhibit B, and Exhibit C. Any modification to the such articles or certificates of incorporation as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Effective Date. Notwithstanding anything to the contrary in this Article 7.4, the form and content of all Articles of Incorporation and By-Laws shall be reasonably acceptable to the Creditors’ Committees.

     7.5 Directors and Officers of New Holding Company.

                 (a) Officers. The existing senior officers of the Debtors in office on the Effective Date shall serve in their current capacities after the Effective Date, subject to their employment contracts as assumed by this Plan and subject to the authority of the board of directors of the Reorganized Debtors.

                 (b) Directors of New Holding Company. On the Effective Date, the term of the current members of the board of directors of Kmart will expire. The initial board of directors of New Holding Company, whose term will commence upon the Effective Date, shall consist of nine (9) members. One (1) member of senior management of the Reorganized Debtors will serve on the initial board of directors of New Holding Company. Other board members shall include (i) four (4) directors selected by the Plan Investors, at least one of whom shall not be an officer or employee of any of the Plan Investors or a family member of any of the foregoing, (ii) two (2) directors selected by the Unsecured Creditors’ Committee, and (iii) two (2) directors selected by the Financial Institutions’ Committee, neither of which shall be an officer or employee of ESL Investments, Inc. or a family member thereof; provided that the board of directors, collectively, including any required committee thereof, shall comply with any other qualification, experience, and independence requirements under applicable law, including the Sarbanes-Oxley Act of 2002 and the rules then in effect of the stock exchange or quotation system (including the benefit of any transition periods available under applicable law) on which the New Holding Company Common Stock is listed or is anticipated to be listed, when such Stock is listed. The Persons responsible for designating board members shall designate their board members by written notice filed with the Bankruptcy Court by a date that is at least seven days prior to the Voting Deadline, provided, however, that if they fail to file and give such notice, the Debtors will initially designate such members by announcing their identities at the Confirmation Hearing. Directors of New Holding Company appointed in accordance with this Article shall serve an initial term for a period from the Effective Date through the date of the second annual meeting after the Effective Date. Thereafter, and subject to New Holding Company’s rights to amend its bylaws, directors shall serve one (1) year terms (with such subsequent terms subject to election by shareholder vote) with each such term expiring at the conclusion of the next annual meeting of shareholders. In the event, prior to the Effective Date, a person designated to be a member of New Holding Company’s board of directors dies, is disabled, or otherwise becomes unable to fulfill the role, the Person designating such member will designate a replacement for such director. In the event, after the Effective Date and prior to the second annual meeting that occurs after the Effective Date, of the death, disability, resignation, or removal of a member of the board of directors, the directors designated by the Person who designated the director whose vacancy is sought to be filled will designate a replacement for such director, which replacement will be reasonably satisfactory to New Holding Company.

     7.6 Directors and Officers of Affiliate Debtors. The existing directors and officers of the Affiliate Debtors shall continue to serve in their current capacities after the Effective Date,

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provided, however that the Debtors reserve the right to identify new officers and members of the board of directors of each of such Affiliate Debtors at any time prior to the Confirmation Hearing, and provided further that New Holding Company reserves the right to identify new officers and members of the board of directors of each such Affiliate Debtors at any time thereafter.

     7.7 Employment, Retirement, Indemnification and Other Agreements, and Incentive Compensation Programs. To the extent that any of the Debtors have in place as of the Effective Date employment, retirement, indemnification and other agreements with their respective active directors, officers and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans shall remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, programs, and plans. Such agreements and plans may include equity, bonus, and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that pursuant to the Management Compensation Plan, there may be reserved for certain members of management, directors, and other employees of the Reorganized Debtors up to 10% of the shares of New Holding Company Common Stock, exclusive of any shares offered as incentive compensation in any employment agreement of any officer that is to be assumed pursuant to Article VIII of this Plan, and other securities and other components of compensation to be paid to management after the Effective Date; and provided further that the Debtors’ existing deferred compensation plans shall be terminated and the funds held pursuant thereto shall be distributed to the respective account holders other than any account holder who the Trustee has identified as a potential defendant in any Cause of Action arising out of the Trust Claims, in which case the funds of such account holder shall be held in escrow by the Kmart Creditor’s Trust pending resolution of any Trust Claims against such account holder. After the Effective Date, the Reorganized Debtors shall each have the authority, consistent with the applicable agreements, to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees. Notwithstanding anything to the contrary herein, following the Effective Date of the Plan, with respect to the payment of “retiree benefits” as defined in section 1114 of the Bankruptcy Code, such payment shall continue at the levels established pursuant to subsections (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of this Plan, for the duration of the periods the Debtors have obligated themselves to provide such benefits, if any.

     7.8 Issuance of New Holding Company Stock.

                 (a) New Holding Company Common Stock. On the Effective Date, New Holding Company will authorize up to five hundred million (500,000,000) shares of New Holding Company Common Stock. On or before the Distribution Date, New Holding Company will be deemed to have issued shares of New Holding Company Common Stock for distribution as follows: (i) the Total Investor Shares to the Plan Investors in accordance with the Investment Agreement and (ii) the Prepetition Noteholder Shares and the Trade Vendor/Lease Rejection Claimholder Shares to holders of Allowed Prepetition Note Claims and Allowed Trade Vendor/Lease Rejection Claims, respectively, as set forth in Article V of this Plan. The issuance of the New Holding Company Common Stock and the distribution thereof as described above will be in compliance with applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code or Section 4(2) of the Securities Act.

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                 (b) New Holding Company Preferred Stock. On the Effective Date, New Holding Company will authorize twenty million (20,000,000) shares of New Holding Company Preferred Stock for future issuance upon terms to be designated from time to time by the board of directors of New Holding Company following the Effective Date. No shares of preferred stock shall be issued pursuant to this Plan. The Certificates of Incorporation and By-Laws of New Holding Company shall prohibit issuance of the New Holding Company Preferred Stock earlier than six (6) months subsequent to the Effective Date, and in any case only upon approval by a 2/3 majority of the board of directors of New Holding Company.

                 (c) Registration Rights Agreement. Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, New Holding Company will enter into a Registration Rights Agreement with the Plan Investors.

                 (d) Listing on Securities Exchange or Quotation System. New Holding Company will use its best efforts to list, as promptly as practicable after the Effective Date, the New Holding Company Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system but will have no liability if it is unable to do so. Persons receiving distributions of New Holding Company Common Stock, by accepting such distributions, will have agreed to cooperate with New Holding Company’s reasonable requests to assist New Holding Company in its efforts to list the New Holding Company Common Stock on a national securities exchange or quotation system.

     7.9 Reinstatement of Interests of Affiliate Debtors. Subject to the Restructuring Transactions, Interests in the Affiliate Debtors (other than the Trust Preferred Securities with respect to Kmart Financing) shall be Reinstated in exchange for New Holding Company’s agreement to cause the distribution of New Holding Company Common Stock and other consideration provided for under this Plan to holders of Allowed Claims in accordance with the terms of this Plan.

     7.10 Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for herein or as otherwise required in connection with any Cure, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, will be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of the Claimholder and that is administered by an indenture trustee, an agent, or a servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (i) allowing such Servicer to make the distributions to be made on account of such Claims under this Plan as provided in Article IX of this Plan and (ii) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such Indenture or other agreement; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or

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result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in Article 9.5 hereof; provided, however, that nothing herein will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.

     7.11 Plan Investor Contribution. Pursuant to the terms and conditions of the Investment Agreement, the Plan Investors shall pay to the Debtors Cash in an amount equal to (i) Cash that the Plan Investors are entitled to receive under the Plan on account of their Prepetition Lender Claims as contemplated by, and subject to the terms and conditions of, the Investment Agreement plus (ii) no less than $140 million (to be utilized exclusively by the Reorganized Debtors to make distributions to Allowed Prepetition Lender Claimholders pursuant to Article 5.3 of the Plan), in exchange for which the Plan Investors shall receive the Total Investor Shares and, in certain circumstances, a convertible note as provided in the Investment Agreement. The rights of ESL Investments, Inc. to transfer its holdings of New Holding Company Common Stock shall be restricted pursuant to the terms and conditions of the Investment Agreement.

     7.12 Post-Effective Date Financing. On the Effective Date, the Reorganized Debtors shall enter into the Exit Financing Facility in order to obtain the funds necessary to repay the DIP Facility Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Reorganized Debtors may enter into all documents necessary and appropriate in connection with the Exit Financing Facility. The commitment letter with respect to such Facility, and principal documents with respect thereto, shall be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date and will be deemed attached hereto as Exhibit D-1 and Exhibit D-2. In the Confirmation Order, the Bankruptcy Court shall approve the terms of the Exit Financing Facility in substantially the form filed with the Bankruptcy Court (and with such changes as to which the applicable Debtors and respective agents and lenders parties thereto may agree) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Financing Facility.

     7.13 Trade Vendors’ Lien Program. On the Effective Date, the Reorganized Debtors shall grant to certain vendors who provide retail merchandise to the Reorganized Debtors on credit after the Effective Date, or who have provided merchandise to the Debtors after the Petition Date and before the Effective Date on credit which is not paid for as of the Effective Date, a Trade Vendors’ Lien pursuant to the terms attached hereto as Exhibit J-2 (such terms are generally described in Exhibit J-1). Each person or entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor and/or equity security holder of the Debtors or Reorganized Debtors, shall be deemed to contractually subordinate any present or future claim, right, or other interest it may have in and to any proceeds received from the disposition, release, or liquidation of any of the Debtors’ leased stores that are open and operating stores as of the Effective Date (the “Open Store Leases”), to the parties secured by the Trade Vendors’ Lien; provided, however, that in no case shall the lenders under the Exit Financing Facility be deemed subordinated in this regard; and provided, further, that so long as the Trade Vendors’ Lien has not been terminated or has not expired, (i) neither the Debtors nor the Reorganized Debtors may

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encumber, sell, lease, transfer or otherwise dispose of or take other action to impair the subordination granted hereby with respect to more than 20% in fair market value of the Open Store Leases, unless the proceeds of any such transactions in excess of such 20% threshold are held in an escrow account for the ratable benefit of the parties with an interest or claim with respect to such proceeds pursuant to the terms of the Collateral Trust Agreement attached hereto as Exhibit J-2, and (ii) any loan or investment by the Plan Investors will be subject to the subordination set forth in this provision (except with respect to any loan or investment to the extent that the amount of such loan or investment plus the amount of all other investments made by the Plan Investors pursuant to the Investment Agreement exceeds $280 million (giving credit for and including in the calculation all investments and loans made by the Plan Investors or loans or investments made by third parties and guaranteed by the Plan Investors, but excluding the value of any Class 3, Class 4 and Class 5 claims which the Plan Investors may hold)). Such contractual subordination shall terminate upon termination or expiration of the Trade Vendors’ Lien.

     7.14 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan with respect to the Kmart Creditor Trust, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions, except that the Debtors shall and do hereby waive all Avoidance Claims as of the Effective Date (other than Avoidance Actions under Section 549 of the Bankruptcy Code with respect to the matters subject to that certain case captioned Capital Factors, Inc. v. Kmart Corporation, Case No. 02 C 1264 (N.D. Ill. 2002)); provided, however, that such waiver does not include Avoidance Claims against Persons who are parties to Causes of Action involving the Debtors and are pending on the Effective Date, nor does it include Causes of Action against any Persons who may be the subject, at any time, of Trust Claims. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

     7.15 Exclusivity Period. The Debtors will retain the exclusive right to amend or modify this Plan, and to solicit acceptances of any amendments to or modifications of this Plan, through and until the Effective Date.

     7.16 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors, provided, however, that nothing herein shall impair the Debtors’ or Plan Investors’ rights under the Investment Agreement.

     7.17 Effectuating Documents; Further Transactions. Each of the Chief Executive Officer and President, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

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     7.18 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

ARTICLE VIII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     8.1 Assumed and Rejected Contracts and Leases.

                 (a) Intercompany Executory Contracts and Unexpired Leases. Except as otherwise provided in this Article 8.1(a), each Intercompany Executory Contract and Intercompany Unexpired Lease to which the Debtors are a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Intercompany Executory Contract or Intercompany Unexpired Lease (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on the schedule of rejected Intercompany Executory Contracts and Intercompany Unexpired Leases annexed hereto as Exhibit L-1, or (iv) is otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Any claim held by any Debtor on account of any Intercompany Executory Contract or Intercompany Unexpired Lease that is assumed pursuant to this Article 8.1(a) shall either be (a) Reinstated, in full or in part, or (b) discharged and satisfied, in full or in part. At the option of the Debtors or the Reorganized Debtors, each Intercompany Executory Contract and Intercompany Unexpired Lease assumed pursuant to this Article 8.l(a) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Intercompany Executory Contract or Intercompany Unexpired Lease.

                 (b) Employee-Related Agreements. Subject to Article 7.7 of this Plan, each Employee-Related Agreement as to which any of the Debtors is a party shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Employee-Related Agreement (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Employee-Related Agreements annexed hereto as Exhibit L-2, or (iv) is otherwise assumed pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the

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rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, all collective bargaining agreements, as modified and/or amended from time to time, shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The assumption of the collective bargaining agreements and the cure of all amounts owed under such agreements in the ordinary course by the Reorganized Debtors shall be in full satisfaction of all Claims and Interests arising under all previous collective bargaining agreements between the parties thereto or their predecessors-in-interest. Upon assumption, all proofs of claim filed by the Debtors’ unions will be deemed withdrawn, without prejudice to their pursuit in the ordinary course by the unions and/or individuals and payment or satisfaction in the ordinary course by the Reorganized Debtors of obligations under the assumed collective bargaining agreements. Each Employee-Related Agreement assumed pursuant to this Article 8.l(b) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Employee-Related Agreement.

                 (c) Other Executory Contracts or Unexpired Leases. Except as otherwise provided in this Article 8.1(c), each Other Executory Contract or Unexpired Lease as to which any of the Debtors is a party (including, but not limited to, (x) guaranties, including any guaranties by any of the Debtors with respect to real estate leases of former subsidiaries and businesses of any of such Debtors, (y) any obligations under leases assigned by the Debtors prior to the Petition Date (or agreements guarantying the payment of rent or performance thereunder), and (z) those certain Lease Guaranty, Indemnification and Reimbursement Agreements dated as of November 23, 1994, November 9, 1994, and May 24, 1995) shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Other Executory Contract or Unexpired Lease (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Other Executory Contracts or Unexpired Leases annexed hereto as Exhibit L-3, or (iv) is otherwise assumed pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each Other Executory Contract or Unexpired Lease assumed pursuant to this Article 8.l(c) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Other Executory Contract or Unexpired Lease, including any Other Executory Contract or Unexpired Lease on Exhibit L-3. Unexpired leases to be assumed under this Article 8.1(c) shall be assumed by the particular Debtor that was obligated on such lease as of the Petition Date, without prejudice to the rights of such Debtor thereafter to assign such lease in accordance with applicable law. Notwithstanding anything in this Plan to the contrary, unexpired leases to be assumed under the Plan shall be identified on Exhibit L-3 by the Confirmation Date, provided that the assumption of such unexpired leases shall be effective as of the Effective Date. In the event the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming such unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

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                 (d) Real Property Agreements. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

                 (e) Exhibits Not Admissions. Neither the exclusion nor the inclusion by the Debtors of a contract or lease on Exhibit L-1, Exhibit L-2, or Exhibit L-3 nor anything contained in this Plan shall constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder

     8.2 Payments Related to Assumption of Executory Contracts and Unexpired Leases. The provisions (if any) of each Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease to be assumed under this Plan which are or may be in default shall be satisfied solely by Cure. Any Person claiming that a monetary cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the Bankruptcy Code must file a monetary cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the “Cure Claim”), no later than forty-five (45) days after the Effective Date (the “Cure Claim Submission Deadline”). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtors or Reorganized Debtors. In the case of a Cure Claim related to an unexpired lease of non-residential real property, such Cure Claim must include a breakdown by store by category of all amounts claimed, including, but not limited to, amounts for real estate taxes, common area maintenance, and rent. The Debtors shall have thirty (30) days from the Cure Claim Submission Deadline or the date a Cure Claim is actually filed, whichever is later, to file an objection to the Cure Claim. Any disputed Cure Claims shall be resolved either consensually by the parties or by the Bankruptcy Court. Disputed Cure Claims shall be set for status at subsequent hearings following the Cure Claim Submission Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed. If the Debtors do not dispute a Cure Claim, then the Debtors shall pay the Cure Claim, if any, to the claimant within twenty (20) days of the objection Deadline. Disputed Cure Claims that are resolved by agreement or Final Order shall be paid by the Debtors within twenty (20) days of such agreement or Final Order. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.

     8.3 Rejection Damages Bar Date. If the rejection by the Debtors (pursuant to this Plan or otherwise) of an Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Plan Investors, or such entities’ properties unless a proof of claim is filed with the Claims Agent and the Post-Effective Date Committee and served upon counsel to the Debtors, the Plan Investors, and the

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Creditors’ Committees within thirty (30) days after service of the later of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

     9.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on a Periodic Distribution Date.

     9.2 No Interest on Claims or Interests. Unless otherwise specifically provided for in this Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, Confirmation Order, or the DIP Credit Agreement or a postpetition agreement in writing between the Debtors and a Claimholder or Interestholder, postpetition interest shall not accrue or be paid on Claims or Interests, and no Claimholder or Interestholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim or Disputed Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest. Notwithstanding the foregoing, nothing in this Article 9.2 shall limit or impair any Claimholder’s rights to seek allowance of such interest as a part of an Allowed Claim to the extent provided in Section 506(b) of the Bankruptcy Code.

     9.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan except with respect to Prepetition Lender Claims and any holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the Prepetition Agent or appropriate Servicer, as applicable, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

     9.4 Surrender of Securities or Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a “Certificate”), shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this Article 9.4 shall not apply to any Claims Reinstated pursuant to the terms of this Plan. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all

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property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

     9.5 Services of Indenture Trustees, Agents and Servicers. The services, with respect to implementation of the distributions contemplated by this Plan, of Servicers under the relevant agreements that govern the rights of Claimholders and Interestholders shall be as set forth elsewhere in this Plan, and the Reorganized Debtors shall reimburse any Servicer for reasonable and necessary services performed by it (including reasonable attorneys’ fees) as contemplated by, and in accordance with, this Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.

     9.6 Claims Administration Responsibility.

                 (a) Reorganized Debtors. The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions (if any) with respect to all Claims against and Interests in the Debtors.

                 (b) Filing of Objections. Unless otherwise extended by the Bankruptcy Court, any objections to Claims or Interests shall be served and filed on or before the Claims/Interests Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the Claimholder or Interestholder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder or Interestholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Claimholder’s or Interestholder’s behalf in the Chapter 11 Cases.

                 (c) Determination of Claims and Interests. Except as otherwise agreed by the Debtors, any Claim or Interest as to which a proof of claim or proof of interest was timely filed in the Chapter 11 Cases may be determined and liquidated in accordance with the ADR Procedures. Any Claim or Interest determined and liquidated pursuant to (i) the ADR Procedures, (ii) an order of the Bankruptcy Court, or (iii) applicable non-bankruptcy law (which determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed, to the extent applicable and subject to any provision in the ADR Procedures to the contrary, an Allowed Claim or an Allowed Interest, as the case may be, in such liquidated amount and satisfied in accordance with this Plan (provided that, to the extent a Claim is an Allowed Insured Claim, such Allowed Claim shall be paid from the insurance proceeds available to satisfy such liquidated amount). Nothing contained in this Article 9.6 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

     9.7 Delivery of Distributions. Distributions to Allowed Claimholders or Allowed Interestholders shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set

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forth on the proofs of claim filed by such Claimholders or Interestholders (or at the last known addresses of such Claimholders or Interestholders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a Claimholder or Interestholder whose Claim or Interest is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. If any Claimholder’s or Interestholder’s distribution is returned as undeliverable, no further distributions to such Claimholder or Interestholder shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder’s or Interestholder’s then-current address, at which time all missed distributions shall be made to such Claimholder or Interestholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six months of return shall be distributed to the other creditors of the Class of which the creditor to whom the distribution was originally made is a member in accordance with the provisions of the Plan applicable to distributions to that Class. If, at the conclusion of distributions to a particular Class under the Plan and after consultation with the Post-Effective Date Committee (solely with respect to Trade Vendor/Lease Rejection Claims), the Reorganized Debtors reasonably determine that any remaining New Holding Company Common Stock or Cash allocated for such class is immaterial and would thus be too impractical to distribute or would be of no benefit to its respective distributees, any such remaining New Holding Company Common Stock or Cash will revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder or Interestholder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

     9.8 Procedures for Treating and Resolving Disputed and Contingent Claims.

                 (a) No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest. All objections to Claims or Interests must be filed on or before the Claims/Interests Objection Deadline.

                 (b) Distribution Reserve. The Disbursing Agent will create a separate Distribution Reserve from the property to be distributed in the Chapter 11 Cases after consultation with the Post-Effective Date Committee, the amount of which shall be adjusted from time to time after consultation with the Post-Effective Date Committee. The amount of New Holding Company Common Stock withheld as a part of the Distribution Reserve shall be equal to the number of shares the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made to Claimholders in the Chapter 11 Cases, when the allowance or disallowance of each Disputed Claim or other contingent claim is ultimately determined. The Disbursing Agent, the Debtors, or the Reorganized Debtors may request estimation for any Disputed Claim that is contingent or unliquidated (but is not required to do so). The Disbursing Agent also shall place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. The Claim-

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holder or Interestholder shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim or Interest. Nothing in this Plan or Disclosure Statement will be deemed to entitle the Claimholder or Interestholder of a Disputed Claim or Disputed Interest to postpetition interest on such Claim or Interest.

                 (c) Distributions After Allowance. Payments and distributions from the Distribution Reserve to each respective Claimholder or Interestholder on account of a Disputed Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or Allowed Interest, will be made in accordance with provisions of this Plan that govern distributions to such Claimholder or Interestholder. On the first Periodic Distribution Date following the date when a Disputed Claim or Disputed Interest becomes undisputed, noncontingent and liquidated, the Disbursing Agent will distribute to the Claimholder or Interestholder any Cash, New Holding Company Common Stock, or other property, from the Distribution Reserve that would have been distributed on the dates distributions were previously made to Claimholders and Interestholders had such Allowed Claim or Allowed Interest been an Allowed Claim or Allowed Interest on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims or Interests, any remaining Cash, New Holding Company Common Stock, or other Property in the Distribution Reserve will be distributed Pro Rata to Claimholders and Interestholders in accordance with the other provisions of this Plan. Subject to Article 9.2 hereof, all distributions made under this Article of this Plan on account of an Allowed Claim or Allowed Interest will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim or Allowed Interest had been an Allowed Claim or Allowed Interest on the dates distributions were previously made to Allowed Claimholders and Allowed Interestholders included in the applicable class. The Disbursing Agent shall be deemed to have voted any New Holding Company Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers shall be deemed to have voted any New Holding Company Common Stock held by such Servicers in the same proportion as shares previously disbursed by such Servicers.

                 (d) De Minimis Distributions. Neither the Disbursing Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.00, provided that this Article 9.8(d) shall not apply to distributions to be made pursuant to Article 5.10 and Article 5.11.

     9.9 Fractional Securities; Fractional Dollars. Any other provision of this Plan notwithstanding, payments of fractions of shares of New Holding Company Common Stock will not be made and shall be deemed to be zero. Any other provision of this Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent or Servicer shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

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ARTICLE X

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

     10.1 DIP Facility Claim/Plan Investor Claim. On the Effective Date, the DIP Facility Claim and Plan Investor Claim shall be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders and the Plan Investors, or as ordered by the Bankruptcy Court with notice to the Creditors’ Committees, not less than five (5) Business Days prior to the Effective Date, and all obligations (other than contingent indemnity obligations) of the Debtors under the DIP Facility and with respect to the Plan Investor Claim shall be paid in full in Cash on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit or by procuring back-up letters of credit. Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

     10.2 Professional Claims.

                 (a) Final Fee Applications. All final requests for payment of Professional Claims, Key Ordinary Course Professional Claims, and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than the last day of the second full month after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims, Key Ordinary Course Professional Claims, and expenses shall be determined by the Bankruptcy Court.

                 (b) Payment of Interim Amounts. Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals, Key Ordinary Course Professionals, and members of the Statutory Committees for all outstanding amounts payable relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals and Key Ordinary Course Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to the Debtors, counsel for the Statutory Committees, and the United States Trustee. Within forty-five (45) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional.

                 (c) Holdback Amount. On the Effective Date, the Debtors or the Reorganized Debtors shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent shall

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maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims and Key Ordinary Course Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

                 (d) Post-Effective Date Retention. Upon the Effective Date, any requirement that Professionals or Key Ordinary Course Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Key Ordinary Course Professionals in the ordinary course of business.

     10.3 Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the forty-fifth (45th) day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors, the Plan Investors, and the Statutory Committees and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

     10.4 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Article 10.1, Article 10.2 or Article 10.3 of this Plan) must be filed, in substantially the form of the Administrative Claim Request Form attached hereto as Exhibit M, with the Claims Agent and served on counsel for the Debtors and the Plan Investors no later than forty-five (45) days after the Effective Date. Any request for payment of an Administrative Claim pursuant to this Article 10.4 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval, subject to review by the Post-Effective Date Committee. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims/Interests Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim arising in the ordinary course of business as a result of retail merchandise or services provided by trade vendors or service providers which is paid or payable by the Debtors in the ordinary course of business.

ARTICLE XI

KMART CREDITOR TRUST

     11.1 Appointment of Trustee. The Trustee for the Kmart Creditor Trust shall be designated by the Unsecured Creditors’ Committee, subject to the approval of the Bankruptcy Court and the consent of the Debtors and the reasonable consent of the Financial Institutions’ Committee, which

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consent shall not be unreasonably withheld. The Trustee shall be independent of the Debtors and the Reorganized Debtors. The Unsecured Creditors’ Committee shall file a notice on a date that is not less than ten (10) days prior to the Confirmation Hearing designating the Person who it has selected as Trustee and seeking approval of such designation. The Person designated as Trustee shall file an affidavit demonstrating that such Person is disinterested as defined by section 101(14) of the Bankruptcy Code. If approved by the Bankruptcy Court, the Person so designated shall become the Trustee on the Effective Date. The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

     11.2 Transfer of Trust Assets to the Kmart Creditor Trust.

                 (a) On the Effective Date, the Debtors’ Estates shall transfer and shall be deemed to have irrevocably transferred to the Kmart Creditor Trust, for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Debtors or the Reorganized Debtors, the Trust Assets; provided, however, that nothing herein is intended to transfer all or any portion of any Retained Action to the Kmart Creditor Trust.

                 (b) Upon such transfer, the Debtors, the Debtors’ Estates, the Disbursing Agent and the Reorganized Debtors shall have no other further rights or obligations with respect thereto. Notwithstanding the foregoing, the Reorganized Debtors shall make available to the Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to enable the Trustee to perform the Trustee’s tasks under the Trust Agreement and this Plan, and the Debtors and the Reorganized Debtors shall, in furtherance of the Order of the Bankruptcy Court entered on September 4, 2002, permit the Trustee and the Trust Advisory Board reasonable access to information related to the Trust Claims that is reasonably requested by the Trustee, as more specifically set forth in the Trust Agreement; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Reorganized Debtors shall not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in this Article. The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. Any requests for assistance shall not interfere with the Reorganized Debtors’ business operations.

     11.3 The Kmart Creditor Trust.

                 (a) Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit K to this Plan, shall become effective. The Trustee shall accept the Kmart Creditor Trust and sign the Trust Agreement on the Effective Date and the Kmart Creditor Trust will then be deemed created and effective.

                 (b) Interests in the Kmart Creditor Trust shall be uncertificated and shall be non-transferable except upon death of the interest holder or by operation of law. Holders of interests in the Kmart Creditor Trust shall have no voting rights with respect to such interests. The Kmart Creditor Trust shall have a term of three (3) years from the Effective Date, without prejudice to the rights of the Trust Advisory Board to extend such term conditioned upon the Kmart Creditor Trust’s not then becoming subject to the Exchange Act. The terms of the Trust may be amended by the Trustee or the Debtors to the extent necessary to ensure that the Trust will not become subject to the Exchange Act.

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                 (c) The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions therefrom in accordance with the provisions of this Plan and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any Trust Claims. Upon such assignment, the Trustee, on behalf of the Kmart Creditor Trust, will assume and be responsible for any responsibilities, duties, and obligations of the Debtors with respect to the subject matter of the assignments, and the Debtors, the Disbursing Agent, and the Reorganized Debtors will have no further rights or obligations with respect thereto.

                 (d) All costs and expenses associated with the administration of the Kmart Creditor Trust, including those rights, obligations and duties described in this Plan, shall be the responsibility of and paid by the Kmart Creditor Trust. Notwithstanding the preceding sentence, on the Effective Date (or, in the case of clause (iii), promptly following the first anniversary of the Effective Date), the Reorganized Debtors shall contribute the following to the Kmart Creditor Trust to be utilized to pay the costs and expenses associated with the administration of the Kmart Creditor Trust: (i) $5 million, (ii) an amount equal to any funds re-paid to the Debtors prior to the Effective Date on account of loans made pursuant to the 2001 Retention Program (in addition, the Reorganized Debtors shall have a continuing obligation to turn over to the Kmart Creditor Trust any funds re-paid to them subsequent to the Effective Date on account of loans made pursuant to the 2001 Retention Program), and (iii) an additional $5 million only in the event that the Debtors and Reorganized Debtors have not reconciled at least 75% of the Trade Vendor/Lease Rejection Claims on or before the first anniversary of the Effective Date (such percentage to be determined in relation to the Face Amount of proofs of claim filed by Claimholders holding Trade Vendor/Lease Rejection Claims, or if no proof of claim has been filed, as Scheduled, in either case excluding claims arising from rejection of unexpired real property leases).

                 (e) The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the “Trustee Professionals”), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of this Plan including, without limitation, the liquidation and distribution of Trust Assets.

                 (f) For federal income tax purposes, it is intended that the Kmart Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Kmart Creditor Trust.

                 (g) The Trustee shall be responsible for filing all federal, state and local tax returns for the Kmart Creditor Trust. The Trustee shall provide to holders of interests in the Kmart Creditor Trust with copies of annual, audited financial statements, with such copies to be made available on an Internet website to be maintained by the Trustee and notice of which shall be given by the Trustee to such interest holders, unless the Trust Advisory Board determines that maintenance of such website is no longer a cost-effective means of communication of such statements to holders of interests in the Kmart Creditor Trust.

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     11.4 The Trust Advisory Board .

                 (a) The Trust Advisory Board shall be comprised of four (4) members, three (3) of which shall be designated by the Unsecured Creditors’ Committee, and one (1) of which shall be designated by the Financial Institutions’ Committee. The Unsecured Creditors’ Committee and the Financial Institutions’ Committee shall give the Debtors written notice of the identities of such members and file such notice with the Bankruptcy Court on a date that is not less than ten (10) days prior to the Confirmation Hearing; provided, however, that if said Committees fail to file and give such notice, Kmart shall designate the members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Kmart Creditor Trust. Members of the Trust Advisory Board shall be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement shall be payable by the Kmart Creditor Trust.

                 (b) In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

                 (c) Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

                 (d) The Trust Advisory Board shall, by majority vote, approve all settlements of Trust Claims which the Trustee or any member of the Trust Advisory Board may propose, provided, however, that (i) no member of the Trust Advisory Board may cast a vote with respect to any Trust Claim to which it is a party; and (ii) the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee or as otherwise determined by the Trustee.

                 (e) The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in section 345 of the Bankruptcy Code.

                 (f) The Trust Advisory Board may remove the Trustee in its discretion. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee. The successor Trustee shall file an affidavit demonstrating that such Person is disinterested as defined by section 101(14) of the Bankruptcy Code.

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                 (g) Notwithstanding anything to the contrary in this Plan, neither the Trust Advisory Board nor any of its members, designees, counsel, financial advisors or any duly designated agent or representatives of any such party shall be liable for the act, default or misconduct of any other member of the Trust Advisory Board, nor shall any member be liable for anything other than such member’s own gross negligence or willful misconduct. The Trust Advisory Board may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Trust Advisory Board determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Trust Advisory Board, or its members and/or designees.

                 (h) The Trust Advisory Board shall govern its proceedings through the adoption of by-laws, which the Trust Advisory Board may adopt by majority vote. No provision of such by-laws shall supersede any express provision of this Plan or the Trust Agreement.

     11.5 Distributions of Trust Assets. Distributions of the Trust Recoveries to Claimholders and Interestholders in accordance with their interests in the Kmart Creditor Trust as set forth in this Plan shall be made at least semi-annually beginning with a calendar quarter that is not later than the end of the second calendar quarter after the Effective Date; provided, however, that the Trustee shall not be required to make any such semiannual distribution in the event that the aggregate proceeds and income available for distribution to such Claimholders and Interestholders is not sufficient, in the Trustee’s discretion (after consultation with the Trust Advisory Board) to economically distribute monies, and in any case, in connection with any interim (as opposed to final) distribution, the Trustee shall retain at least the amount of funds paid to the Kmart Creditor Trust pursuant to Article 11.3(d)(i) and Article 11.3(d)(ii) of this Plan, provided, further, that with respect to distributions to Interestholders that cannot be economically distributed as aforesaid, the Trustee shall divide such aggregate amount of distributions into $50.00 increments and thereafter make such $50.00 distributions to Interestholders who otherwise were entitled to, but did not receive, a distribution under Article 5.11 and who are randomly selected by the Trustee. The Trustee will make continuing efforts to prosecute or settle the Trust Claims, make timely distributions, and not unduly prolong the duration of the Kmart Creditor Trust.

ARTICLE XII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

     12.1 Revesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders, provided, however, that (i) the Trust Claims shall be transferred to the Kmart Creditor Trust pursuant to Article 11.2 of this Plan and (ii) assets intended to secure the Exit Financing Facility shall be transferred to such Debtors or other entities owned by New Operating Company as is necessary to effect the Exit Financing Facility. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and Confirmation Order.

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     12.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the Effective Date occurring.

     12.3 Compromises and Settlements. In accordance with Article 9.6 of this Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons up to and including the Effective Date, other than Trust Claims. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 12.1 of this Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in this Plan.

     12.4 Release by Debtors of Certain Parties. Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 12.10 of this Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases. The Reorganized Debtors, the Kmart Creditor Trust, and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above. Notwithstanding the foregoing, nothing in this Plan shall be deemed to release any of the Debtors or the Plan Investors or their Affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.

     12.5 Release by Holders of Claims. On the Effective Date, (a) each Person that votes to accept this Plan; and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), that has held, holds or may hold a Claim or Trust Preferred Obligation, in consideration for the

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obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash, New Holding Company Common Stock, and other contracts, instruments, releases, agreements or documents to be delivered in connection with this Plan (each, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Trust Preferred Obligation of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that, (A) this Article 12.5 is subject to and limited by Article 12.10 of this plan; (B) this Article 12.5 shall not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city, or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security; (C) this Article 12.5 shall not waive, impair or release any Claims or Causes of Action, if any, that any Release Obligor may have against any Released Party arising from a Trust Claim; and (D) this Article 12.5 shall not waive, impair or release any Securities Action, including, without limitation, all Subordinated Securities Claims, against any Released Party, if any.

     12.6 Setoffs. Subject to Article 12.10 of this Plan, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

     12.7 Subordination Rights. Except as otherwise specifically provided for in the Plan with respect to the subordination provisions of all documents pertaining to the Trust Preferred Securities, which provisions shall be specifically enforced as provided for in Article V of the Plan, all Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Claimholders or Interestholders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Claimholder or Interestholder by reason of any subordination rights or otherwise, so that each Claimholder and Interestholder shall have and receive the benefit of the distributions in the manner set forth in the Plan.

     12.8 Exculpation and Limitation of Liability. Subject to Article 12.10 of this Plan, the Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees in their capacities as such, the DIP Lenders in their capacities as such, the DIP Agent in its capacity as such, the Plan Investors in their capacities as such, the Prepetition Agent in its capacity as such, the Prepetition Lenders in their capacities as such, any indenture trustee for the Prepetition Notes

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serving after the Petition Date in its/their capacity as such, and any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors’ Chapter 11 Cases, negotiation and filing of this Plan, filing the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. Other than as provided in Article 12.10, no Claimholder or Interestholder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this Article for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan. Notwithstanding the foregoing, nothing in this Plan shall be deemed to release any of the Debtors or the Plan Investors or their Affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.

     12.9 Indemnification Obligations. Subject to Article 12.10 of this Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights shall be released and discharged on and as of the Effective Date except for Continuing Indemnification Rights (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, covenant to maintain directors’ and officers’ insurance providing coverage for those Indemnitees currently covered by such policies for a period of two years after the Effective Date, shall maintain tail coverage under policies in existence as of the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”) and hereby further indemnify such Indemnitees without Continuing Indemnification Rights solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy in an aggregate amount not to exceed $5,000,000; (c) the insurers who issue the Insurance Coverage are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

     12.10 Exclusions and Limitations on Exculpation, Indemnification, and Releases. Notwithstanding anything in this Plan to the contrary, no provision of this Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification or release provision, shall modify,

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release, or otherwise limit the liability of (i) any Person who is, or becomes, the subject of a Trust Claim (to the extent, but only to the extent, related to such Trust Claim), or (ii) any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that is otherwise liable under theories of vicarious or other derivative liability, or (iii) any Person who is, or becomes, the subject of a Securities Action (to the extent, but only to the extent, related to such Securities Action); provided, however, that the Debtors and Reorganized Debtors shall not provide indemnification on account of (i) and (ii) above.

     12.11 Injunction. Subject to Article 12.10 of this Plan, the satisfaction, release, and discharge pursuant to this Article XII shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

ARTICLE XIII

CONDITIONS PRECEDENT

     13.1 Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 13.3 of this Plan:

                 (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance acceptable to the Debtors in their sole and absolute discretion.

                 (b) The Confirmation Order shall be in form and substance acceptable to the Debtors in their sole and absolute discretion.

     13.2 Conditions to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 13.3 of this Plan:

                 (a) The Reorganized Debtors shall have entered into the New Kmart Exit Financing Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                 (b) All conditions precedent to the funding obligations under the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof and the funding under the Investment Agreement shall have occurred.

                 (c) The Reorganized Debtors shall have entered into the Trust Agreement and all documents evidencing the Trade Vendors’ Lien and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

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                 (d) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of this Plan.

                 (e) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                 (f) Each Exhibit, document or agreement to be executed in connection with this Plan shall be in form and substance reasonably acceptable to the Debtors.

     13.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Article 13.1 and Article 13.2 of this Plan may be waived, in whole or in part, by the Debtors, after consultation with the Plan Investors and the Statutory Committees, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE XIV

RETENTION OF JURISDICTION

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan, including, among others, the following matters:

                 (a) to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

                 (b) to adjudicate any and all adversary proceedings, applications and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

                 (c) to adjudicate any and all disputes arising from or relating to the distribution or retention of the New Holding Company Common Stock or other consideration under this Plan;

                 (d) to ensure that distributions to Allowed Claimholders and Allowed Interestholders are accomplished as provided herein;

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                 (e) to hear and determine any and all objections to the allowance or estimation of Claims and Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

                 (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified and/or vacated;

                 (g) to issue orders in aid of execution, implementation, or consummation of this Plan;

                 (h) to consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                 (i) to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

                 (j) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

                 (k) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan or the Confirmation Order including disputes arising under agreements, documents or instruments executed in connection with this Plan;

                 (l) to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;

                 (m) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                 (n) to hear any other matter not inconsistent with the Bankruptcy Code;

                 (o) to hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

                 (p) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Kmart Creditor Trust and the Trade Vendors’ Lien program;

                 (q) to enter a final decree closing the Chapter 11 Cases; and

                 (r) to enforce all orders previously entered by the Bankruptcy Court.

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Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning Retained Actions and Trust Claims and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtors or the Trustee on behalf of the Kmart Creditor Trust chooses to pursue any Retained Action or Trust Claim (as applicable) in another court of competent jurisdiction, the Reorganized Debtors or the Trustee (as applicable) will have authority to bring such action in any other court of competent jurisdiction.

ARTICLE XV

MISCELLANEOUS PROVISIONS

     15.1 Binding Effect. Upon the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interest holders, other parties-in-interest and their respective heirs, successors, and assigns.

     15.2 Modification and Amendments. The Debtors may alter, amend or modify this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing, with the reasonable consent of the Creditors’ Committees and the Plan Investors. The Debtors may alter, amend or modify any Exhibits to this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date after consultation with the Creditors’ Committees. After the Confirmation Date and prior to substantial consummation of this Plan with respect to any Debtor as defined in section 1101(2) of the Bankruptcy Code, any Debtor may, after consultation with the Statutory Committees, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

     15.3 Withholding and Reporting Requirements. In connection with this Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     15.4 Committees. Effective on the Effective Date, the Statutory Committees shall dissolve automatically, whereupon their members, professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases which shall remain in full force and effect according to their terms; applications for Professional Claims; requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases. The Professionals retained by the Statutory Committees and the respective members thereof shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective filed after the Effective

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Date or Date including responding to or otherwise addressing any issues raised by any consultant to the Kmart Joint Fee Review Committee, and for the other duties and responsibilities of the Statutory Committees set forth in this Section (but only to the extent requested by the Debtors). This Section shall apply for all purposes and with respect to all Debtors and their respective Estates under the Plan.

     15.5 Post-Effective Date Committee.

                 (a) On the Effective Date, there shall be formed a Post-Effective Date Committee (the “Post-Effective Date Committee”) with its duties limited to: overseeing the general unsecured claims reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors; formulating with the Reorganized Debtors appropriate procedures for the settlement of claims; overseeing (i) the establishment, (including the determination of the amount of New Holding Company Common Stock to be withheld) and (ii) the maintenance of, the Distribution Reserve; overseeing the distributions to the holders of Prepetition Note Claims and Trade Vendor/Lease Rejection Claims under the Plan; any matter relating to finalization of the Creditor Trust Agreement and the Trade Vendors’ Lien Program, including the filing and perfection of the mortgages granted to the Trade Vendors’ Collateral Agent pursuant to Article 7.13 of the Plan and Exhibit J-1 and Exhibit J-2; responding to any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order; to appear before and be heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and such other matters as may be agreed upon between the Reorganized Debtors and the Post-Effective Date Committee or specified in this Plan. The Post-Effective Date Committee shall consist of four (4) members, with three (3) of such members to be appointed by the Unsecured Creditors’ Committee, and one (1) member to be appointed by the Financial Institutions’ Committee, that may adopt by-laws governing its conduct. For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Post-Effective Date Committee as and when the Reorganized Debtors and the Post-Effective Date Committee may reasonably agree upon. The Post-Effective Date Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Post-Effective Date Committee, including reasonable professional fees, in the ordinary course without further order of the Court.

                 (b) Notwithstanding anything to the contrary in this Plan, neither the Post-Effective Date Committee nor any of its members, designees, counsel, financial advisors or any duly designated agent or representatives of any such party shall be liable for the act, default or misconduct of any other member of the Post-Effective Date Committee, nor shall any member be liable for anything other than such member’s own gross negligence or willful misconduct. The Post-Effective Date Committee may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Post-Effective Date Committee determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Post-Effective Date Committee, or its members and/or designees.

     15.6 Revocation, Withdrawal or Non-Consummation.

                 (a) Right to Revoke or Withdraw. Each of the Debtors reserves the right to revoke or withdraw this Plan with respect to such Debtor at any time prior to the Effective Date.

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                 (b) Effect of Withdrawal, Revocation or Non-Consummation. If any of the Debtors revokes or withdraws this Plan as to such Debtor prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan with respect to such Debtor or Debtors (including the fixing or limiting to an amount certain any Claim or Class of Claims with respect to such Debtor or Debtors, the effect of substantive consolidation, or the allocation of the distributions to be made hereunder), the assumption or rejection of executory contracts or leases effected by this Plan with respect to such Debtor or Debtors, and any document or agreement executed pursuant to this Plan with respect to such Debtor or Debtors shall be null and void as to such Debtor or Debtors. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against such Debtor or Debtors or any other Person, to prejudice in any manner the rights of any such Debtor or Debtors, the holder of a Claim or Interest, or any Person in any further proceedings involving such Debtor or Debtors or to constitute an admission of any sort by the Debtors or any other Person.

     15.7 Authorization/Consent of Creditors’ Constituencies. Notwithstanding anything in this Plan to the contrary, the obligation of the Debtors to consult with or obtain the consent or approval of any of the Statutory Committees as may be called for in any provision of this Plan shall not be required (unless otherwise provided in the Bankruptcy Code) until such time as such Statutory Committee has publicly announced its irrevocable support for the Plan by (i) communication to the Claimholders in Classes 4 and 5 in the cases of the Creditors’ Committees; and (ii) communication in writing to the Interestholders in Class 11 in the case of the Equity Committee.

     15.8 Notices. Any notice required or permitted to be provided to the Debtors, Statutory Committees, Prepetition Lenders, or the Plan Investors, shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Debtors:		If to the Unsecured Creditors’ Committee:

Kmart Corporation		Otterbourg, Steindler, Houston & Rosen P.C.
3100 West Big Beaver Road		230 Park Avenue
Troy, Michigan 48084		New York, New York 10169
Attention:	General Counsel	Attention:	Glenn B. Rice, Esq.
Scott L. Hazan, Esq.

with a copy to:		If to the Financial Institutions’ Committee:

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Skadden, Arps, Slate, Meagher &		Jones Day
Flom (Illinois)		901 Lakeside Avenue
333 West Wacker Drive, Suite 2100		Cleveland, Ohio 44114-1190
Chicago, Illinois 60606-1285		Attention: Richard M. Cieri, Esq.
Attention: John Wm. Butler, Jr., Esq.
J. Eric Ivester, Esq.		and

If to the Equity Committee:		Jones Day
77 West Wacker Drive
Goldberg, Kohn, Bell, Black,		Chicago, Illinois 60601
Rosenbloom & Moritz, Ltd.	Attention:	Paul E. Harner, Esq.
55 East Monroe Street		Ray C. Schrock, Esq.
Suite 3700
Chicago, Illinois 60603
Attention: Randall L. Klein, Esq.

If to the Prepetition Agent:		If to the Plan Investors

Simpson Thacher & Bartlett		Wachtell, Lipton, Rosen & Katz
425 Lexington Avenue		51 West 52nd Street
New York, New York 10017		New York, New York 10019
Attention: Peter V. Pantaleo, Esq.		Attention: Scott K. Charles, Esq.

     15.9 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     15.10 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Michigan shall govern the construction and implementation of this Plan, any agreements, documents and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control), and, with respect to Debtors incorporated in Michigan, corporate governance matters. Corporate governance matters relating to Debtors not incorporated in Michigan shall be governed by the laws of the state of incorporation of the applicable Debtor.

     15.11 No Waiver or Estoppel. Upon the Effective Date, each Claimholder or Interest holder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Statutory Committees and/or their counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement or papers filed with the Bankruptcy Court.

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     15.12 Conflicts. In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of the Plan shall govern.

Dated: February 25, 2003 Chicago, Illinois	Respectfully submitted,
KMART CORPORATION AND THE
DEBTOR AFFILIATES

	By:	/s/ Julian C. Day

Julian C. Day
Chief Executive Officer of Kmart Corporation
and authorized signatory for each of the other Debtors

John Wm. Butler, Jr.
J. Eric Ivester
Mark A. McDermott
Samuel S. Ory
SKADDEN, ARPS, SLATE, MEAGHER
   & FLOM (ILLINOIS)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
(312) 407-0700

ATTORNEYS FOR KMART CORPORATION
AND THE DEBTOR AFFILIATES

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EXHIBIT A

FORM OF ARTICLES OF INCORPORATION
AND BY-LAWS OF NEW HOLDING COMPANY

EXHIBIT B

FORM OF ARTICLES OF INCORPORATION
AND BY-LAWS OF NEW OPERATING COMPANY

EXHIBIT C

FORM OF CERTIFICATE OF INCORPORATION
AND BY-LAWS OF OTHER REORGANIZED DEBTORS

EXHIBIT D-1

EXIT FINANCING FACILITY COMMITMENT LETTER

EXHIBIT D-2

EXIT FINANCING FACILITY AGREEMENT

EXHIBIT E

INVESTMENT AGREEMENT

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT G

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT H

RESTRUCTURING TRANSACTION NOTICE

EXHIBIT I

CORPORATE STRUCTURE OF REORGANIZED DEBTORS

EXHIBIT J-1

TRADE VENDORS’ LIEN PROGRAM TERM SHEET

EXHIBIT J-2

TRADE VENDORS’ LIEN PROGRAM DOCUMENTS

EXHIBIT K

FORM OF KMART CREDITOR TRUST AGREEMENT

EXHIBIT L-1

LIST OF REJECTED INTERCOMPANY EXECUTORY CONTRACTS
AND INTERCOMPANY UNEXPIRED LEASES

EXHIBIT L-2

LIST OF ASSUMED EMPLOYEE-RELATED AGREEMENTS

EXHIBIT L-3

LIST OF ASSUMED OTHER EXECUTORY CONTRACTS AND UNEXPIRED LEASES

EXHIBIT M

ADMINISTRATIVE CLAIM REQUEST FORM

EXHIBIT B

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:	)	Case No. 02-B02474
	)	(Jointly Administered)
KMART CORPORATION, et al.,	)	Chapter 11
	)	Hon. Susan Pierson Sonderby
)
Debtors	)

NOTICE REGARDING (A) ENTRY OF ORDER CONFIRMING
THE FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF KMART CORPORATION AND ITS AFFILIATED DEBTORS
AND DEBTORS-IN-POSSESSION, (B) OCCURRENCE OF EFFECTIVE
DATE AND (C) NOTICE OF THE ADMINISTRATIVE BAR DATE

     1.     Confirmation of the Plan. On April      , 2003, the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the First Amended Joint Plan of Reorganization of Kmart Corporation and Its Affiliated Debtors and Debtors-in-Possession, as modified, dated February 25, 2003 (the “Plan”), in the chapter 11 cases of the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”). Unless otherwise defined in this Notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order.

     2.     Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the Effective Date occurring.

     3.     Releases by Debtors and Debtors-in-Possession. Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 12.10 of the Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases. The Reorganized Debtors, the Kmart Creditor Trust, and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above. Notwithstanding the foregoing, nothing in the Plan shall be deemed to release any of the Debtors or the Plan Investors or their Affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.

     4.     Releases by Holders of Claims and Interests. On the Effective Date, (a) each Person that votes to accept this Plan; and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), that has held, holds or may hold a Claim or Trust Preferred Obligation, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash, New Holding Company Common Stock, and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan (each, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Claim or Cause of Action existing as of

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the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Trust Preferred Obligation of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that, (A) Article 12.5 of the Plan is subject to and limited by Article 12.10 of the Plan; (B) Article 12.5 of the Plan shall not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city, or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security; (C) Article 12.5 of the Plan shall not waive, impair or release any Claims or Causes of Action, if any, that any Release Obligor may have against any Released Party arising from a Trust Claim; and (D) Article 12.5 of the Plan shall not waive, impair or release any Securities Action, including, without limitation, all Subordinated Securities Claims against any Released Party, if any.

     5.     Injunction. Subject to Article 12.10 of the Plan, the satisfaction, release, and discharge pursuant to Article XII of the Plan shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

     6.     Executory Contracts and Unexpired Leases to be Rejected. Pursuant to Article 8.1 of the Plan, section 365 of the Bankruptcy Code and the Confirmation Order, the Debtors rejected, as of the Effective Date: (a) each Intercompany Executory Contract or Intercompany Unexpired Lease that (i) has been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on the schedule of rejected Intercompany Executory Contracts and Intercompany Unexpired Lease on Plan Exhibit L-1, or (iv) is otherwise rejected pursuant to the terms of the Plan; (b) each Employee-Related Agreement that (i) has not been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is not the subject of a motion to assume pending on or before the Effective Date, (iii) is not listed on the schedule of assumed Employee-Related Agreements on Plan Exhibit L-

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2, or (iv) is not otherwise assumed pursuant to the terms of this Plan; and (c) each Other Executory Contract or Unexpired Lease that (i) has not been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is not the subject of a motion to assume pending on or before the Effective Date, (iii) is not listed on the schedule of assumed Other Executory Contracts or Unexpired Leases on Plan Exhibit L-3, or (iv) is not otherwise assumed pursuant to the terms of this Plan. Copies of such Plan Exhibits may be obtained at the requesting parties’ expense, upon written request, from the Debtors’ Claims Agent, Trumbull Services Company, LLC, P.O. Box 426, Windsor, CT 06095, Attn: Kmart Corporation, et. al. or from the official document service provider, Landmark Document Services, 308 West Randolph Street, Suite 500, Chicago, IL 60606, Tel: (312) 845-1000, Fax: (312) 726-9027. If the Contract(s) and/or Lease(s) to which you are a party are rejected, and such rejection gives rise to any claims against the Debtors, you must file a proof of claim in accordance with the procedures set forth in section 7(e) below.

     7.     Bar Dates.

a. Except as otherwise provided below, unless previously filed, requests for payment of Administrative Claims must be filed in substantially the form of the Administrative Claim Request Form on Plan Exhibit M with the Claims Agent and served on: (i) the undersigned counsel to the Debtors at the address listed below; and (ii) counsel to the Plan Investors: Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Scott K. Charles, Esq. and Weil, Gotshal & Manges, 767 Fifth Avenue, New York, NY 10153, Attn: Eric L. Schondorf, no later than forty-five (45) days after the Effective Date. Any request for payment of an Administrative Claim pursuant to Article 10.4 of the Plan that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval, subject to review by the Post-Effective Date Committee. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims/Interests Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.

b. All final requests for payment of Professional Claims, Key Ordinary Course Professional Claims, and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than the last day of the second full month after the Effective Date. After notice and a hearing in accordance

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with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims, Key Ordinary Course Professional Claims, and expenses shall be determined by the Bankruptcy Court. Upon the Effective Date, any requirement that Professionals or Key Ordinary Course Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Key Ordinary Course Professionals in the ordinary course of business.

c. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the forty-fifth (45th) day after the Effective Date (the “503 Deadline”), and serve such application on: (i) the undersigned counsel to the Debtors at the address listed below; (ii) counsel to the Official Unsecured Creditors’ Committee: Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York 10169, Attn: Glenn B. Rice, Esq. and Scott L. Hazan, Esq., and Winston & Strawn, 35 West Wacker Drive, Chicago, IL 60601-9703, Attn: Matthew J. Botica, Esq.; (iii) counsel to the Official Financial Institutions’ Committee: Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44144-1190, Attn: Richard M. Cieri, Esq. and Jones, Day, Reavis & Pogue, 77 West Wacker Drive, Chicago, Illinois 60601-1692, Attn: Paul E. Harner, Esq.; (iv) counsel to the Official Committee of Equityholders: Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3700, Chicago, Illinois 60603, Attn: Randall L. Klein, Esq.; and (v) counsel to the Plan Investors: Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Scott K. Charles, Esq. and Weil, Gotshal & Manges, 767 Fifth Avenue, New York, NY 10153, Attn: Eric L. Schondorf and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

d. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim arising in the ordinary course of business as a result of retail merchandise or services provided by trade vendors or service providers which is paid or payable by the Debtors in the ordinary course of business.

e. Bar Date for Proofs of Claim. If the rejection by the Debtors (pursuant to the Plan or otherwise) of an Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory

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Contract or Unexpired Lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Plan Investors, or such entities’ properties unless a proof of claim is filed with the Claims Agent and the Post-Effective Date Committee and served upon: (i) the undersigned counsel to the Debtors at the address listed below; (ii) counsel to the Official Unsecured Creditors’ Committee: Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York 10169, Attn: Glenn B. Rice, Esq. and Scott L. Hazan, Esq., and Winston & Strawn, 35 West Wacker Drive, Chicago, IL 60601-9703, Attn: Matthew J. Botica, Esq.; (iii) counsel to the Official Financial Institutions’ Committee: Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44144-1190, Attn: Richard M. Cieri, Esq. and Jones, Day, Reavis & Pogue, 77 West Wacker Drive, Chicago, Illinois 60601-1692, Attn: Paul E. Harner, Esq.; and (iv) counsel to the Plan Investors: Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Scott K. Charles, Esq. and Weil, Gotshal & Manges, 767 Fifth Avenue, New York, NY 10153, Attn: Eric L. Schondorf within thirty (30) days after service of the later of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

     8.     Effective Date. On      , 2003, the Effective Date of the Plan occurred.

     9.     Administrative Bar Date. Pursuant to 7(a) of this Notice and Article 10.4 of the Plan, all requests for payment of Administrative Claims must be filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than June      , 2003.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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Dated: Chicago, Illinois April , 2003	Respectfully submitted, KMART CORPORATION, et al.,

By:
John Wm. Butler, Jr. (ARDC No. 06209373)
J. Eric Ivester (ARDC No. 06215581)
Mark A. McDermott (ARDC No. 06209460)
SKADDEN, ARPS, SLATE,
   MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
(312) 407-0501

Attorneys for the Debtors and
Debtors-in-Possession

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